   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1998.


                                                      REGISTRATION NO. 333-45457
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             AMSCAN HOLDINGS, INC.*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                            5110                           13-3911462
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-2020
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        COPIES OF ALL COMMUNICATION TO:

                 JAMES M. HARRISON
                     PRESIDENT                                  MITCHELL S. PRESSER, ESQ.
               AMSCAN HOLDINGS, INC.                         WACHTELL, LIPTON, ROSEN & KATZ
                80 GRASSLANDS ROAD                                 51 WEST 52ND STREET
             ELMSFORD, NEW YORK 10523                           NEW YORK, NEW YORK 10019
                  (914) 345-2020                                     (212) 403-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
                       NUMBER,
    INCLUDING AREA CODE, OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Exchange Offer referred to herein.

                            ------------------------


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]


                            ------------------------

     THE REGISTRANTS HEREBY AMEND THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                       * TABLE OF ADDITIONAL REGISTRANTS

                                                                       PRIMARY
                                                                       STANDARD
                                                                       INDUSTRY      I.R.S EMPLOYER
        NAME, ADDRESS AND           STATE OR OTHER JURISDICTION OF  CLASSIFICATION   IDENTIFICATION
         TELEPHONE NUMBER           INCORPORATION OR ORGANIZATION       NUMBER           NUMBER
----------------------------------  ------------------------------  --------------   ---------------
Amscan Inc. ......................  New York                              5110            13-1771359
Trisar, Inc. .....................  California                            5110            95-3420659
Am-Source, Inc. ..................  Rhode Island                          5110            05-0471630
SSY Realty Corp. .................  New York                              6519            13-3500756
JCS Realty Corp. .................  New York                              6519            13-3431738

---------------
* The address of these additional registrants is 80 Grasslands Road, Elmsford, New York 10523. Their telephone number is (914) 345-2020.

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of an aggregate principal amount of $110,000,000 of 9 7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") of Amscan Holdings, Inc. ("Amscan" or the "Company"), which will have been registered under the Securities Act pursuant to a Registration Statement of which this Prospectus is a part, that may be exchanged for equal principal amounts of Amscan's outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Notes") (the "Exchange Offer"). This Registration Statement also covers the registration of the Exchange Notes for resale by Goldman, Sachs & Co. in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this Explanatory Note. Following the Exchange Offer Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk Factors -- Trading Market for the Exchange Notes" to be used in lieu of the section entitled "Risk Factors -- Lack of Public Market for the Exchange Notes," a new section entitled "Use of Proceeds" and an alternate section entitled "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus: "Prospectus
Summary -- The Note Offering" and "-- The Exchange Offer," "Risk
Factors -- Exchange Offer Procedures" and "-- Restrictions on Transfer," "The Exchange Offer," and "Certain Federal Income Tax Consequences of the Exchange Offer". All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1998


[AMSCAN LOGO]

                               OFFER TO EXCHANGE

                                      ITS
                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                        ($110,000,000 PRINCIPAL AMOUNT)
                           FOR ALL OF ITS OUTSTANDING
                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                  ($110,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                             AMSCAN HOLDINGS, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME

                      ON MARCH  _ , 1998, UNLESS EXTENDED.


    Amscan Holdings, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $110,000,000 of its 9 7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Notes"), in integral multiples of $1,000. The Exchange Notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by certain of the Company's Subsidiaries (the "Guarantors"). The Exchange Notes will be senior subordinated unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act and (ii) holders of Exchange Notes will not be entitled to certain rights of holders under the Exchange and Registration Rights Agreement of the Company dated as of December 19, 1997 (the "Registration Rights Agreement").

    The Exchange Notes will be general, unsecured obligations of the Company, will be subordinated in right of payment to all Senior Debt of the Company, will rank pari passu with all senior subordinated debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company, if any. The claims of Holders of the Exchange Notes will be effectively subordinated to the Senior Debt, which, as of September 30, 1997, on a pro forma basis giving effect to the Transaction and the Transaction Financings would have been approximately $128 million, $117 million of which would have been fully secured borrowings under the Bank Credit Agreement. The claims of Holders will be effectively subordinated to the indebtedness and other liabilities of the Company's Non-Guarantor Subsidiaries through which the Company conducts a portion of its operations, which indebtedness and other liabilities were approximately $3 million as of September 30, 1997. See "The Transaction" and "Capitalization".
                             ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT
    SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER.
                             ---------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

               The date of this Prospectus is February  _ , 1998


                                             (Cover text continued on next page)

     The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of December 19, 1997 (the "Indenture"), among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). See "Description of Exchange Notes". There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.


     The Company will accept for exchange any and all Notes validly tendered or
prior to 5:00 p.m. New York City time, on March   , 1998, unless the Exchange
Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. IBJ Schroder Bank & Trust Company will act as Exchange Agent with respect to the Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


     The Notes were sold by the Company on December 19, 1997 in transactions not registered under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act. A portion of the Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. The remainder of the Notes were resold outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer".

     The Exchange Notes will bear interest from December 19, 1997, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined herein) to which interest on such Notes has been paid), at a rate equal to 9 7/8% per annum. Interest on the Exchange Notes will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998. The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Exchange Notes".

     In addition, at any time prior to December 15, 2000, up to an aggregate of 35% of the principal amount of Exchange Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company at a price of 109.875% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $65.0 million in aggregate principal amount of Notes and Exchange Notes remains outstanding immediately after each such redemption. At any time on or prior to December 15, 2002 the Exchange Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest, if any, to the date of redemption. If the Company does not redeem the Exchange Notes upon a Change of Control, the Company will be obligated to make an offer to purchase the Exchange Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Exchange Notes".

     The Exchange Offer is being made in reliance on certain no-action positions that have been published by the staff of the Securities and Exchange Commission (the "Commission"), which require each tendering noteholder to represent that it acquired the Notes in the ordinary course of its business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of Exchange Notes that they receive in the Exchange Offer. See "Prospectus Summary -- The Note Offering -- The Exchange Offer".

     The Company does not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading in any automated quotation system. Goldman, Sachs & Co. ("Goldman Sachs") has advised the Company that it intends to make a market in the Exchange Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the Exchange Notes.

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE".

     The Exchange Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for Exchange Notes in certificated form. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes only on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book-Entry, Delivery and Form".
                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


     UNTIL MAY   , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is presently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The Company makes its filings with the Commission electronically. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at ,http://www.sec.gov..

     As a result of the offering of the Exchange Notes, each of the Guarantors will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission on its own behalf or, in the case of the Guarantors, by including information regarding the Guarantors in the Company's periodic reports. In addition, the Company will send to each holder of Exchange Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes or Exchange Notes as if it were subject to such periodic reporting requirements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Amscan Holdings, Inc. ("Amscan" or the "Company") designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden.

     The Company currently offers over 250 product ensembles, generally containing 30 to 150 coordinated items. These ensembles comprise a wide variety of products to accessorize a party including matching invitations, tableware, decorations, party favors and thank-you cards. The Company designs, manufactures and markets party goods for a wide variety of occasions including seasonal holidays, special events and themed celebrations. The Company's seasonal ensembles enliven holiday parties throughout the year including New Year's, Valentine's Day, St. Patrick's Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. The Company's special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, baby and bridal showers and anniversaries, while its theme-oriented ensembles include Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties.

     In addition to its long-standing relationships with independent card and gift retailers, the Company is a leading supplier to the party superstore distribution channel. Party goods superstores are growing rapidly by providing consumers with a one-stop source for all of their party needs, generally at discounted prices. The retail party goods business has historically been fragmented among independent stores and drug, discount or department store chains. However, according to industry analysts, there has been a significant shift of sales since 1990 to the party goods superstore channel.

     Company sales to superstores represented approximately 44% of total sales in 1996. While the number of party superstores that Amscan supplies has grown at a compound annual growth rate ("CAGR") in excess of 20% from 1993 to 1996, the Company's sales to superstores have grown by a 47% CAGR during the same period. With Amscan products occupying an increasing share of superstore shelf space in many product categories, Amscan believes it is well positioned to take advantage of continued growth in the party superstore channel.

     Amscan's sales and cash flows have grown substantially over the past five years. From 1991 to 1996, sales and Adjusted EBITDA (adjusted for non-recurring items relating to the IPO, other income or expenses, and minority interests) have grown at compound annual rates of 20% and 28%, respectively. During the same period, Adjusted EBITDA margins increased from approximately 14% to 20% due in part to the Company achieving greater economies of scale in manufacturing and distribution, and significantly reducing selling expenses as a percentage of sales. Sales and Adjusted EBITDA for the twelve months ended September 30, 1997 were approximately $207 million and $42 million, respectively, representing an Adjusted EBITDA margin of approximately 20%.

                         PARTY GOODS INDUSTRY OVERVIEW

     According to industry analyst reports, the U.S. decorative party goods industry (including tableware, accessories and novelties) generated approximately $3.5 billion in retail sales in 1996 and has grown approximately 10% annually over the past several years. The Company believes this growth is driven by several factors including favorable demographics and consumer spending patterns, the emergence of the party superstore channel and growth in the number of party events celebrated and party products available to consumers.

     The Company believes that demographic trends favor continued growth in decorative party goods sales. According to the United States Bureau of the Census ("The Census Bureau"), between 1997 and 2005, population in the 10-19 year old age bracket is expected to increase by approximately 10%, and population in the 20-24 year old age bracket is expected to increase by approximately 15%. This suggests an increase in celebrations revolving around teenagers and young adults including confirmations, bar mitzvahs, graduations and bridal and baby showers. In addition, the 45-54 year old age bracket is expected to increase by over 20% by 2005. According to The Census Bureau and the United States Bureau of Labor Statistics, this population segment enjoyed the highest median household income and spent the most money on entertainment in 1995. The Company believes that this population segment is a key buying group of party goods for children and grandchildren, as well as products for adult milestone events including birthdays, anniversaries and retirements.

     Another factor contributing to growth in the decorative party goods industry has been the emergence of party goods superstores which, according to industry analysts, are poised for expansion as national penetration continues. The Company believes that superstores are popular among consumers because of the large variety of merchandise and substantial discounts they offer. Industry analysts report that, over the past several years, the marketplace has begun to accept a move toward the party goods superstore merchandising concept, similar to earlier merchandising shifts in such product categories as toys, office supplies, home furnishings and home improvements.

     The Company believes that party goods sales volumes have also increased, in part, as a result of:

     - the creation of new product ensembles both in response to consumer demand and as a means of stimulating customer purchases;

     - the broadening of product lines through the addition of new items and new accessories within ensembles;

     - larger retail environments allowing retailers to employ marketing techniques which result in increased average sales per customer; and

     - the celebration of an increased number of party themes and events, such as Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties.

     The Company believes that by introducing products for new types of celebrations, offering multiple product ensembles for individual celebrations (such as multiple Halloween or birthday ensembles) and increasing the number of "add-on" accessories, party goods suppliers have increased the frequency and volume of consumer purchases of decorative party goods.

COMPETITIVE STRENGTHS

     Leading Supplier to the High Growth and High Volume Party Goods Superstore Channel. In addition to its long-standing base of business with independent card and party retailers, the Company believes that its products account for an increasing portion of the retail sales by major superstore chains, including Party City Corporation ("Party City"), Party Stores Holdings, Inc. ("Party Stores Holdings"), Big Party Corporation, The Paper Factory, The Half-Off Card Shop,

Paper Warehouse Inc., and Factory Card Outlet Corp. Approximately 44% of the Company's sales were generated from superstores last year, and based on indications from these chains that they intend to continue to expand nationwide, the Company expects that sales to this segment will continue to grow significantly.

     Single Source Supplier of Decorative Party Goods. The Company provides one of the most extensive product lines of decorative party goods in the industry, serving a wide variety of occasions. Amscan produces over 250 different ensembles, generally containing 30 to 150 coordinated SKUs within each ensemble. With 14,000 stock keeping units ("SKUs"), the Company is a one-stop shopping, single-source supplier to retailers of decorative party goods. The Company believes this breadth of product line provides enough variety that competing retailers can each purchase Amscan products and still differentiate themselves by the product they market to the end consumer.

     Strong Customer Relationships. The Company has built strong relationships with its customer base which operates more than 20,000 retail outlets. The Company strives to provide superior service and, by involving retailers in product development and marketing, seeks to become a strategic partner to its customers.

     Product Design Leadership. The Company believes one of its strengths is its leadership in creating innovative designs and party items. The Company believes its product designs have a level of color, complexity and style that are attractive to consumers and difficult to replicate. The Company offers coordinated accessories and novelties which, the Company believes, complement its tableware designs, enhancing the appeal of its tableware products and encouraging "add on" impulse purchases.

     Strong and Committed Management Team. The Company's management team has built the business into an industry leader with integrated design, manufacturing, and distribution capabilities. Current management has been instrumental in building the Company's strong industry position and in the Company achieving a 28% CAGR in Adjusted EBITDA since 1991. The management team and other key employees committed $6.4 million (including restricted stock grants) to the Transaction.

                               OPERATIONAL REVIEW

     - Design. Amscan's design staff of approximately 70 people develops and manages the Company's broad line of party goods and keeps the product line contemporary and fresh by introducing new ensembles each year. For example, the Company introduced approximately 50 new ensembles for 1997.

     - Manufactured Products. The Company is a vertically integrated manufacturer enabling it to better control costs, monitor quality, manage inventory and respond quickly to customer needs. The Company's state-of-the-art facilities in New York, Kentucky, Rhode Island and California manufacture paper and plastic plates, napkins, cups and other products. These products constitute approximately 50% of the Company's net sales. Over the past five years, the Company has purchased or leased new plant and equipment having an aggregate value of approximately $47 million to support expansion and provide for future growth. Consequently, the Company believes it is able to expand production by utilizing its current facilities and equipment.

     - Purchased Products. The Company sources approximately 50% of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has long-standing relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and prices of the products manufactured by these suppliers provide a significant competitive advantage.

       The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.

     - Sales and Distribution. Amscan's sales and distribution capabilities are designed to provide a high level of customer service. A domestic direct employee sales force of approximately 60 professionals services over 5,000 retail accounts. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces three catalogues annually, two for seasonal products and one for everyday products. Products are shipped from the Company's distribution centers using computer assisted systems that permit the Company to receive and fill customer orders efficiently and quickly.

                                COMPANY STRATEGY

     Amscan seeks to become the primary source for consumers' party goods requirements. The key elements of the Company's strategy are as follows:

     - Strengthen Position as a Leading Provider to Party Superstores. The Company offers convenient "one-stop shopping" for large superstore buyers and seeks to increase its proportionate share of sales volume and shelf space in the superstores.

     - Offer the Broadest and Deepest Product Line in the Industry. The Company strives to offer the broadest and deepest product line in the industry. Amscan helps retailers boost average purchase volume per consumer through coordinated ensembles that promote "add on" purchases.

     - Diversify Distribution Channels, Product Offering and Geographic Presence. Amscan will seek, through internal growth and acquisitions, to expand its distribution capabilities internationally, increase its presence in additional retail channels and further broaden and deepen its product line.

     - Provide Superior Customer Service. The Company strives to achieve high average fill rates in excess of 95% and ensure short turnaround times.

     - Maintain Product Design Leadership. Amscan will continue investing in art and design to support a steady supply of fresh ideas and create complex, unique ensembles that appeal to consumers and are difficult to replicate.

     -  Maintain State-of-the-Art Manufacturing and Distribution
       Technology. Amscan intends to maintain technologically advanced production and distribution systems in order to enhance product quality, manufacturing efficiency, cost control and customer satisfaction.

     - Pursue Attractive Acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities and the Company intends to pursue acquisition opportunities aggressively.

                          GS CAPITAL PARTNERS II, L.P.

     GS Capital Partners II, L.P. ("GSCP II") and its affiliated investment funds (together with GSCP II, "GSCP") are the primary vehicles of The Goldman Sachs Group, L.P. ("The Goldman Sachs Group"), for making privately negotiated equity and equity-related investments in non-real estate transactions. GSCP II was formed in May 1995 with total committed capital of $1.75 billion,

$300 million of which was committed by The Goldman Sachs Group, with the remainder committed by institutional and individual investors.

     Since 1982, The Goldman Sachs Group, directly or through investment partnerships that it manages, has invested more than $3.7 billion in a diversified portfolio of over 175 long-term principal investments.

     GSCP has invested approximately $61.9 million in the Transaction, representing approximately 82.5% of the total equity investment.

                                THE TRANSACTION

     Pursuant to an Agreement and Plan of Merger (the "Transaction Agreement"), dated as of August 10, 1997, by and between the Company and Confetti Acquisition, Inc. ("MergerCo"), a Delaware corporation affiliated with GSCP, on December 19, 1997 (the "Effective Time"), MergerCo was merged with and into the Company (the "Transaction"), with the Company as the surviving corporation. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by MergerCo) were converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (A) $16.50 in cash (the "Cash Consideration") or (B) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder (the "Mixed Consideration"), with fractional shares of Company Common Stock paid in cash. (Together, the Cash Consideration and the Mixed Consideration comprised the "Transaction Consideration".) The Estate of John A. Svenningsen (the "Estate"), which owned approximately 72% of the outstanding Company Common Stock immediately prior to the Effective Time, elected to retain almost 10% of the outstanding shares of Company Common Stock. No stockholder other than the Estate elected to retain shares. Also pursuant to the Transaction Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of MergerCo ("MergerCo Common Stock"), was converted into an equal number of shares of Company Common Stock as surviving corporation in the Transaction. Pursuant to certain employment arrangements, certain employees of the Company purchased an aggregate of 10 shares of Company Common Stock following the Effective Time. Accordingly, in the Transaction the 825 shares of MergerCo Common Stock owned by GSCP immediately prior to the Effective Time were converted into 825 shares of Company Common Stock, representing approximately 81.7% of the 1,010 issued and outstanding shares of the Company immediately following the Effective Time.

     The following table sets forth the sources and uses of cash related to the
Transaction:

                                                                           (DOLLARS IN THOUSANDS)
SOURCES OF CASH
Term Loan.............................................................            $117,000
Senior Subordinated Notes.............................................             110,000
                                                                                  --------
     Total debt.......................................................             227,000
GSCP equity contribution(a)...........................................              61,875
                                                                                  --------
          Total.......................................................            $288,875
                                                                                  ========
USES OF CASH
Purchase equity in the Transaction....................................            $235,916
Redeem Company Stock Options..........................................               1,901
Repay certain existing debt(b)........................................              23,908
Debt retirement costs.................................................               1,010
Transaction costs.....................................................              17,152
Cash for working capital purposes.....................................               8,988
                                                                                  --------
          Total.......................................................            $288,875
                                                                                  ========

---------------

(a) In addition to the GSCP equity contribution, certain employees have made an equity investment in the Company totaling $6.4 million (including restricted stock grants and $0.8 million contributed by certain employees immediately following consummation of the Transaction) and the Estate has retained an interest in the Company of $7.5 million, together constituting $13.9 million valued at the price per share paid by GSCP.

(b) Excludes existing mortgages on real property owned by Subsidiaries of the Company in the amount of approximately $5.9 million, capital lease obligations of approximately $4.6 million, and borrowings under a revolving credit agreement of a Non-Guarantor Subsidiary of approximately $0.6 million each as of December 19, 1997. All other outstanding debt of the Company was extinguished at or prior to the completion of the Transaction.

     The senior debt portion of the financing for the Transaction was provided pursuant to a credit agreement (the "Bank Credit Agreement") with Goldman Sachs Credit Partners L.P. ("GS Credit Partners") and certain other lenders. In connection with such financing, Goldman Sachs acted as Syndication Agent, Documentation Agent and Arranger, and Fleet National Bank ("Fleet") is acting as Administrative Agent. See "Description of Senior Debt" and "Certain Transactions". The senior debt financing and the financing provided by the Note Offering is referred to as the "Transaction Financings".

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company as of September 30, 1997, and on a pro forma basis to give effect to the Transaction, including the Transaction Financings and the application of the proceeds therefrom, as if they had occurred on September 30, 1997. See "Use of Proceeds". The information set forth below should be read in conjunction with the Company's Transaction Pro Forma Consolidated Financial Data, the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                        AS OF SEPTEMBER 30, 1997
                                                                      ----------------------------
                                                                                       TRANSACTION
                                                                      HISTORICAL        PRO FORMA
                                                                      ----------       -----------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................................    $     684        $   3,975
Total debt (including current portion)
  Revolving Credit Facility(1).....................................    $      --        $      --
  Term Loan........................................................           --          117,000
  Existing revolving credit facility...............................        9,550               --
  Senior Subordinated Notes........................................           --          110,000
  Mortgages........................................................        6,072            6,072
  Capital leases and other.........................................       24,782            4,727
                                                                       ---------        ---------
     Total debt....................................................       40,404          237,799
Stockholders' equity (deficit)(2)..................................       89,002          (95,288)
                                                                       ---------        ---------
  Total capitalization.............................................    $ 129,406        $ 142,511
                                                                       =========        =========

---------------

(1) The Company has the ability to borrow up to $50 million pursuant to its Revolving Credit Facility. The Revolving Credit Facility is available to the Company for working capital purposes and acquisitions, subject to certain limitations and restrictions. See "Description of Senior Debt".

(2) Upon completion of the Transaction, the Company had a negative net worth for accounting purposes. In the Transaction, GSCP paid $61.9 million for approximately 82.5% of the Company Common Stock. In addition, certain employees of the Company acquired and the Estate retained approximately 7.5% and almost 10%, respectively, of the Company Common Stock which, based upon the price per share paid by GSCP, has an aggregate value of approximately $13.1 million. Combined with GSCP's payment of $61.9 million, these holdings have an aggregate value of approximately $75.0 million.

                               THE NOTE OFFERING

THE NOTES..................  The Notes were sold by the Company on December 19,
                             1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in transactions outside the United States in reliance on Regulation S under the Securities Act (the "Note Offering").

REGISTRATION RIGHTS
  AGREEMENT................  In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which grants holders ("Holders") of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $110,000,000 aggregate principal amount of 9 7/8%
                             Senior Subordinated Notes due December 15, 2007.

THE EXCHANGE OFFER.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $110,000,000 principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.


                             Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 195 days after the Registration Statement is declared effective, it will make this

                             Prospectus available to any broker-dealer for use in connection with any such resale.


                             Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.



                             The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will take such actions it deems necessary or advisable to register or qualify the Exchange Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and to enable the offer and sale in such jurisdiction of the Exchange Notes.



EXPIRATION DATE............  5:00 p.m., New York City time, on March   , 1998,
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


INTEREST ON THE EXCHANGE
  NOTES AND THE NOTES......  The Exchange Notes will bear interest from December
                             19, 1997, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined below in the Summary of Terms of Exchange Notes) to which interest on such Notes has been paid). Accordingly, Holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date.

CONDITIONS TO THE EXCHANGE
  OFFER....................  Notwithstanding any other term of the Exchange
                             Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if: (a) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby. See "The Exchange Offer -- Conditions".

PROCEDURES FOR TENDERING
  NOTES....................  Each Holder of Notes wishing to accept the Exchange
                             Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering".

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Withdrawals of Tenders".

ACCEPTANCE OF NOTES
  AND DELIVERY OF
  EXCHANGE NOTES...........  The Company will accept for exchange any and all
                             Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer".

FEDERAL INCOME TAX
  CONSEQUENCES.............  The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer".

EFFECT ON HOLDERS OF
NOTES......................  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

EXCHANGE AGENT.............  IBJ Schroder Bank & Trust Company.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act") and, therefore, will not bear legends restricting the transfer thereof and (ii) the Holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes".

ISSUER.....................  Amscan Holdings, Inc.

SECURITIES OFFERED.........  $110.0 million principal amount of 9 7/8% Senior
                             Subordinated Notes due December 15, 2007 (the "Exchange Notes").

MATURITY DATE..............  December 15, 2007

GUARANTEES.................  The Company's payment obligations under the
                             Exchange Notes will be jointly and severally guaranteed on a senior subordinated basis (the "Senior Subordinated Guarantees") by the current domestic Subsidiaries of the Company and by each other Subsidiary of the Company that acts as a guarantor under the Bank Credit Agreement (collectively, the "Guarantors"). The Senior Subordinated Guarantees will be subordinated to the guarantees of Senior Debt (as defined herein) issued by the Guarantors under the Bank Credit Agreement. See "Description of Notes -- Senior Subordinated Guarantees".

INTEREST PAYMENT DATES.....  Interest accrues from December 19, 1997 at an annual rate of 9 7/8% and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 1998.

OPTIONAL REDEMPTION........  Except as described below, the Exchange Notes are not redeemable at the Company's option prior to December 15, 2002. From and after December 15, 2002, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, from time to time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

                             In addition, at any time prior to December 15, 2000, up to an aggregate of 35% of the principal amount of Notes and Exchange Notes will be redeemable at the option of the Company, on one or more occasions, from the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company, at a price of 109.875% of the principal amount of the Notes and Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least $65.0 million in aggregate principal amount of Notes and Exchange Notes remains outstanding immediately after each such redemption.

CHANGE OF CONTROL..........  At any time on or prior to December 15, 2002, the
                             Exchange Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest, if any, to the date of redemption.


                             If the Company does not redeem the Exchange Notes upon a Change of Control, the Company will be obligated to make an offer to purchase the Exchange Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Risk Factors -- Payment Upon a Change of Control" and "Description of Exchange Notes".



RANKING....................  The Exchange Notes will be general, unsecured obligations of the Company, will be subordinated in right of payment to all Senior Debt of the Company, will rank pari passu with all senior subordinated debt of the Company and will be senior in right of payment to all existing and future subordinated debt of the Company. The claims of Holders of the Exchange Notes will be subordinated to the Senior Debt, which, as of September 30, 1997, on a pro forma basis giving effect to the Transaction and the Transaction Financings, would have been approximately $128 million, $117 million of which would have been fully secured borrowings under the Bank Credit Agreement. The claims of Holders will be effectively subordinated to indebtedness and other liabilities of the Company's Non-Guarantor Subsidiaries (as defined herein) through which the Company conducts a portion of its operations which indebtedness and other liabilities were approximately $3 million as of September 30, 1997. See "The Transaction", "Capitalization" and "Description of Exchange Notes -- Subordination".


CERTAIN COVENANTS..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness and issue Disqualified Stock (as defined herein), pay dividends or distributions or make investments or make certain other Restricted Payments (as defined herein), enter into certain transactions with affiliates, dispose of assets (including limitations on the form of consideration to be received and the use of proceeds therefrom), incur liens securing pari passu and subordinated indebtedness of the Company and engage in mergers and consolidations. See "Description of Exchange Notes".

EXCHANGE OFFER;
REGISTRATION RIGHTS........  If any Holder of Transfer Restricted Securities (as
                             defined in the Registration Rights Agreement) notifies the Company on or prior to the 20th Business Day following consummation of the Exchange Offer that it alone or together with Holders who hold in the aggregate at least $1.0 million in principal amount of Notes (A) is prohibited by law or Commission policy from participating in the Exchange Offer or (B) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without deliver-ing a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will use their best efforts to file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, the Company and the Guarantors may allow the Shelf Registration Statement to cease to be effective and usable if
                             (i) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company, and the Company notifies the Holders within a certain period of time after the Board of Directors makes such determination or (ii) the prospectus contained in the Shelf Registration Statement or the Shelf Registration Statement contains an untrue statement of a material fact required to be stated therein or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

                             If (a) the Company and the Guarantors fail to file either of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) either of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company and the Guarantors fail to consummate the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then, subject to the last sentence of the preceding paragraph, the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration

                             Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company in cash on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder (and any Holder of Certificated Securities who has given wire transfer instructions to the Company at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 20 for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                 SELECTED HISTORICAL AND TRANSACTION PRO FORMA
               CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA

     The following table sets forth selected historical and Transaction pro forma consolidated and combined financial and other data for the Company. The historical consolidated and combined financial statements for the Company's four most recent fiscal years have been audited. The selected historical income statement data for the three years ended December 31, 1996 and balance sheet data as of December 31, 1996 and 1995 have been derived from, and should be read in conjunction with, the audited consolidated and combined financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus. The selected historical data presented below as of December 31, 1992, and for the year then ended, are derived from unaudited combined financial statements of Amscan Inc. and certain affiliated companies. The selected historical financial data for the nine month periods ended September 30, 1997 (unaudited) and 1996 (previously audited) have been derived from, and should be read in conjunction with, the consolidated and combined financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the unaudited consolidated and combined financial statements of the Company. Results for the nine months ended September 30, 1997 are not necessarily indicative of results that can be expected for the entire 1997 fiscal year. See "Index to Financial Statements".

     The selected Transaction pro forma data is unaudited and intended to present the effect of certain transactions that have occurred in connection with the consummation of the Transaction. The selected Transaction pro forma consolidated statement of income data for the periods presented give effect to the Transaction as if it were consummated as of January 1, 1996. The selected Transaction pro forma consolidated statement of income data for the year ended December 31, 1996 and the twelve months ended September 30, 1997 also include supplemental pro forma adjustments to give effect to certain events that occurred in conjunction with the organization of the Company and its subsidiaries (the "Organization") and the Company's initial public offering in December 1996 (the "IPO") as if they had occurred as of January 1, 1996. The selected Transaction pro forma consolidated balance sheet data gives effect to the Transaction as though it had occurred on September 30, 1997. The historical and the Transaction pro forma consolidated and combined data should be read in conjunction with "Capitalization", "Unaudited Transaction Pro Forma Consolidated Financial Data" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained elsewhere in this Prospectus.

                 SELECTED HISTORICAL AND TRANSACTION PRO FORMA
               CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA
                             (DOLLARS IN MILLIONS)

                                                                                            NINE MONTHS             TWELVE MONTHS
                                                                                               ENDED                    ENDED
                                        YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,            SEPTEMBER 30,
                        --------------------------------------------------------   ------------------------------   -------------
                                                                     TRANSACTION                      TRANSACTION    TRANSACTION
                                                                      PRO FORMA                        PRO FORMA      PRO FORMA
                        1992     1993     1994     1995     1996        1996        1996     1997        1997           1997
                        -----   ------   ------   ------   -------   -----------   ------   -------   -----------   -------------
IN COME STATEMENT
 DATA:
Net sales.............  $86.9   $108.9   $132.0   $167.4   $ 192.7     $ 192.7     $147.0   $ 161.3     $ 161.3        $ 207.0
Cost of sales.........   56.5     72.6     86.7    108.7     123.9       123.9       92.9     103.5       103.5          134.5
                        -----    -----    -----    -----     -----   ----------     -----     -----   ------- ---   ------- ---
Gross profit..........   30.4     36.3     45.3     58.7      68.8        68.8       54.1      57.8        57.8           72.5
Selling expenses......    8.8      9.8     11.3     12.2      11.8        11.8        8.7       9.6         9.6           12.7
General and
 administrative
 costs................    9.3     11.1     14.5     15.0      19.3        20.0       14.1      13.2        13.3           18.7
Art and development
 costs................    1.6      2.6      2.8      4.3       5.2         5.2        3.6       3.9         3.9            5.4
Nonrecurring
 compensation in
 connection with the
 IPO(a)...............                                        15.5
Special bonuses(b)....    0.8      1.1      2.2      2.5       4.2                    3.3
                        -----    -----    -----    -----     -----   ----------     -----     -----   ------- ---   ------- ---
Income from
 operations...........    9.9     11.7     14.5     24.7      12.8        31.8       24.4      31.1        31.0           35.7
Interest expense,
 net..................    2.1      2.3      3.8      5.8       6.7        23.0        4.6       2.7        16.9           23.1
Other (income)
 expense, net.........    0.0      0.3      0.1     (0.3)      0.4         0.4       (0.3)     (0.2)       (0.2)           0.4
                        -----    -----    -----    -----     -----   ----------     -----     -----   ------- ---   ------- ---
Income before income
 taxes and minority
 interests............    7.8      9.1     10.6     19.2       5.7         8.4       20.1      28.6        14.3           12.2
Income taxes..........    0.3      0.3      0.4      0.7       2.0         3.6        0.8      11.6         5.8            4.9
Minority interests....    0.0      0.3      0.2      1.1       1.6         0.2        1.2       0.1         0.1            0.2
                        -----    -----    -----    -----     -----   ----------     -----     -----   ------- ---   ------- ---
Net income............  $ 7.5   $  8.5   $ 10.0   $ 17.4   $   2.1     $   4.6     $ 18.1   $  16.9     $   8.4        $   7.1
                        =====    =====    =====    =====     =====   ==========     =====     =====   ==========    ==========
Pro forma net income
 per share............                                                 $ 4,556              $16,734     $ 8,284        $ 6,984
Pro forma weighted
 average common shares
 outstanding(e).......                                                   1,010                1,010       1,010          1,010
PRO FORMA DATA
 (RELATING TO CHANGE
 IN TAX STATUS PRIOR
 TO ORGANIZATION AND
 IPO:
Income before income
 taxes................  $ 7.7   $  8.8   $ 10.4   $ 18.2   $   4.1                 $ 18.9
Pro forma income
 taxes(c).............    3.2      3.6      4.2      7.4       1.8                    7.9
                        -----    -----    -----    -----     -----                  -----
Pro forma net
 income(c)............  $ 4.5   $  5.2   $  6.2   $ 10.8   $   2.3                 $ 11.0
                        =====    =====    =====    =====     =====                  =====
Pro forma net income
 used for pro forma
 net income per share
 calculation(d).......                                     $12,010
Pro forma net income
 per share............                                     $11,891
Pro forma weighted
 average common shares
 outstanding(e).......                                       1,010
NON-GAAP FINANCIAL
 DATA:
Adjusted EBITDA(f)....  $12.6   $ 15.5   $ 20.4   $ 31.6   $  37.7     $  37.2     $ 31.3   $  35.6     $  35.5        $  41.8
Adjusted EBITDA
 margin...............   14.5%    14.2%    15.4%    18.9%     19.5%       19.3%      21.3%     22.1%       22.0%          20.2%
Adjusted EBITDA to
 cash interest
 expense..............                                                                                                     1.9x
Adjusted EBITDA minus
 cash capital
 expenditures to cash
 interest expense.....                                                                                                     1.5
Total debt to Adjusted
 EBITDA(g)............                                                                                                     5.7
OTHER FINANCIAL DATA:
Gross margin..........   34.9%    33.3%    34.3%    35.1%     35.7%       35.7%      36.8%     35.9%       35.9%          35.0%
Depreciation and
 amortization.........  $ 1.8   $  2.6   $  3.7   $  4.3   $   5.1     $   5.4     $  3.6   $   4.5     $   4.5        $   6.1
Cash capital
 expenditures.........    3.1      4.7      7.4      4.5       7.6         7.6        5.6       6.9         6.9            8.9
Earnings to fixed
 charges(h)...........    4.0x     3.7x     3.2x     3.8x      1.7x        1.3x       4.3x      7.7x        1.8x           1.5x
CASH FLOW STATEMENT
 DATA:
Cash flow from
 operations...........  $ 5.3   $  9.9   $  5.1   $  4.7   $  12.3                 $  1.6   $   8.5
Cash flows from
 investing............   (3.1)    (6.9)    (7.3)    (4.5)     (7.6)                  (5.6)     (6.8)
Cash flows from
 financing............   (3.2)    (1.9)     2.8      0.1      (6.0)                   5.0      (2.5)
BALANCE SHEET DATA:
Working capital.......  $ 7.8   $  4.7   $ (0.4)  $  8.4   $  45.4                 $  2.1   $  74.9     $  96.3
Total assets..........   60.7     80.1     93.9    114.6     140.3                  138.3     162.8       171.5
Total debt............   37.1     49.1     59.7     70.8      48.3                   98.6      40.4       237.8
Stockholders' equity
 (deficit)............   15.6     18.5     20.8     27.2      67.9                   24.6      89.0       (95.3)

      NOTES TO SELECTED HISTORICAL AND TRANSACTION PRO FORMA CONSOLIDATED
                     AND COMBINED FINANCIAL AND OTHER DATA
                             (DOLLARS IN MILLIONS)

(a) In conjunction with the IPO, the Company recorded non-recurring compensation expense of $15.5 in 1996, including stock and cash payments of $12.5 to certain executives in connection with the termination of prior employment agreements and $3.0 for the establishment of an Employee Stock Ownership Plan for the benefit of the employees of Amscan Holdings, Inc. and the payment of stock bonuses to certain of such employees.

(b) In each of the five years ended December 31, 1996 and for the nine months ended September 30, 1996, special bonus arrangements existed with certain members of management. In connection with the IPO, such special bonus arrangements were substantially modified and generally replaced by incentives tied to the value of Company Common Stock.

(c) Prior to the consummation of the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company elected to be taxed as S corporations under the Internal Revenue Code of 1986, as amended. The pro forma net income amounts give effect to pro forma income tax amounts for each of the periods shown at statutory rates (40.5%) assuming these subsidiaries had not elected S corporation status.

(d) Pro forma net income used for the pro forma net income per share calculation for the year ended December 31, 1996 is higher than the pro forma net income shown for such period due to adjustments described in Note (16) of the Notes to Consolidated Financial Statements. See "Notes to Consolidated Financial Statements -- December 31, 1996."

(e) Represents the number of common shares outstanding after the Effective Time as described in Note (16) of the Notes to Consolidated Financial Statements. See "Notes to Consolidated Financial Statements -- December 31, 1996."

(f) "EBITDA" represents earnings before interest, income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA adjusted for certain items reflected in the following table. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators of a leveraged company's ability to service and/or incur indebtedness and because management believes EBITDA and Adjusted EBITDA are relevant measures of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA and Adjusted EBITDA, investors should consider that EBITDA and Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) are not a measure of performance calculated in accordance with generally accepted accounting principles,
     (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

                                                                                                                    TWELVE MONTHS
                                                                                          NINE MONTHS ENDED             ENDED
                                         YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,           SEPTEMBER 30,
                          -------------------------------------------------------   -----------------------------   -------------
                                                                      TRANSACTION                     TRANSACTION    TRANSACTION
                                                                       PRO FORMA                       PRO FORMA      PRO FORMA
                          1992     1993     1994     1995     1996       1996        1996     1997       1997           1997
                          -----   ------   ------   ------   ------   -----------   ------   ------   -----------   -------------
EBITDA..................  $11.8   $ 13.8   $ 17.9   $ 28.3   $ 15.9     $  36.6     $ 27.1   $ 35.7     $  35.6        $  41.2
Adjustments-increase
 (decrease):
 Special bonuses and
   non-recurring
   compensation.........    0.8      1.1      2.2      2.5     19.8                    3.3
 Other (income) expense,
   net..................             0.3      0.1     (0.3)     0.4         0.4       (0.3)    (0.2)       (0.2)           0.4
 Minority interests.....             0.3      0.2      1.1      1.6         0.2        1.2      0.1         0.1            0.2
                          -----    -----    -----    -----    -----   ----------     -----    -----   ------- ---   ------- ---
Adjusted EBITDA.........  $12.6   $ 15.5   $ 20.4   $ 31.6   $ 37.7     $  37.2     $ 31.3   $ 35.6     $  35.5        $  41.8
                          =====    =====    =====    =====    =====   ==========     =====    =====   ==========    ==========

(g) For purposes of determining the ratio of total debt to Adjusted EBITDA for the twelve months ended September 30, 1997, total debt on a pro forma basis reflects $10.8 of aggregate principal indebtedness under existing mortgage notes on real property owned by subsidiaries of the Company and capital lease obligations, $117.0 in aggregate principal amount of indebtedness under the Term Loan, and $110.0 in aggregate principal amount of the Exchange Notes offered hereby.

(h) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred in connection with the Transaction. As of September 30, 1997, after giving pro forma effect to the Transaction and the Transaction Financings and the application of the net proceeds therefrom, the Company (i) would have had approximately $238 million of consolidated indebtedness and (ii) because the distribution to stockholders and all of the expenses relating to the Transaction will be charged to earnings and stockholders' equity, would have had a deficit of approximately $95 million of consolidated stockholders' equity. Of the total of approximately $289 million used to consummate the Transaction, approximately $227 million (79%) was funded with debt, and approximately $62 million (21%) was funded by new equity, with current stockholders of the Company retaining almost 10% of the Company. After giving pro forma effect to such transactions, the Company's ratio of earnings to fixed charges would have been 1.5x for the twelve months ended September 30, 1997. Pro forma interest expense for the twelve months ended September 30, 1997 would have been approximately $23 million. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the Bank Credit Agreement. See "Capitalization" and "Transaction Pro Forma Consolidated Financial Data".

     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) and to satisfy its other obligations will depend upon its future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that available cash flow, together with available borrowings under the Bank Credit Agreement, will be adequate to meet its anticipated future requirements for working capital and operating expenses, to finance potential acquisitions and to service its debt requirements as they become due. However, a portion of the principal payments at maturity on the Exchange Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or make necessary or desirable capital expenditures or acquisitions, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     The degree to which the Company is now leveraged could have important consequences to the Company, including the following: (a) the Company's ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired and any such financing, if available, may not be on terms favorable to the Company; (b) any interest expense or other debt service may reduce the funds that would otherwise be available to the Company for its operations and future business opportunities;
(c) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (d) a substantial decrease in cash flows from operations or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (e) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally.

     In addition, the Bank Credit Agreement and the Indenture contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds and dispose of assets, and require the Company to maintain certain financial ratios. Failure by the Company to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Exchange Notes tendered to it upon the occurrence of a Change of Control. See "Description of Senior Debt" and "Description of Exchange Notes".

SUBORDINATION; ASSET ENCUMBRANCES

     The Exchange Notes will be subordinated in right of payment to all existing and future Senior Debt, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt. At September 30, 1997, on a pro forma basis after giving effect to the Transaction and the Transaction Financings, there would have been outstanding approximately $128 million of Senior Debt, $117 million of which would have been fully secured borrowings under the Bank Credit Agreement. In addition, the Exchange Notes will be effectively subordinated to indebtedness and other liabilities of the Company's Non-Guarantor Subsidiaries through which the Company conducts a portion of its operations, which indebtedness and other liabilities were approximately $3 million as of September 30, 1998. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such accelerated Senior Debt and any other creditors who are holders of Senior Debt and creditors of Non-Guarantor Subsidiaries must be paid in full before Holders of the Exchange Notes may be paid. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest on the Exchange Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest on the Exchange Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indenture permits Subsidiaries of the Company to incur debt under certain circumstances. Any debt incurred by a Non-Guarantor Subsidiary of the Company will be structurally senior to the Exchange Notes. See "Description of Exchange Notes".

     The Company has granted to the lenders under the Bank Credit Agreement security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of certain of the Company's Subsidiaries. In addition, the Guarantors have granted to such lenders security interests in substantially all of the current and future assets of the Guarantors. In the event of a default on secured indebtedness, including the Senior Subordinated Guarantees (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted security interests will have a prior secured claim on the assets of the Company and the Guarantors. If these parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Exchange Notes will be materially adversely affected. See "Description of Senior Debt".

HOLDING COMPANY STRUCTURE

     The Company conducts all of its business through Subsidiaries and has no operations of its own. The Company is dependent on the cash flow of its Subsidiaries and distributions thereof from its Subsidiaries to the Company in order to meet its debt service obligations. It is not expected that the Company will have any assets other than the common stock of its Subsidiaries.

     As of September 30, 1997, on a pro forma basis after giving effect to the Transaction and the Transaction Financings, the aggregate amount of indebtedness and other obligations of the Non-Guarantor Subsidiaries would have been approximately $3 million. As a result of the holding company structure of the Company, Holders of the Exchange Notes will be structurally junior to all creditors of the Non-Guarantor Subsidiaries, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Non-Guarantor Subsidiary, in which case the claims of the Company or such Guarantor would still be subordinate to any security in the assets of such Non-Guarantor Subsidiary and any indebtedness of such Non-Guarantor Subsidiary senior to that held by the Company or a Guarantor. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Non-Guarantor Subsidiaries, the Company will not receive funds available to pay to Holders of the Exchange Notes in respect of the Exchange Notes until after the payment in full of the claims of the creditors of the Non-Guarantor Subsidiaries.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will continue to depend to a significant extent on its executives, managers and other key personnel. Although the Company has entered into employment agreements with certain employees, pursuant to which such employees acquired an equity interest in the Company, there can be no assurance that the Company will be able to retain these executives or other managers and key personnel or to attract additional qualified management in the future. The loss of the services of Gerald C. Rittenberg, Chief Executive Officer, William S. Wilkey, Senior Vice President -- Sales and Marketing of the Company or James M. Harrison, President, Chief Financial Officer and Treasurer of the Company, could have an adverse effect on the Company's financial condition or results of operations. The Company does not maintain key-man life insurance on any of these executives.

CONTROL BY GSCP; CERTAIN PAYMENTS TO GOLDMAN, SACHS & CO.

     Goldman Sachs and its affiliates have certain interests in the Transaction and in the Company. Terence M. O'Toole and Sanjeev K. Mehra are Managing Directors of Goldman Sachs, and Joseph P. DiSabato is an Associate of Goldman Sachs, and each is a director of the Company. The general and managing partners of each of the GSCP funds (the "GS Fund Partners"), which are affiliates of Goldman Sachs and The Goldman Sachs Group, will each be deemed to be an "affiliate" of GSCP, and therefore of the Company. See "Ownership of Capital Stock". Goldman Sachs received an underwriting discount of approximately $3.3 million in connection with its purchase and resale of the Notes. Goldman Sachs also served as financial advisor to MergerCo in connection with the Transaction and received certain fees and had expenses reimbursed in connection therewith as described herein. Moreover, GS Credit Partners acted as Syndication Agent, Documentation Agent and Arranger in connection with the Bank Credit Agreement and received certain fees and had expenses reimbursed in connection therewith. Goldman Sachs received certain fees for other services rendered to the Company. See "Certain Transactions".

     In excess of 80% of the outstanding shares of Company Common Stock is held by GSCP. As a result of such ownership, GSCP controls the Company and has the ability to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of Company Common Stock, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of all or substantially all of the Company's assets, in each case subject to whatever contractual restrictions, including pursuant to the Indenture and the Bank Credit Agreement, apply to the Company. There can be no assurance that the interests of GSCP will not conflict with the interests of Holders of the Exchange Notes. See "Management", "Ownership of Capital Stock" and "Certain Transactions".

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes may require the Company to repurchase all or a portion of such Holder's Exchange Notes at 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Agreement, the Indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.

RISKS RELATING TO THE COMPANY'S BUSINESS

     Concentration of Customer Sales and Credit Risk. The concentration of sales by the Company to party goods superstore chains has resulted in a significant concentration of sales and unsecured trade receivables with such customers.

     Combined sales to the Company's two largest customers, Party City, a public company with stock listed on the Nasdaq National Market, and Party Stores Holdings, an independent and privately held party goods superstore chain, accounted in the aggregate for approximately 10%, 17% and 21% of the Company's sales in 1994, 1995 and 1996, respectively. In addition, at September 30, 1997, these two customers together accounted for approximately 14% of the Company's accounts receivable.

     Although the Company believes its relationships with these customers are good, should either of them significantly reduce their volume of purchases from the Company, the Company's financial condition and results of operations could be adversely affected. Moreover, while the Company believes that adequate provisions for bad debts have been made in its financial statements, should it be unable to collect receivables from its party superstore customers to any significant extent, the Company's financial condition and results of operations could be adversely affected. In January 1998, Party Stores Holdings filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. From time to time, the Company has provided additional reserves or restructured accounts receivables because of the credit condition of certain customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     Importance of Identifying Design Trends and Consumer Preferences. In manufacturing and distributing party goods, the Company's success depends in part on its ability to anticipate the tastes and preferences of party goods retailers and consumers. The Company's strategy has depended to a significant extent on the regular introduction of new designs which are attractive and distinctive. The Company's failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and foregone sales, any of which could have an adverse effect on the Company's financial condition or results of operations.

     Competition. The party goods industry is highly competitive. The Company competes with many other companies, including smaller, independent specialty manufacturers as well as divisions or subsidiaries of larger companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities.

     Impact of Changing Raw Material Costs. The principal raw material used by the Company in its products is paper, which historically accounts for approximately 35-40% of the annual cost of production of the Company's paper plates, cups and napkins. The price of paper is subject to change due to numerous factors beyond the control of the Company. Any significant increase in the cost of paper would adversely affect the Company's raw material costs. Competitive conditions will determine how much of any raw material cost increase can be passed on to party goods retailers. While historically the Company has been able to pass on raw material cost increases to its customers, if the Company is unable to pass future raw materials cost increases to the party goods retailers, the Company's financial condition and results of operations would be adversely affected.

     Risks Associated with Further Expansion Through Acquisitions. The Company has from time to time expanded its product line and further vertically integrated its operations, through strategic acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities and such inquiries have been received since the announcement of the Transaction. As of the date of this Prospectus, the Company has not entered into any agreements to acquire other companies or businesses; however, the Company intends to pursue acquisition opportunities aggressively. See "Business -- Company Strategy".

     There are various risks associated with pursuing acquisitions. The risks include problems inherent in integrating new businesses, including potential loss of customers and key personnel and potential disruption of operations. There can be no assurance that businesses acquired by the Company will generate significant revenues or profits or satisfy the Company's strategic objectives. Moreover, there can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. The amount of debt financing available for future acquisitions will be limited by restrictions contained in the Bank Credit Agreement and the Indenture for the Exchange Notes.

SEASONALITY

     Due to the number of holidays falling in the fourth quarter of the calendar year, the Company's business is somewhat seasonal, and, as a result, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has, in part, offset this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivable balances and associated higher interest costs to support these balances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results".

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by Holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in any automated quotation system. The Company has been advised by Goldman Sachs that it presently intends to make a market in the Exchange Notes. However, Goldman Sachs is not obligated to do so and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial offering price of the Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities.

     Goldman Sachs may be deemed to be an affiliate of the Company and, as such, may be required to deliver a "market-maker" prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the Exchange Notes. The registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with secondary transactions in the Exchange Notes.

     Notwithstanding the foregoing, at any time after consummation of the Exchange Offer, the Company and the Guarantors may allow such "market-maker" prospectus and the related registration statement to cease to be effective and usable if (i) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company, and the Company notifies the Holders within a certain period of time after the Board of Directors makes such determination or (ii) such prospectus or such related registration statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

FRAUDULENT CONVEYANCE

     Management of the Company believes that the indebtedness represented by the Notes and the Senior Subordinated Guarantees, and to the extent exchanged for the Notes, the Exchange Notes, was incurred for proper purposes and in good faith, and that as a result of, and after giving effect to, the Note Offering and the Exchange Offer, based on forecasts, asset valuations and other financial information, the Company was and will be solvent, had and will have sufficient capital for carrying on its business and was and is able to pay its debts as they mature. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness". Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's or the Guarantors' obligations to Holders of the Exchange Notes, the effect of which would be that Holders of the Exchange Notes may not be repaid in full and/or (b) subordinate the Company's or the Guarantors' obligations to Holders of the Exchange Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Exchange Notes or the Senior Subordinated Guarantees.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer".

RESTRICTIONS ON TRANSFER

     The Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A and Regulation S under the Securities Act. As a result, the Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders of Notes who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder of Notes accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Notes for resale under the Securities Act. See "Prospectus Summary -- The Exchange Offer" and "Description of Exchange Notes -- Registration Rights".

     The Notes currently may be sold pursuant to the restrictions set forth in Rule 144A or Regulation S, or pursuant to another available exemption under the Securities Act, without registration under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Notes could be adversely affected.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Company on December 19, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain persons in transactions outside the United States in reliance on Regulation S under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that promptly following the completion of the Transaction, the Company and the Guarantors (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Notes, (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most holders of Notes will elect to exchange such Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
March   , 1998, unless the Company, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the Notes either temporarily or permanently. See "Description of Exchange Notes -- Registration Rights; Liquidated Damages".

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON EXCHANGE NOTES

     The Exchange Notes will bear interest from December 19, 1997, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each June 15 and December 15, commencing June 15, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5.00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "-- Resale of Exchange Notes".

     The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the Notes by causing the Depository to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Depository's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right, in its reasonable judgment, to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;


          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery ("Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirma-tion of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and
(iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company will act as Exchange Agent for the Exchange Offer (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for copies of the Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

        By Registered or Certified Mail:

        IBJ Schroder Bank & Trust Company
        P.O. Box 84
        Bowling Green Station
        New York, New York 10274-0084
        Attention: Reorganization Operations Department

        By Overnight Courier or By Hand:

        IBJ Schroder Bank & Trust Company
        One State Street
        New York, New York 10004
        Attention: Securities Processing Window, Subcellar One (SC-1)

        By Facsimile:

        (212) 858-2611

        Confirm by Telephone:

        (212) 858-2103

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES


     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder of such Exchange Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.



     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder or such other person incurring liability under the Securities Act for which such persons are not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder or person receiving the Exchange Notes acquired pursuant thereto that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder or such other person without registration under the Securities Act or an exemption therefrom.


     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

In connection with the Note Offering, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file and maintain, subject to certain limitations, a registration statement that would allow Goldman Sachs to engage in market-making transactions with respect to the Notes or the Exchange Notes. The Company has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and Commission and the National Association of Securities Dealers, Inc. filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer".

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.


     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will take such actions it deems necessary or advisable to register or qualify the Exchange Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and to enable the offer and sale in such jurisdiction of the Exchange Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price and other tax characteristics of the Exchange Notes should be identical to the issue price and other tax characteristics of the Notes exchanged therefor.

     See also "Description of Certain Federal Income Tax Consequences of an Investment in the Exchange Notes".

                                THE TRANSACTION

CERTAIN AGREEMENTS

     Pursuant to the Transaction Agreement, and following the approval and adoption of the Transaction Agreement by the vote of a majority of the shares of Company Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Transaction, on December 19, 1997, MergerCo was merged with and into the Company with the Company as the surviving corporation.

     Concurrent with entering into the Transaction Agreement, the Company entered into the Tax Indemnification Agreement, dated as of August 10, 1997, with the Estate and Christine Svenningsen (together, the "Svenningsen Stockholders") (the "Tax Indemnification Agreement"), pursuant to which the parties agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain Subsidiaries of the Company to have been treated and operated under the Code as S corporations (as "S corporation" is defined in the Code). The Tax Indemnification Agreement provides that the Company will indemnify the Svenningsen Stockholders for any increase in certain tax liabilities attributable to an understatement of income previously reported by such Subsidiaries to the extent of any actual reduction in taxes on the Company or its Subsidiaries for a taxable year after December 18, 1996, the date of the Company's initial public offering. The Tax Indemnification Agreement also provides that the Svenningsen Stockholders will indemnify the Company for certain tax liabilities arising out of or resulting from a claim by any taxing authority that any such Subsidiary was not an S corporation under the Code at a time when it took such a position. Any payments made under the Tax Indemnification Agreement will be reduced by any payments made pursuant to the Tax Indemnification Agreement (the "Prior Tax Indemnification Agreement"), by and between John A. Svenningsen and the Company, dated as of December 18, 1996, regarding certain similar matters, which Prior Tax Indemnification Agreement remains a separate valid and binding agreement. See "Management -- Certain Relationships and Related Transactions".

     Concurrent with the execution of the Transaction Agreement, MergerCo entered into agreements with certain employees of the Company relating, for certain of such employees, to their employment with the Company following the Effective Time and relating to their ownership of Company Common Stock and options to purchase shares of Company Common Stock following the Transaction (collectively, the "New Employment Arrangements"). At the Effective Time, certain of the New Employment Arrangements replaced and superseded prior employment agreements for such employees. See "Management -- New Employment Arrangements".

     In addition, upon consummation of the Transaction, the Company entered into a Stockholders' Agreement (the "Stockholders' Agreement") with GSCP and the Estate and certain employees of the Company listed as parties thereto (including the Estate, the "Non-GSCP Investors"). See "Ownership of Capital Stock".

     The following table sets forth the sources and uses of cash related to the
Transaction:

                                                                                    (DOLLARS IN
                                                                                    THOUSANDS)
                                                                                    -----------
SOURCES OF CASH
Term Loan......................................................................      $  117,000
Senior Subordinated Notes......................................................         110,000
                                                                                       --------
  Total debt...................................................................         227,000
GSCP equity contribution(a)....................................................          61,875
                                                                                       --------
     Total.....................................................................      $  288,875
                                                                                       ========

USES OF CASH
Purchase equity in the Transaction.............................................      $  235,916
Redeem Company Stock Options...................................................           1,901
Repay certain existing debt(b).................................................          23,908
Debt retirement costs..........................................................           1,010
Transaction costs..............................................................          17,152
Cash for working capital purposes..............................................           8,988
                                                                                       --------
     Total.....................................................................      $  288,875
                                                                                       ========

---------------

(a) In addition to the equity contribution, certain employees have made an equity investment in the Company totaling $6.4 million (including restricted stock grants and $0.8 million contributed by certain employees immediately following consummation of the Transaction) and the Estate has retained an interest in the Company of $7.5 million, together constituting $13.9 million valued at the price per share paid by GSCP.

(b) Excludes existing mortgages on real property owned by Subsidiaries of the Company in the amount of approximately $5.9 million, capital lease obligations of approximately $4.6 million, and borrowings under a revolving credit agreement of a Non-Guarantor Subsidiary of approximately $0.6 million each as of December 19, 1997. All other outstanding debt of the Company was extinguished at or prior to the completion of the Transaction.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company as of September 30, 1997, and on a pro forma basis to give effect to the Transaction, including the Transaction Financings and the application of the proceeds therefrom, as if they had occurred on September 30, 1997. See "The Transaction". The information set forth below should be read in conjunction with the Company's Transaction Pro Forma Consolidated Financial Data, the Company's Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                        AS OF SEPTEMBER 30, 1997
                                                                       ---------------------------
                                                                                       TRANSACTION
                                                                       HISTORICAL       PRO FORMA
                                                                       ----------      -----------
                                                                       (DOLLARS IN THOUSANDS)
Cash and cash equivalents...........................................    $     684       $   3,975
                                                                         ========        ========
Total debt (including current portion)
  Revolving Credit Facility(1)......................................    $      --       $      --
  Term Loan.........................................................           --         117,000
  Existing revolving credit facility................................        9,550              --
  Senior Subordinated Notes.........................................           --         110,000
  Mortgages.........................................................        6,072           6,072
  Capital leases and other..........................................       24,782           4,727
                                                                         --------        --------
     Total debt.....................................................       40,404         237,799
Stockholders' equity (deficit)(2)...................................       89,002         (95,288)
                                                                         --------        --------
     Total capitalization...........................................    $ 129,406       $ 142,511
                                                                         ========        ========

------------------

(1) The Company has the ability to borrow up to $50 million pursuant to its Revolving Credit Facility. The Revolving Credit Facility is available to the Company for working capital purposes and acquisitions, subject to certain limitations and restrictions. See "Description of Senior Debt".

(2) Upon completion of the Transaction, the Company had a negative net worth for accounting purposes. In the Transaction, GSCP paid $61.9 million for approximately 82.5% of the Company Common Stock. In addition, certain employees of the Company acquired and the Estate retained approximately 7.5% and almost 10%, respectively, of the Company Common Stock which, based upon the price per share paid by GSCP, has an aggregate value of approximately $13.1 million. Combined with GSCP's payment of $61.9 million, these holdings have an aggregate value of approximately $75.0 million.

               TRANSACTION PRO FORMA CONSOLIDATED FINANCIAL DATA

                                  (UNAUDITED)

     The following unaudited Transaction Pro Forma Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements appearing elsewhere in this Prospectus giving effect to the merger of MergerCo with and into the Company. The Transaction Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and the nine and twelve month periods ended September 30, 1997 give effect to the Transaction as if it was consummated as of January 1, 1996. The Transaction Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and the twelve months ended September 30, 1997 include supplemental pro forma adjustments to give effect to certain events that occurred in conjunction with the Organization and the IPO as if such events had occurred as of January 1, 1996. The Transaction Pro Forma Consolidated Balance Sheet gives effect to the Transaction as if it had occurred as of September 30, 1997. The adjustments are described in the accompanying notes. The Transaction Pro Forma Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Transaction been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Transaction Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus. See "Index to Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     As a result of the Transaction, the Company incurred various costs of approximately $27.6 million (pre-tax) in connection with consummation of the Transaction and the transactions contemplated by the Transaction Agreement. These costs consist primarily of professional, advisory and investment banking fees, registration costs, compensation costs and other expenses of approximately $22.1 million and deferred financing costs of approximately $5.5 million. The Company has recorded a one-time pre-tax charge of approximately $22.1 million ($17.7 million after tax) in the fourth quarter of 1997 and, as a result, the Company incurred a significant net loss in that quarter. Because this loss resulted directly from the one-time charge incurred in connection with the Transaction, and this charge was funded entirely through the proceeds of the Transaction Financings, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     The pro forma adjustments giving effect to the Transaction were applied to the respective historical consolidated financial statements to reflect and account for the Transaction as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the Transaction.

             TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                 PRO FORMA
                                                    AND
                                                SUPPLEMENTAL
                                                 PRO FORMA      SUPPLEMENTAL
                                                ADJUSTMENTS      PRO FORMA
                                                  TO GIVE         TO GIVE         PRO FORMA
                                                 EFFECT TO         EFFECT       ADJUSTMENTS TO
                                                    THE            TO THE       GIVE EFFECT TO
                                                ORGANIZATION    ORGANIZATION         THE          TRANSACTION
                                  HISTORICAL    AND THE IPO     AND THE IPO     TRANSACTION(F)     PRO FORMA
                                  ----------    ------------    ------------    --------------    -----------
Net sales......................    $ 192,705                      $192,705                         $ 192,705
Cost of sales..................      123,913                       123,913                           123,913
                                     -------                       -------                           -------
  Gross profit.................       68,792                        68,792                            68,792
OPERATING EXPENSES:
  Selling expenses.............       11,838                        11,838                            11,838
  General and administrative
     expenses..................       19,266      $    250(a)       19,516         $    435(g)        19,951
  Art and development costs....        5,173                         5,173                             5,173
  Non-recurring compensation in
     connection with the IPO...       15,535       (15,535)(b)          --                                --
  Special bonuses..............        4,222        (4,222)(c)          --                                --
                                     -------                       -------                           -------
  Income from operations.......       12,758                        32,265                            31,830
Interest expense, net..........        6,691        (2,228)(d)       4,463           18,583(h)        23,046
Other expense, net.............          335                           335                               335
                                     -------                       -------                           -------
  Income before income taxes
     and minority interests....        5,732                        27,467                             8,449
Income taxes...................        1,952         9,347(e)       11,299           (7,702)(i)        3,597
Minority interests.............        1,653        (1,403)(a)         250                               250
                                     -------                       -------                           -------
Net income.....................    $   2,127                      $ 15,918                         $   4,602
                                     =======                       =======                           =======
Pro forma net income per
  share........................                                                                    $   4,556
Pro forma weighted average
  common shares
  outstanding(j)...............                                                                        1,010
NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(k).............    $  37,652                                                       $  37,217
Adjusted EBITDA margin.........         19.5%                                                           19.3%
OTHER FINANCIAL DATA:
Gross margin...................         35.7%                                                           35.7%
Depreciation and
  amortization.................    $   5,137                                                       $   5,387
Cash capital expenditures......        7,613                                                           7,613
Earnings to fixed charges(l)...         1.7x                                                            1.3x

      See Notes to Transaction Pro Forma Consolidated Statement of Income.

        NOTES TO TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma, supplemental pro forma and Transaction pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in conjunction with the Organization and the IPO and to certain events that occurred in connection with the Transaction, as if those events had occurred as of January 1, 1996, including pro forma adjustments intended to present the historical results as if certain subsidiaries had terminated their treatment as S corporations for tax purposes. The Transaction has been accounted for as a recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities.

(a) To reflect $250 amortization of goodwill per annum over thirty years and the elimination of $1,403 for minority interest related to the acquisition of an additional 50% of Am-Source, Inc. as if it were acquired at the beginning of the period.

(b) To reflect reductions in compensation expense of $15,535, including stock and cash of $12,535 for payments to certain executives in connection with the termination of prior employment agreements and $3,000 for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

(c) To reflect the elimination of special bonuses that will not be recurring due to the termination of certain employment agreements in connection with the IPO. No adjustments are reflected or are necessary with respect to performance-based compensation as the provisions in the employment agreements entered into in connection with the IPO would have resulted in performance-based compensation materially equivalent to that reflected in the historical accounts under the prior employment agreements.

(d) To reflect the reduction of actual interest expense assuming a repayment of $8,100 of bank loans at the actual rate in effect and an average balance of $20,000 of loans from Mr. Svenningsen at the actual rate in effect.

(e) To provide for income taxes at a statutory rate of 40.5% on earnings as if Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company had not been treated as S corporations during the period presented and to give effect to the tax effect of these adjustments.

(f) The pro forma adjustments to the historical Consolidated Statement of Income exclude the following items, as described in the notes to the Transaction Pro Forma Consolidated Balance Sheet, (i) the write-off of $20 of deferred financing costs associated with the debt being repaid, (ii) $1,010 of debt retirement costs, (iii) $7,500 of non-recurring compensation expense to be paid by the Estate and the Svenningsen Trusts, (iv) $1,901 of non-recurring compensation expense for the redemption of Company Stock Options, and (v) $11,652 of transaction fees and expenses incurred in connection with the Transaction. Such amounts represent non-recurring expenses which will be reflected in the Consolidated Statement of Income for the period in which the Transaction is included.

(g) To reflect the amortization over a ten-year period of $1,125 of restricted shares of Company Common Stock issued to an officer of the Company in connection with the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction".

(h) To adjust interest expense to reflect the following:

         Interest on historical debt repaid in Transaction......................     $(2,869)
         Interest expense on the Term Loan (8.5% rate)..........................       9,945
         Interest expense on the Senior Subordinated Notes (9.875% rate)........      10,863
         Amortization of deferred financing costs (7-10 years) on new
           indebtedness.........................................................         644
                                                                                     -------
           Total adjustment.....................................................     $18,583
                                                                                     =======

     For the year ended December 31, 1996, a 0.125% increase or decrease in the interest rate on the Term Loan would change the Transaction pro forma interest expense and net income by $146 and $87, respectively.

(i) To reflect the tax effects of the Transaction pro forma adjustments at a 40.5% statutory income tax rate.

(j) Pro forma weighted average common shares outstanding represents the shares outstanding after the Effective Time (see Notes to the Consolidated Financial Statements -- December 31, 1996, note (18)).

(k) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for special bonuses, non-recurring compensation, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(l) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

             TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          PRO FORMA
                                                                        ADJUSTMENTS TO
                                                                        GIVE EFFECT TO
                                                                             THE           TRANSACTION
                                                         HISTORICAL     TRANSACTION(A)      PRO FORMA
                                                         ----------     --------------     -----------
Net sales............................................     $ 161,286                         $ 161,286
Cost of sales........................................       103,460                           103,460
                                                           --------                          --------
  Gross profit.......................................        57,826                            57,826
Operating expenses:
  Selling expenses...................................         9,598                             9,598
  General and administrative expenses................        13,225       $      104(b)        13,329
  Art and development costs..........................         3,891                             3,891
                                                           --------                          --------
     Income from operations..........................        31,112                            31,008
Interest expense, net................................         2,654           14,238(c)        16,892
Other income, net....................................          (219)                             (219)
                                                           --------                          --------
  Income before income taxes and minority
     interests.......................................        28,677                            14,335
Income taxes.........................................        11,627           (5,808)(d)        5,819
Minority interests...................................           149                               149
                                                           --------                          --------
  Net income.........................................     $  16,901                         $   8,367
                                                           ========                          ========
Pro forma net income per share.......................                                       $   8,284
Pro forma weighted average common shares
  outstanding(e).....................................                                           1,010
NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(f)...................................     $  35,617                         $  35,513
Adjusted EBITDA margin...............................          22.1%                             22.0%
OTHER FINANCIAL DATA:
Gross margin.........................................          35.9%                             35.9%
Depreciation and amortization........................     $   4,505                         $   4,505
Cash capital expenditures............................         6,895                             6,895
Earnings to fixed charges(g).........................           7.7x                              1.8x

      See Notes to Transaction Pro Forma Consolidated Statement of Income.

        NOTES TO TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in connection with the Transaction, as if those events had occurred as of January 1, 1996. The Transaction has been accounted for as a recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities.

(a) The pro forma adjustments to the historical Consolidated Statement of Income exclude the following items, as described in the notes to the Transaction Pro Forma Consolidated Balance Sheet, (i) the write-off of $20 of deferred financing costs associated with the debt being repaid, (ii) $1,010 of debt breakage costs, (iii) $7,500 of non-recurring compensation expense to be paid by the Estate and the Svenningsen Trusts, (iv) $1,901 of non-recurring compensation expense for the redemption of Company Stock Options, and (v) $11,652 of the transaction fees and expenses incurred in connection with the Transaction. Such amounts represent non-recurring expenses which the Company anticipates will be reflected in the Consolidated Statement of Income for the period in which the Transaction is included.

(b) To reflect the amortization over a ten-year period of $1,125 of restricted shares of Company Common Stock issued to an officer of the Company in connection with the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction".

(c) To adjust interest expense, net to reflect the following:

         Interest on historical debt repaid in Transaction.................     $(1,852)
         Interest expense on the Term Loan (8.5% rate).....................       7,459
         Interest expense on the Senior Subordinated Notes (9.875% rate)...       8,147
         Amortization of deferred financing costs (7-10 years) on new
           indebtedness....................................................         484
                                                                                -------
              Total adjustment.............................................     $14,238
                                                                                =======

     For the nine months ended September 30, 1997, a 0.125% increase or decrease in the interest rate on the Term Loan would change the Transaction pro forma interest expense and net income by $110 and $65, respectively.

(d) To reflect the tax effects of the Transaction pro forma adjustments at a 40.5% statutory income tax rate.

(e) Pro forma weighted average common shares outstanding represents the shares outstanding following the Effective Time (see Notes to Consolidated Financial Statements -- September 30, 1997, note (7)).

(f) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for special bonuses, non-recurring compensation, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(g) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                TRANSACTION PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                             PRO FORMA
                                                                           ADJUSTMENTS TO
                                                                           GIVE EFFECT TO
                                                                                THE            TRANSACTION
                                                           HISTORICAL       TRANSACTION         PRO FORMA
                                                           ----------      --------------      -----------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................    $     684        $    3,291(a)      $   3,975
  Accounts receivable, net..............................       56,276                              56,276
  Inventories...........................................       48,736                              48,736
  Deposits and other....................................        9,680                               9,680
                                                             --------                            --------
    Total current assets................................      115,376                             118,667
  Property, plant and equipment, net....................       37,157                              37,157
  Intangible assets, net................................        7,540                               7,540
  Deferred financing costs..............................           --             5,500(b)          5,500
  Other assets, net.....................................        2,687               (20)(c)         2,667
                                                             --------                            --------
    Total assets........................................    $ 162,760                           $ 171,531
                                                             ========                            ========
     LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
Current liabilities:
  Loans and notes payable...............................    $  10,020           (10,020)(d)     $      --
  Accounts payable......................................       11,153                              11,153
  Accrued expenses......................................        7,317                               7,317
  Income taxes payable..................................        6,458            (4,334)(e)         2,124
  Current portions of long-term obligations.............        5,556            (3,771)(d)         1,785
                                                             --------                            --------
    Total current liabilities...........................       40,504                              22,379
  Long-term obligations, excluding current portion......       24,828           211,186(d)        236,014
  Deferred tax liabilities..............................        5,585                               5,585
  Other.................................................        2,841                               2,841
                                                             --------                            --------
    Total liabilities...................................       73,758                             266,819
Stockholders' Equity (deficit):
  Common Stock(f).......................................        2,112            (2,112)(g)            --
  Additional paid-in capital............................       65,985            63,000(h)
    ....................................................                          7,500(i)
    ....................................................                       (136,485)(g)            --
  Unamortized restricted Common Stock award.............                         (1,125)(h)        (1,125)
  Retained earnings (deficit)...........................       21,649           (97,609)(g)
    ....................................................                        (17,749)(e)       (93,709)
  Foreign currency translation adjustment...............         (454)                               (454)
  Treasury stock, at cost...............................         (290)              290(g)             --
                                                             --------                            --------
    Total stockholders' equity (deficit)................       89,002                             (95,288)
                                                             --------                            --------
    Total liabilities and stockholders' equity
       (deficit)........................................    $ 162,760                           $ 171,531
                                                             ========                            ========

         See Notes to Transaction Pro Forma Consolidated Balance Sheet.

           NOTES TO TRANSACTION PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma adjustments to the historical consolidated balance sheet as of September 30, 1997. The Transaction has been accounted for as a recapitalization, which will have no impact on the Company's historical basis of assets and liabilities.

(a) To increase cash by $3,291 to reflect the following:

         USES OF CASH:
         Purchase equity..................................................     $235,916
         Redeem Company Stock Options(1)..................................        1,901
         Repay historical debt............................................       29,605
         Debt retirement costs(2).........................................        1,010
                                                                               --------
         Transaction fees and expenses, including deferred financing
           costs(3).......................................................       17,152
                                                                               --------
         Total uses.......................................................      285,584
                                                                               --------
         SOURCES OF CASH:
         New debt.........................................................      227,000
         New equity.......................................................       61,875
                                                                               --------
         Total sources....................................................      288,875
                                                                               --------
         Net..............................................................     $  3,291
                                                                               ========

(b) To reflect the portion of transaction fees which will be recorded as deferred financing costs and will be amortized over the life of the debt to be issued.

(c) To reflect the write-off of deferred financing costs associated with the historical debt being repaid and the termination of the Company's existing term loan agreement.

(d) To adjust indebtedness to reflect the following:

         Repayment of loans and notes payable.............................     $(10,020)
         Repayment of current portion of long-term obligations............       (3,771)
         Adjustments to long-term obligations:
           Repayment of long-term obligations (excluding current portion
              of $3,771)..................................................      (15,814)
           Term Loan......................................................      117,000
           Senior Subordinated Notes......................................      110,000
                                                                               --------
           Net adjustments to long-term obligations.......................      211,186
                                                                               --------
           Total..........................................................     $197,395
                                                                               ========

(e) To adjust retained earnings to reflect the following items as a result of the Transaction and the related events:

         Transaction fees and expenses(3).................................     $(11,652)
         Redemption of Company Stock Options(1)...........................       (1,901)
         Debt retirement costs(2).........................................       (1,010)
         One-time compensation charge payable by the Estate (see (i)
           below).........................................................       (7,500)
         Write-off of deferred financing costs(2).........................          (20)
                                                                               --------
           Total expenses(3)..............................................      (22,083)
         Income tax benefit attributable to deductible costs and
           expenses.......................................................        4,334
                                                                               --------
           Total..........................................................     $(17,749)
                                                                               ========

(f) At September 30, 1997, the Company's authorized capital stock consisted of 5,000,000 shares of Preferred Stock, at $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of Company Common Stock, $0.10 par value, of which 21,120,476 shares were issued and 21,098,785 shares were outstanding. Immediately following the Transaction, 1,000 shares of Company Common Stock were outstanding.

(g) To reflect the purchase of 5,801,441 shares of Company Common Stock for the Cash Consideration of $16.50 per share ($95,724), the cash portion of the Mixed Consideration paid for the 15,024,616 shares of Company Common Stock held by the Estate ($140,192) and the retirement of 21,691 shares of treasury stock ($290).

(h) To reflect the equity contribution of GSCP of $61,875 and the issuance of $1,125 of restricted stock to an officer of the Company.

(i) To reflect a one-time compensation charge of $7,500 paid by the Estate and the Svenningsen Trusts to Mr. Rittenberg under the terms of the Stock Agreement. Such amount is reflected as compensation expense in the Company's financial statements for the fourth quarter of 1997. The income tax benefit attributable to the compensation expense is included in the income tax adjustment of $4,334 in (e) above.
---------------

(1) The cost to redeem Company Stock Options is calculated based on the number of options outstanding and the difference between the weighted average exercise price of the options and the Cash Consideration of $16.50 per share.

(2) The costs associated with the early extinguishment of historical debt will be recognized as an extraordinary loss, net of the related tax benefit, in the Company's financial statements for the period in which the Transaction is included.

(3) Total expenses of $22,083 included $11,652 of (i) professional, advisory and investment banking fees and expenses, (ii) compensation costs and (iii) miscellaneous fees and expenses, such as printing and filing fees which were paid, together with $5,500 of deferred financing costs from the proceeds from the Transaction Financings.

             TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                     PRO FORMA
                                                        AND
                                                    SUPPLEMENTAL
                                                     PRO FORMA       SUPPLEMENTAL
                                                    ADJUSTMENTS       PRO FORMA
                                                      TO GIVE          TO GIVE          PRO FORMA
                                                     EFFECT TO        EFFECT TO       ADJUSTMENTS TO
                                                        THE              THE           GIVE EFFECT
                                                    ORGANIZATION     ORGANIZATION         TO THE         TRANSACTION
                                    HISTORICAL      AND THE IPO      AND THE IPO      TRANSACTION(F)      PRO FORMA
                                    ----------      ------------     ------------     --------------     -----------
Net sales........................    $ 206,983                         $206,983                           $ 206,983
Cost of sales....................      134,512                          134,512                             134,512
                                      --------                         --------                            --------
  Gross profit...................       72,471                           72,471                              72,471
Operating expenses:
  Selling expenses...............       12,745                           12,745                              12,745
  General and administrative
    expenses.....................       18,378        $     62(a)        18,440          $    213(g)         18,653
Art and development costs........        5,393                            5,393                               5,393
  Non-recurring compensation in
    connection with the IPO......       15,535         (15,535)(b)           --                                  --
  Special bonuses................          922            (922)(c)           --                                  --
                                      --------                         --------                            --------
  Income from operations.........       19,498                           35,893                              35,680
Interest expense, net............        4,775            (557)(d)        4,218            18,884(h)         23,102
Other expense, net...............          417                              417                                 417
Income before income taxes and
  minority interests.............       14,306                           31,258                              12,161
Income taxes.....................       12,812            (180)(e)       12,632            (7,734)(i)         4,898
Minority interests...............          560            (351)(a)          209                                 209
                                      --------                         --------                            --------
  Net income.....................    $     934                         $ 18,417                           $   7,054
                                      ========                         ========                            ========
Pro forma net income per share...                                                                         $   6,984
Pro forma weighted average common
  shares outstanding(j)..........                                                                             1,010
NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(k)...............    $  42,018
Adjusted EBITDA margin...........         20.3%                                                                20.2%
OTHER FINANCIAL DATA:
Gross margin.....................         35.0%                                                                35.0%
Depreciation and amortization....    $   6,063                                                            $   6,125
Cash capital expenditures........        8,934                                                                8,934
Earnings to fixed charges(l).....          2.8x                                                                1.5x

      See Notes to Transaction Pro Forma Consolidated Statement of Income.

        NOTES TO TRANSACTION PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Transaction have been derived by the application of pro forma, supplemental pro forma and Transaction pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in conjunction with the Organization and the IPO and to certain events that occurred in connection with the Transaction, as if those events had occurred as of January 1, 1996, including pro forma adjustments intended to present the historical results as if certain subsidiaries had terminated their treatment as S corporations for tax purposes. The Transaction has been accounted for as a recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities.

(a) To reflect $62 amortization of goodwill and the elimination of $351 for minority interest for the quarter ended December 31, 1996, related to the acquisition of an additional 50% of Am-Source, Inc. as if it were acquired as of January 1, 1996.

(b) To reflect reductions in compensation expense of $15,535, including stock and cash of $12,535 for payments to certain executives in connection with the termination of prior employment agreements and $3,000 for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

(c) To reflect the elimination of special bonuses that will not be recurring due to the termination of certain employment agreements in connection with the IPO. No adjustments are reflected or are necessary with respect to performance-based compensation as the provisions in the employment agreements entered into in connection with the IPO would have resulted in performance-based compensation materially equivalent to that reflected in the historical accounts under the prior employment agreements.

(d) To reflect the reduction of interest expense during the quarter ended December 31, 1996, assuming the repayment of bank loans and loans from Mr. Svenningsen from net proceeds of the IPO, as if the IPO occurred at January 1, 1996.

(e) To provide for income taxes at a statutory rate of 40.5% on earnings during the quarter ended December 31, 1996 as if Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company had not been treated as S corporations during the period and to give effect to the tax effect of these adjustments.

(f) The pro forma adjustments to the historical Consolidated Statement of Income exclude the following items, as described in the notes to the Transaction Pro Forma Consolidated Balance Sheet, (i) the write-off of $20 of deferred financing costs associated with the debt being repaid, (ii) $1,010 of debt retirement costs, (iii) $7,500 of non-recurring compensation expense to be paid by the Estate and the Svenningsen Trusts, (iv) $1,901 of non-recurring compensation expense for the redemption of Company Stock Options, and (v) $11,652 of transaction fees and expenses incurred in connection with the Transaction. Such amounts represent non-recurring expenses which the Company anticipates will be reflected in the Consolidated Statement of Income for the period in which the Transaction is included.

(g) To reflect the amortization over a ten-year period of $1,125 of restricted shares of Company Common Stock issued to an officer of the Company in connection with the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction".

(h) To adjust interest expense to reflect the following:

         Interest on historical debt repaid in Transaction.................     $(2,568)
         Interest expense on the Term Loan (8.5% rate).....................       9,945
         Interest expense on the Senior Subordinated Notes (9.875% rate)...      10,863
         Amortization of deferred financing costs (7-10 years) on new
           indebtedness....................................................         644
                                                                                -------
              Total adjustment.............................................     $18,884
                                                                                =======

     For the twelve months ended September 30, 1997, a 0.125% increase or decrease in the interest rate on the Term Loan would change the Transaction pro forma interest expense and net income by $146 and $87, respectively.

(i) To reflect the tax effects of the Transaction pro forma adjustments at a 40.5% statutory income tax rate.

(j) Pro forma weighted average common shares outstanding represents the shares outstanding following the Effective Time (see Notes to Consolidated Financial Statements -- September 30, 1997, note (7)).

(k) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for special bonuses, non-recurring compensation, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, Investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(l) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The party goods industry has experienced significant changes in both distribution channels and product offerings over the last several years. The retail distribution of party goods has begun to shift from smaller independent stores and designated departments within drug, discount or department store chains to superstores dedicated to retailing party goods. In part due to the success of the superstore channel, party goods manufacturers broadened their product lines to support the celebration of a greater number of occasions. The industry's growth has been directly affected by these changes.

     The Company's revenues have increased from $132.0 million in 1994 to $192.7 million in 1996, a compound annual growth rate of approximately 21%. The Company attributes this growth to its ability to create a broad range of unique and innovative designs for its products and to work closely with its customers to market and merchandise its products to consumers. In particular, the Company experienced significant growth with its party superstore customers. Between 1993 and 1996, sales to party superstore customers increased from $26.8 million to $85.1 million, a 47% compound annual growth rate.

     Revenues are generated from sales of approximately 14,000 SKUs consisting of paper and plastic tableware, accessories and novelties for all occasions. Tableware (plates, cups, cutlery, napkins and tablecovers) is the Company's core product category, generating approximately 59% of revenues in 1996. Coordinated accessories (e.g., balloons and banners) and novelties (e.g., party favors) are offered to complement the Company's tableware products. To serve its customers better, the Company has made significant additions to its product line. Through increased spending on internal product development as well as through acquisitions, the Company has had a net increase of approximately 6,300 SKUs since 1991. Revenue growth primarily has been the result of increased orders from its party superstore customers (new stores and increased same-store sales), increased international sales and price increases.

     The Company's gross profit is influenced by its product mix and paper costs. Products manufactured by the Company, primarily tableware, represented approximately 50% of the Company's 1996 sales. The Company has made significant additions to its manufacturing capacity which have allowed it to improve gross margins. The Company believes that its manufacturing capabilities enable it to lower product cost, ensure product quality and be more responsive to customer demands. Paper and pulp related products are the Company's principal raw materials. The Company has historically been able to adjust its prices in response to changes in paper prices.

FINANCIAL IMPACT OF ORGANIZATION OF THE COMPANY

     In connection with the IPO in December 1996 and the Organization, certain events occurred which affected the financial position and results of the Company. The following is a discussion of these events and the related financial impact.

  ORGANIZATION OF FOUNDER'S INTERESTS

     The Company was formed for the purpose of becoming the holding company for the businesses previously conducted by Amscan Inc., certain affiliated companies individually owned and independently controlled by Mr. Svenningsen, and certain affiliated companies less than 100% owned by Mr. Svenningsen, including Am-Source, Inc., the Company's supplier of plastic plates, cups and bowls. The transfer of Mr. Svenningsen's ownership in these companies in exchange for shares of Common Stock of the Company was accounted for in a manner similar to a pooling of interests and, as such, the historical cost basis of the accounts was carried over thereby not giving rise to any goodwill.

  ACQUISITION OF AM-SOURCE, INC.

     The Company and the stockholders of Am-Source, Inc., other than Mr. Svenningsen, entered into an agreement pursuant to which such stockholders transferred their ownership in Am-Source, Inc. in exchange for shares of Company Common Stock. The transaction was accounted for as the purchase of the 50% ownership of Am-Source, Inc. not owned and gave rise to $7.4 million of goodwill, which is being amortized over 30 years.

  TERMINATION OF PRIOR EMPLOYMENT AGREEMENTS

     Pursuant to an agreement between Amscan Inc. and Mr. Rittenberg, the Company's President, Mr. Rittenberg entered into a new employment agreement, effective upon consummation of the IPO for a period of three years at a base compensation of approximately $220,000 per year to be increased annually by 5%. Mr. Rittenberg agreed to the termination of his prior employment agreement upon consummation of the IPO. The agreement which was terminated provided for Mr. Rittenberg to receive bonuses equal to approximately 10% of the aggregate net profits of Amscan Inc. and certain affiliates (as defined in the agreement) in each of the next three years and an amount equal to 5% of the value of Amscan Inc. in the event of a change in control or an initial public offering. In exchange for relinquishing these rights, Mr. Rittenberg received a special one-time payment of $3.5 million in cash and shares of Company Common Stock equal to approximately 3% of the total shares outstanding (excluding shares issued upon exercise of the underwriters' over-allotment option) immediately following the IPO. The aggregate value paid to Mr. Rittenberg in cash and stock was $11.5 million.

     During the periods presented, certain other executives also had employment agreements which entitled them to receive a percentage of the pre-tax profits. These arrangements for Mr. Rittenberg and such other executives between 1994 and 1996 ranged from 18% to 20% of pre-tax profits in the aggregate. In conjunction with the IPO, these agreements were substantially modified and these bonus arrangements replaced by a combination of specific incentive plans and/or cash payments and stock option grants. The aggregate of the special bonuses to Mr. Rittenberg and the other executives and senior managers were $2.2 million, $2.6 million and $4.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

  ESTABLISHMENT OF AN EMPLOYEE STOCK OWNERSHIP PLAN AND PAYMENT OF STOCK BONUSES

     In conjunction with the IPO, the Company incurred a compensation expense of $3.0 million for the establishment of the Company's Employee Stock Ownership Plan (the "ESOP") for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees. At the time of the IPO, there was a special one-time contribution of 250,000 shares of Company Common Stock to the ESOP, subject to reduction as described in the next sentence, allocated to participant accounts based upon a formula which was weighted based upon both years of service and compensation. To the extent that application of this formula resulted in a contribution to the ESOP on behalf of a participant which exceeded the maximum contribution permitted under applicable law, the contribution to the ESOP for such participant was reduced to the maximum permitted and the balance determined under the formula was paid to such participant in the form of a stock bonus. The ESOP will be amended in certain respects in connection with the Transaction.

  CHANGE IN TAX STATUS OF CORPORATIONS

     Prior to the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were operated as S corporations for federal income and, where available, for state income tax purposes. As a result, these corporations did not record or pay any federal or state income tax except in states which do not recognize S corporation status. Following the IPO, the Company has been taxed as a C corporation under the Code (as "C corporation" is defined therein) and it is anticipated that the Company will have an effective income tax rate of approximately 40.5%.

The Company has presented pro forma tax provisions and pro forma net income and per share data. These pro forma amounts represent the income tax provision and the net income of the Company had it been a C corporation and thus subject to income tax for all periods. See the consolidated financial statements included elsewhere in this Prospectus.

  STOCKHOLDER DISTRIBUTIONS

     As S corporations, the accumulated profits of Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were distributed to the stockholders through December 18, 1996, the effective date of the IPO. Net profits after the consummation of the IPO are added to the retained earnings of the Company and used to fund the capital requirements of the business. Additionally, prior to the IPO, Amscan Inc. and certain affiliates declared dividends representing distributions of accumulated profits and a return of capital. These amounts were reflected as subordinated debt and nearly all of the previous balances of subordinated debt were repaid from the net proceeds of the IPO.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Percentage of Net Sales

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                           -----------------
                                                                           1997        1996
                                                                           -----      ------
Net Sales.............................................................     100.0%      100.0%
Cost of sales.........................................................      64.1        63.2
                                                                           ------     ------
  Gross profit........................................................      35.9        36.8
Operating expenses:
  Selling expenses....................................................       6.0         5.9
  General and administrative expenses.................................       8.2         9.6
  Art and development costs...........................................       2.4         2.5
  Special bonuses.....................................................        --         2.2
                                                                           ------     ------
Total operating expenses..............................................      16.6        20.2
                                                                           ------     ------
  Income from operations..............................................      19.3        16.6
Interest expense, net.................................................       1.6         3.1
Other income, net.....................................................      (0.1)       (0.2)
                                                                           ------     ------
  Income before income taxes and minority interests...................      17.8        13.7
Income tax expense....................................................       7.2         0.5
Minority interests....................................................       0.1         0.9
                                                                           ------     ------
  Net income..........................................................      10.5%       12.3%
                                                                           ======     ======

  NET SALES

     Net sales for the nine months ended September 30, 1997 were $161.3 million, an increase of 9.7% over the nine months ended September 30, 1996. Sales to national accounts totaled $84.2 million, or 22.1% higher than in the corresponding period in 1996, principally as a result of sales to the party goods superstore channel. Sales to international customers increased $1.6 million, contributing 11% to sales growth. Also contributing to the increase in sales was the Company's marketing strategy of continually offering new products, as well as new designs and themes for existing products. During the twelve month period ended September 30, 1997, the Company added approximately 600 SKUs to its product line.

  GROSS PROFIT

     Gross profit for the nine months ended September 30, 1997 was $57.8 million, an increase of $3.7 million over the same period in 1996. As a percent of sales, gross profit decreased for the first nine months of 1997 to 35.9% from 36.8% over the corresponding period in 1996 as a result of an increase in manufacturing capacity and the addition of a new distribution facility, which created near-term excess capacity.

  SELLING EXPENSES

     Selling expenses of $9.6 million for the nine months ended September 30, 1997 increased by $0.9 million and as a percentage of net sales to 6.0% as compared to 5.9% in the corresponding time period in 1996, primarily due to the expansion of foreign operations.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses of $13.2 million for the nine months ended September 30, 1997 decreased $0.9 million as compared to the corresponding period in 1996. As a percentage of net sales, general and administrative expenses decreased to 8.2% from 9.6%. The decrease is primarily attributable to non-recurring costs incurred in the second quarter of 1996 associated with the move to new corporate offices and additional personnel costs, including relocation and recruitment. General cost reduction efforts in 1997 were offset by increases in bad debt expense.

  ART AND DEVELOPMENT COSTS

     Art and development costs of $3.9 million for the nine months ended September 30, 1997 decreased slightly to 2.4% of net sales during the nine months ended September 30, 1997 from 2.5% for the corresponding period of 1996. In 1996, the Company significantly expanded its creative and new product development staff and internal development capabilities. The continued investment in art and development expenditures in 1997 reflects the Company's strategy to remain a leader in product quality and development.

  SPECIAL BONUSES

     The employment agreements which gave rise to special bonuses during the first months of 1996 were substantially modified at the time of the IPO in December 1996 to eliminate future special bonus payments. Such bonuses, which were based entirely upon the pre-tax income of Amscan Inc. and certain affiliates, were $3.3 million or 2.2% of net sales for the nine months ended September 30, 1996.

  INTEREST EXPENSE, NET

     Interest expense, net, decreased by $1.9 million to $2.7 million for the nine months ended September 30, 1997 over the corresponding period in 1996, as the net proceeds received from the issuance of Common Stock in December 1996 and January 1997 in connection with the IPO were used to reduce indebtedness under the Company's line of credit and to repay subordinated debt.

  INCOME TAXES

     Income tax expense was $11.6 million for the nine months ended September 30, 1997 determined based upon an estimated consolidated effective income tax rate of 40.5% for the year ending December 31, 1997. Prior to the IPO, Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company were taxed as Subchapter S corporations for federal income tax and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes, except in states which do no recognize Subchapter S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes for the nine months ended September 30, 1996 consisted principally of foreign taxes.

  MINORITY INTERESTS

     Minority interests of $0.1 million and $1.2 million for the nine months ended September 30, 1997 and 1996, respectively, represent the portion of income of the Company's subsidiaries attributable to equity ownership not held by the Company. In addition to the minority interests of certain foreign entities, the minority interests for the nine months ended September 30, 1996 included a 50% minority interest in Am-Source, Inc. On December 18, 1996, the Company acquired the remaining minority interest in Am-Source, Inc.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  PERCENTAGE OF NET SALES

                                                                                 YEARS ENDED
                                                                                DECEMBER 31,
                                                                               ---------------
                                                                               1996      1995
                                                                               -----     -----
Net Sales..................................................................    100.0%    100.0%
Cost of sales..............................................................     64.3      64.9
                                                                               ------    ------
  Gross profit.............................................................     35.7      35.1
Operating expenses:
  Selling expenses.........................................................      6.1       7.4
  General and administrative expenses......................................     10.0       9.1
  Art and development costs................................................      2.7       2.5
  Non-recurring compensation in connection with the IPO....................      8.1
  Special bonuses..........................................................      2.2       1.5
                                                                               ------    ------
Total operating expenses...................................................     29.1      20.5
                                                                               ------    ------
  Income from operations...................................................      6.6      14.6
Interest expense, net......................................................      3.4       3.4
Other expense (income), net................................................      0.2      (0.2)
                                                                               ------    ------
  Income before income taxes and minority interests........................      3.0      11.4
Income taxes...............................................................      1.0       0.4
Minority interests.........................................................      0.9       0.6
                                                                               ------    ------
  Net income...............................................................      1.1%     10.4%
                                                                               ======    ======

  NET SALES

     Net sales for the year ended December 31, 1996 were $192.7 million, an increase of 15.1% over the year ended December 31, 1995 in which net sales were $167.4 million. Increased sales to national accounts, principally party superstores, accounted for $21.9 million or 87% of this increase. Also contributing to this sales increase was the impact of the Company's marketing strategy of continually offering new products as well as new designs and themes for existing products. In 1996, the Company's product line included approximately 14,000 SKUs compared with approximately 13,400 SKUs in 1995. Selling price increases related to core products (paper plates, cups, cutlery, napkins and tablecovers) in response to higher paper costs accounted for approximately 6 percentage points of the 15.1% increase in net sales between the periods. Increased sales to international customers accounted for $3.3 million of the increase in net sales.

  GROSS PROFIT

     Gross profit increased $10.0 million for the year ended December 31, 1996 compared to 1995, and improved as a percentage of sales from 35.1% to 35.7%. Higher selling prices in response to prior period increases in paper costs as well as lower product costs resulting from the Company's continued vertical integration of manufacturing operations, offset in part by the cost of added distribution facilities, were the primary reasons for this improvement in margins.

  SELLING EXPENSES

     Selling expenses were lower by $0.4 million for the year ended December 31, 1996 compared to 1995, and declined as a percentage of net sales from 7.4% to 6.1%. The primary reason for the percentage decline was the Company's ability to increase sales to its party superstore customers while not significantly increasing its sales costs associated with those accounts.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased $4.3 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, general and administrative expenses increased from 9.1% to 10.0%. This increase is principally attributable to an increase in the provision for bad debts of $1.7 million or 0.9% of net sales related to a significant increase in the Company's accounts receivable and increased occupancy costs of $0.5 million or 0.3% of net sales related to the Company's new corporate offices. Also contributing to this increase are non-recurring costs related to the development of a new business management computer system of $1.2 million or 0.6% of net sales as well as one-time costs associated with the move to the new corporate offices of $0.3 million or 0.2% of net sales and additional personnel costs including relocation and recruitment costs of $0.3 million or 0.2% of net sales.

  ART AND DEVELOPMENT COSTS

     Art and development costs increased $0.9 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, art and development costs increased from 2.5% to 2.7%. The Company significantly expanded its creative and new product development staff and internal development capabilities in the middle of 1995 which resulted in a substantial increase in art and development costs which were incurred during all of 1996. The increase in art and development expenditures reflects the Company's strategy to remain a leader in product quality and development.

  NON-RECURRING COMPENSATION

     In conjunction with the IPO, the Company recorded non-recurring compensation of $15.5 million in 1996 related to stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of employment agreements and $3.0 million for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

  SPECIAL BONUSES

     Special bonuses, which were based entirely upon the Company's pre-tax income, increased by $1.6 million for the year ended December 31, 1996 compared to 1995. The employment agreements which gave rise to these bonuses were substantially modified to eliminate these special bonus payments in the future.

  INCOME FROM OPERATIONS

     Due to the non-recurring compensation of $15.5 million and the other factors discussed above, income from operations decreased $11.9 million to $12.8 million in 1996 from $24.7 million in 1995. As a percentage of net sales, income from operations decreased from 14.6% in 1995 to 6.6% in 1996.

  INTEREST EXPENSE, NET

     Interest expense, net increased by $0.9 million to $6.7 million in 1996, reflecting slightly higher borrowings associated with increased working capital (primarily inventory and accounts receivable) needed to support the increased volume of sales, offset in part by a lower effective interest cost associated with the Company's revised revolving credit agreement, which was entered into in September 1995.

  INCOME TAXES

     Prior to the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were taxed as S corporations for federal income tax and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes in 1996 consist principally of foreign taxes and a one-time charge of $0.8 million related to the establishment of deferred taxes in connection with the change in tax status.

  MINORITY INTERESTS

     Minority interests represent the portion of income of the Company's Subsidiaries attributable to equity ownership not held by Amscan Holdings, Inc. In addition to the minority interests of certain foreign entities, these amounts include the minority interest of Am-Source, Inc. through December 18, 1996, the date the Company acquired the 50% not owned by Mr. Svenningsen.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

PERCENTAGE OF NET SALES

                                                                                YEARS ENDED
                                                                                DECEMBER 31,
                                                                              ----------------
                                                                              1995       1994
                                                                              -----      -----
Net Sales................................................................     100.0%     100.0%
Cost of sales............................................................      64.9       65.7
                                                                              -----      -----
  Gross profit...........................................................      35.1       34.3
Operating expenses:
  Selling expenses.......................................................       7.4        8.5
  General and administrative expenses....................................       9.1       11.0
  Art and development costs..............................................       2.5        2.1
  Special bonuses........................................................       1.5        1.7
                                                                              -----      -----
Total operating expenses.................................................      20.5       23.3
                                                                              -----      -----
  Income from operations.................................................      14.6       11.0
Interest expense, net....................................................       3.4        2.9
Other (income) expense, net..............................................      (0.2)       0.1
                                                                              -----      -----
  Income before income taxes and minority interests......................      11.4        8.0
Income taxes.............................................................       0.4        0.4
Minority interests.......................................................       0.6        0.1
                                                                              -----      -----
  Net income.............................................................      10.4%       7.5%
                                                                              =====      =====

  NET SALES

     Net sales for the year ended December 31, 1995 were $167.4 million, an increase of 26.8% over 1994 when net sales were $132.0 million. Increased sales to party superstores accounted for $23.3 million or 66% of this increase. The number of retail outlets represented by these accounts increased to 886 in 1995 from 720 in 1994. Also contributing to this net sales increase was the impact of the Company's marketing strategy of continually offering new products as well as new designs and themes for existing products. In 1995, the Company's product line included over 13,400 SKUs compared to approximately 11,000 SKUs in 1994. Selling price increases related to core products (paper plates, cups, napkins and tablecovers) in response to higher paper costs, accounted for approximately 5 percentage points of the 26.8% of the year-over-year increase in net sales. Increased sales to international customers accounted for $4.3 million of the increase in net sales in 1995 compared to 1994.

  GROSS PROFIT

     Gross profit increased by $13.5 million from 1994 to 1995, and improved as a percentage of net sales from 34.3% to 35.1%. The gross profit margin improvement resulted primarily from the increased vertical integration of the Company's tableware manufacturing operations. During 1995, the Company added several new pieces of equipment including two printing presses which enabled it to expand its manufacturing capacity. In addition, gross profit improved as a result of increased leveraging of existing distribution facilities and improved purchasing of nonmanufactured products.

  SELLING EXPENSES

     Selling expenses increased by $0.9 million from 1994 to 1995, but declined as a percentage of net sales from 8.5% to 7.4%. The primary reason for the percentage decline was the Company's ability to increase sales to its party superstore customers, while not significantly increasing its sales costs associated with these accounts.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased by $0.5 million from 1994 to 1995, primarily as a result of modest wage increases partially offset by decreased provisions for bad debts. During 1994, the Company sustained a larger amount of write-offs due to two large accounts which filed for bankruptcy. As a percentage of net sales, general and administrative expenses declined from 11.0% in 1994 to 9.1% in 1995. The Company was able to leverage its administrative resources while supporting the increased sales.

  ART AND DEVELOPMENT COSTS

     Art and development costs increased $1.5 million from 1994 to 1995. As a percentage of net sales, art and development costs increased from 2.1% in 1994 to 2.5% in 1995. The Company significantly expanded its creative and new product development staff and internal development capabilities in 1995, which resulted in a substantial increase in art and development costs in the second half of 1995. The increase in such expenses reflects the Company's strategy of remaining a leader in product quality and development.

  SPECIAL BONUSES

     Special bonuses, which were based upon the Company's pre-tax income, increased in 1995 over 1994. The special bonus in 1994 included special one-time bonuses of approximately $0.8 million associated with the partial acquisition of Am-Source, Inc. In connection with the IPO, the employment agreements which gave rise to these bonuses were substantially modified to eliminate the special bonus payments.

  INCOME FROM OPERATIONS

     The factors discussed above contributed to the increase in income from operations of 69.9% to $24.7 million in 1995 from $14.5 million in 1994. As a percentage of net sales, income from operations increased from 11.0% in 1994 to 14.6% in 1995.

  INTEREST EXPENSE, NET

     Interest expense, net increased by $1.9 million to $5.8 million from 1994 to 1995, reflecting higher borrowings associated with increased working capital (primarily from inventory and accounts receivable) needed to support the increased volume of sales, as well as an increase in the Company's average effective rate for borrowed money from 7.5% to 8.3%.

  INCOME TAXES

     Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company elected to be taxed as S corporations for federal income and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal income taxes prior to the IPO except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries terminated their S corporation status and, accordingly, are subject to federal and state income taxes. The amounts shown as income taxes consist principally of foreign taxes.

  MINORITY INTERESTS

     Minority interests represent the portion of income attributable to equity ownership not held by Mr. Svenningsen. In addition to the minority interests of certain foreign entities, these amounts include the minority interest of Am-Source, Inc. prior to its acquisition by the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its growth since 1994 principally through cash flow generated from operations, the use of operating leases, increases in its revolving line of credit borrowings and increases in long-term debt, including debt owed to Mr. Svenningsen. The net proceeds from the IPO were used to reduce indebtedness under the Company's line of credit and to repay subordinated debt.

     Upon consummation of the Transaction, the Company's existing loan arrangements terminated and the Company entered into the Transaction Financings. As of September 30, 1997, after giving pro forma effect to the Transaction and the Transaction Financings and the application of the net proceeds therefrom, the Company would have had (i) $237.8 million of consolidated indebtedness and
(ii) $95.3 million of consolidated stockholders' deficiency. The Company's significant debt service obligations following the Transaction could, under certain circumstances, have material consequences to security holders of the Company. See "Description of Senior Debt" and "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness".

     In order to fund the payment of the cash portion of the Transaction Consideration, to refinance certain existing outstanding indebtedness of the Company, to pay transaction costs incurred in connection with the Transaction, and for general corporate purposes, the Company issued the Notes and entered into the Bank Credit Agreement providing for borrowings in the aggregate principal amount of approximately $117 million under the Term Loan and revolving loan borrowings of up to $50 million under the Revolving Credit Facility. The Revolving Credit Facility is, subject to a borrowing base, available to fund the working capital requirements of the Company.

     Based upon the current level of operations and anticipated growth, the Company anticipates that its operating cash flow, together with available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated future requirements for working capital and operating expenses, to permit potential acquisitions and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) and to satisfy its other obligations will depend upon its future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond its control.

     Management believes that additions to plant and equipment during the past three years provide adequate capacity to support its operations for at least the next 12 months. As of September 30, 1997, the Company did not have material commitments for capital expenditures. The Transaction Financings entered into in connection with the Transaction may affect the Company's ability to make capital expenditures. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness"; "Description of Senior Debt" and "Description of Exchange Notes".

  CASH FLOW DATA -- NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net cash provided by operating activities increased by $6.9 million to $8.5 million for the nine months ended September 30, 1997 as compared to the same period in 1996, primarily as a result of decreased working capital levels. Net cash used in investing activities increased by $1.2 million to $6.8 million for the nine months ended September 30, 1997 over the comparable period in 1996, and consisted primarily of capital expenditures. Net cash used in financing activities totaled $2.5 million for the nine months ended September 30, 1997 as repayments of bank and other indebtedness exceeded net proceeds of $4.5 million received from the sale of the Company's Common Stock to cover the exercise of the underwriters' over-allotment option and proceeds under the Company's existing loan arrangements.

  BALANCE SHEET DATA -- SEPTEMBER 30, 1997 COMPARED TO DECEMBER 31, 1996

     Accounts receivable, net, increased $18.9 million to $56.3 million at September 30, 1997 from $37.4 million at December 31, 1996. This increase is principally due to the increased sales and customary extended payment terms offered on seasonal sales during the third quarter. Third quarter sales are generally the highest of the year primarily due to the shipment of certain seasonal holiday merchandise. During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from one of its two largest customers into an equity interest. The Company subsequently transferred 50% of this interest to the Estate in full satisfaction of $2.0 million of obligations. The remaining equity interest is included in other assets at September 30, 1997. Subsequently, the Company transferred the remaining interest to the Estate for $1.0 million in cash and in full satisfaction of $1.0 million of future obligations to the Estate.

     Inventories increased $3.0 million to $48.7 million at September 30, 1997 from $45.7 million at December 31, 1996 due to seasonality of inventory levels.

     Deposits and other current assets decreased $1.7 million to $9.7 million at September 30, 1997 from December 31, 1996, principally due to a reduction in deposits for the manufacture of equipment to be leased.

     Property, plant and equipment, net, increased $2.5 million to $37.2 million at September 30, 1997 from $34.7 million at December 31, 1996. The increase represents the acquisition of certain domestic manufacturing and warehouse equipment, partially offset by depreciation.

     Loans and notes payable decreased $19.3 million to $10.0 million at September 30, 1997 from December 31, 1996, reflecting the repayment of borrowings under the Company's previous revolving credit line, which was financed by advances under the Company's then-existing loan facilities and term loans.

     Income taxes payable increased $5.6 million to $6.5 million at September 30, 1997 from December 31, 1996. This increase is primarily due to the change in tax status. In connection with the IPO on December 18, 1996, Amscan Inc., AmSource, Inc., and other subsidiaries of the Company terminated their S corporation status, and accordingly became subject to federal and state income taxes.

     Third-party long-term financings for the nine months ended September 30, 1997 consisted primarily of borrowings under the previously mentioned term loan and long-term loans secured by real property, machinery and equipment.

     Common Stock and additional paid-in capital increased by $4.5 million as a result of the exercise of the underwriters' over-allotment option.

  CASH FLOW DATA -- YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net cash provided by operating activities increased by $7.6 million to $12.3 million in the year ended December 31, 1996 from $4.7 million in the year ended December 31, 1995 as a result of the decreased rate of growth in inventories and other assets, partially offset by increases in deposits paid on purchased equipment and a decrease in net income before depreciation and amortization. Net cash used in investing activities of $7.6 million increased by $3.1 million from 1995 because of increased capital expenditures. Net cash used in financing activities increased by $6.1 million to $6.0 million in 1996 due to increases in stockholder distributions, repayment of bank debt and subordinated debt partially offset by net proceeds from the IPO.

     Third party financings for 1996 consisted primarily of borrowings under credit and long-term loans secured by machinery and equipment. The Company used net proceeds from the IPO to repay debt owed to the banks and to Mr. Svenningsen in 1996. The Company used $8.9 million of the cash in 1996 to fund its working capital needs, which consisted primarily of increases in accounts receivable and deposits on machinery and equipment.

     In 1996, the Company distributed $23.4 million, compared to $11.0 million in 1995, to stockholders, of which $1.4 million in 1996 and $4.0 million in 1995 was reinvested in the Company as debt payable to stockholders. The distributions in 1996 were funded by net proceeds from the IPO and represented accumulated earnings and the return of previously provided capital.

     In 1996 and 1995, the Company acquired $11.0 million and $4.5 million, respectively, of machinery and equipment, which was financed by long-term debt and borrowings under the Company's revolving credit facility, and entered into operating leases for additional machinery and equipment totaling $10.8 million in 1996 and $7.4 million in 1995.

  BALANCE SHEET DATA -- DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

     Accounts receivable, net increased $5.5 million to $37.4 million at December 31, 1996 from $31.9 million at December 31, 1995. This increase is due principally to increased sales.

     Deposits and other assets increased $8.4 million to $11.4 million at December 31, 1996 from December 31, 1995. This increase is due principally to deposits placed, offset by the related advances received, in connection with various operating leases for manufacturing and warehouse equipment as well as office equipment and computer software and to the establishment of a deferred tax asset resulting from the change in tax status.

     Property, plant and equipment, net increased $5.5 million to $34.7 million at December 31, 1996 from $29.2 million at December 31, 1995. This increase is primarily due to manufacturing and warehouse equipment acquired, partially offset by depreciation.

     Intangible assets, net increased $7.1 million on December 31, 1996 from December 31, 1995 primarily due to goodwill recorded in connection with the acquisition of the remaining 50% of Am-Source, Inc.

     Loans and notes payable decreased $8.5 million to $29.3 million at December 31, 1996. Subordinated and other debt due to stockholders decreased $17.1 million to $1.4 million at December 31, 1996. The decreases resulted from the repayment of bank debt and subordinated debt funded by net proceeds from the IPO.

     Long-term debt, including current installments, increased $3.1 million to $17.6 million at December 31, 1996 primarily because of loans used to acquire machinery and equipment.

     Common stock increased $1.7 million to $2.1 million at December 31, 1996 due to the exchange of shares issued in 1996. These shares include the shares issued to Mr. Svenningsen and others in connection with the Organization, the shares issued in the IPO and the shares issued in connection with the establishment of the ESOP, the payment of stock bonuses and the acquisition of the remaining 50% of Am-Source, Inc.

     Additional paid-in capital increased $52.4 million to $61.5 million as of December 31, 1996 primarily due to the net proceeds from the IPO, and other shares issued in connection with the IPO, partially offset by the return of previously provided capital and a reduction in additional paid-in capital resulting from the exchange of shares in the Organization.

  CASH FLOW DATA -- YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net cash provided by operating activities decreased by $0.4 million to $4.7 million in 1995 from $5.1 million in 1994. This slight decrease was primarily attributable to increases in accounts receivable and inventories, offset by increases in accounts payable and accrued expenses and net income before depreciation and amortization. Net cash used in investing activities decreased $2.8 million from $7.3 million to $4.5 million due to reduced capital expenditures. Net cash provided by financing activities decreased $2.6 million from $2.7 million to $0.1 million due to an increase in stockholder distributions partially offset by an increase in loans, notes payable and long-term indebtedness.

     The Company generated $10.0 million and $3.9 million from third-party financings and $1.2 million and $6.3 million from financings with Mr. Svenningsen in 1995 and 1994, respectively. Financings in 1995 consisted primarily of long-term loans secured by machinery and equipment and borrowings under revolving credit facilities, while financings in 1994 consisted primarily of bankers acceptances and borrowings under revolving credit facilities. The Company used $18.6 million of cash in 1995 and $11.2 million of cash in 1994 to fund its working capital needs, which consisted primarily of increases in accounts receivable and inventory.

     In 1995, the Company distributed $11.0 million, compared to $7.5 million in 1994, to stockholders, of which $4.0 million in 1995 and $6.3 million in 1994 was reinvested in the Company as debt payable to stockholders. The remainder of these distributions was used principally for the payment of the stockholders' taxes. The increase from 1994 to 1995 was due to increased earnings of those corporations, taxable to the stockholders.

     In 1994, the Company acquired $8.0 million of machinery and equipment which was financed primarily by borrowings under the Company's revolving credit facilities and $4.0 million of which was refinanced through long-term loans early in 1995.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128--Earnings per Share, effective for interim and annual periods ending after December 15, 1997. The Company does not believe that the impact of SFAS No. 128 will have a significant impact on its earnings per share calculation.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 170 establishes requirements for disclosure of comprehensive income. The new standard becomes effective for the Company's fiscal year 1998 and requires reclassification of earlier financial statements for comparative purposes.

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and requires disclosure of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. The new standard becomes effective for the Company's fiscal year 1998 and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company does not believe any substantial changes to its disclosures will be made at the time SFAS No. 131 is adopted.

     In November 1997, the Emerging Issues Task Force reached a consensus on Issue 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation. The consensus generally requires third party consulting costs and internally generated costs associated with business process reengineering projects to be expensed as incurred. The consensus became effective for the Company's fiscal year ended December 31, 1997 and will not have a significant impact on its financial position or results of operations.

     Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

QUARTERLY RESULTS

     As a result of the seasonal nature of certain of the Company's products, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has offset, in part, this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivables balances and associated higher interest costs to support these balances. The following table sets forth the historical net sales and income (loss) from operations of the Company for 1997, 1996 and 1995 by quarter.

                                                                    QUARTER ENDED
                                                  --------------------------------------------------
                                                  MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                  --------    -------    ------------    -----------
1995
Net sales......................................   $ 39,376    $41,046      $ 47,892       $  39,089
Income from operations.........................      6,492      6,350         9,120           2,707(a)
1996
Net sales......................................   $ 47,258    $45,714      $ 54,036       $  45,697
Income (loss) from operations..................      7,586      7,563         9,223         (11,614)(b)
1997
Net sales......................................   $ 53,176    $49,225      $ 58,885
Income from operations.........................     10,029      9,306        11,777

---------------

(a) In addition to the seasonal variability described above, income from operations for the fourth quarter of 1995 was adversely affected by the impact of higher paper costs for which selling price adjustments were implemented in the first quarter of 1996. Income from operations for this quarter were also adversely affected by additional bad debt reserves (approximately $0.5 million, representing approximately one-third of the provision for doubtful accounts recognized for the full year 1995) and additional computer system expenses (approximately $0.5 million).

(b) Included in fourth quarter results in 1996 are non-recurring compensation expenses of $15.5 million, including stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of prior employment agreements and $3.0 million for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including financial projections, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, including any changes to operations, competitive strengths, goals, expansion and growth of the Company's and its Subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to,
(1) the significant considerations discussed in this Prospectus, (2) the concentration of sales by the Company to party goods superstores where the reduction of purchases by a small number of customers could materially reduce the Company's sales and profitability, (3) the concentration of the Company's credit risk in party goods superstores, many of which are privately held and have expanded rapidly in recent years, (4) the failure by the Company to anticipate changes in tastes and preferences of party goods retailers and consumers, (5) the introduction of new products by the Company's competitors, (6) the inability of the Company to increase prices to recover fully future increases in raw material prices, especially increases in paper prices, (7) the loss of key employees, (8) changes in general business conditions, (9) other factors which might be described from time to time in the Company's filings with the Commission, and (10) other factors which are beyond the control of the Company and its Subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its Subsidiaries or their business or operations. In addition, although the Company believes that it has the product offerings and resources needed for continued growth in revenues and margins, future revenue and margin trends cannot be reliably predicted. Changes in such trends may cause the Company to adjust its operations in the future. Because of the foregoing and other factors, recent trends should not be considered reliable indicators of future financial results.

                                    BUSINESS

THE COMPANY

     Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden.

     The Company currently offers over 250 product ensembles, generally containing 30 to 150 coordinated items. These ensembles comprise a wide variety of products to accessorize a party including matching invitations, tableware, decorations, party favors and thank-you cards. The Company designs, manufactures and markets party goods for a wide variety of occasions including seasonal holidays, special events and theme celebrations. The Company's seasonal ensembles enliven holiday parties throughout the year including New Year's, Valentine's Day, St. Patrick's Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. The Company's special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, baby and bridal showers and anniversaries, while its theme-oriented ensembles include Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties.

     In addition to its long-standing relationships with independent card and gift retailers, the Company is a leading supplier to the party superstore distribution channel. Party goods superstores are growing rapidly by providing consumers with a one-stop source for all of their party needs, generally at discounted prices. The retail party goods business has historically been fragmented among independent stores and drug, discount or department store chains. However, according to industry analysts, there has been a significant shift of sales since 1990 to the party goods superstores channel.

     Company sales to superstores represented approximately 44% of total sales in 1996. While the number of party superstores that Amscan supplies has grown at a CAGR in excess of 20% from 1993 to 1996, the Company's sales to superstores have grown by a 47% CAGR during the same period. With Amscan products occupying an increasing share of superstore shelf space in many product categories, Amscan believes it is well positioned to take advantage of continued growth in the party superstore channel.

     Amscan's sales and cash flows have grown substantially over the past five years. From 1991 to 1996, sales and Adjusted EBITDA (adjusted for non-recurring items, other income or expenses, and minority interests) have grown at compound annual rates of 20% and 28%, respectively. During the same period, Adjusted EBITDA margins increased from approximately 14% to 20% due in part to the Company achieving greater economies of scale in manufacturing and distribution, and significantly reducing selling expenses as a percentage of sales. Sales and Adjusted EBITDA for the twelve months ended September 30, 1997 were approximately $207 million and $42 million, respectively, representing an Adjusted EBITDA margin of approximately 20%.

                       REVENUE AND ADJUSTED EBITDA GROWTH

                 [STRONG REVENUE AND EBITDA GROWTH BAR GRAPHS]

PARTY GOODS INDUSTRY OVERVIEW

     According to industry analyst reports, the U.S. decorative party goods industry (including tableware, accessories and novelties) generated approximately $3.5 billion in retail sales in 1996 and has grown approximately 10% annually over the past several years. The Company believes this growth is driven by several factors including favorable demographics and consumer spending patterns, the emergence of the party superstore channel and growth in the number of party events celebrated and party products available to consumers.

     The Company believes that demographic trends favor continued growth in decorative party goods sales. According to the United States Bureau of the Census ("The Census Bureau"), between 1997 and 2005, population in the 10-19 year old age bracket is expected to increase by approximately 10%, and population in the 20-24 year old age bracket is expected to increase by approximately 15%. This suggests an increase in celebrations revolving around teenagers and young adults including confirmations, bar mitzvahs, graduations and bridal and baby showers. In addition, the 45-54 year old age bracket is expected to increase by over 20% by 2005. According to The Census Bureau and the United States Bureau of Labor Statistics, this population segment enjoyed the highest median household income and spent the most money on entertainment in 1995. The Company believes that this population segment is a key buying group of party goods for children and grandchildren, as well as products for adult milestone events including birthdays, anniversaries and retirements.

     Another factor contributing to growth in the decorative party goods industry has been the emergence of party goods superstores which, according to industry analysts, are poised for expansion as national penetration continues. The Company believes that superstores are popular among consumers because of the large variety of merchandise and substantial discounts they offer. Industry analysts report that, over the past several years, the marketplace has begun to accept a move toward the party goods superstore merchandising concept, similar to earlier merchandising shifts in such product categories as toys, office supplies, home furnishings and home improvements.

     The Company believes that party goods sales volumes have also increased, in part, as a result of:

     - the creation of new product ensembles both in response to consumer demand and as a means of stimulating customer purchases;

     - the broadening of product lines through the addition of new items and new accessories within ensembles;

     - larger retail environments allowing retailers to employ marketing techniques which result in increased average sales per customer; and

     - the celebration of an increased number of party themes and events, such as Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties.

     The Company believes that by introducing products for new types of celebrations, offering multiple product ensembles for individual celebrations (such as multiple Halloween or birthday ensembles) and increasing the number of "add-on" accessories, party goods suppliers have increased the frequency and volume of consumer purchases of decorative party goods.

COMPETITIVE STRENGTHS

     - Leading Supplier to the High Growth and High Volume Party Goods Superstore Channel. In addition to its long-standing base of business with independent card and party retailers, the Company believes that its products account for an increasing portion of the retail sales by major superstore chains, including Party City, Party Stores Holdings, Big Party Corporation, The Paper Factory, The Half-Off Card Shop, Paper Warehouse Inc. and Factory Card Outlet Corp. Approximately 44% of the Company's sales were generated from superstores last year, and based on indications from these chains that they intend to continue to expand nationwide, the Company expects that sales to this segment will continue to grow significantly.

     - Single Source Supplier of Decorative Party Goods. The Company provides one of the most extensive product lines of decorative party goods in the industry, serving a wide variety of occasions. Amscan produces over 250 different ensembles, generally containing 30 to 150 coordinated SKUs within each ensemble. With 14,000 SKUs, the Company is a one-stop shopping, single-source supplier to retailers of decorative party goods. The Company believes this breadth of product line provides enough variety that competing retailers can each purchase Amscan products and still differentiate themselves by the product they market to the end consumer.

     - Strong Customer Relationships. The Company has built strong relationships with its customer base which operates more than 20,000 retail outlets. The Company strives to provide superior service and, by involving retailers in product development and marketing, seeks to become a strategic partner to its customers.

     - Product Design Leadership. The Company believes one of its strengths is its leadership in creating innovative designs and party items. The Company believes its product designs have a level of color, complexity and style that are attractive to consumers and difficult to replicate. The Company offers coordinated accessories and novelties which, the Company believes, complement its tableware designs, enhancing the appeal of its tableware products and encouraging "add on" impulse purchases.

     - Strong and Committed Management Team. The Company's management team has built the business into an industry leader with integrated design, manufacturing, and distribution capabilities. Current management has been instrumental in building the Company's strong industry position and in the Company's achieving a 28% CAGR in Adjusted EBITDA since

       1991. The management team and other key employees have committed $6.4 million (including restricted stock grants) to the Transaction.

COMPANY STRATEGY

     The Company seeks to become the primary source for consumers' party goods requirements. The key elements of the Company's strategy are as follows:

     - Strengthen Position as a Leading Provider to Party Superstores. The Company offers convenient "one-stop shopping" for large superstore buyers and seeks to increase its proportionate share of sales volume and shelf space in the superstores.

     - Offer the Broadest and Deepest Product Line in the Industry. The Company strives to offer the broadest and deepest product line in the industry. The Company helps retailers boost average purchase volume per consumer through coordinated ensembles that promote "add on" purchases.

     - Diversify Distribution Channels, Product Offering and Geographic Presence. The Company will seek, through internal growth and acquisitions, to expand its distribution capabilities internationally, increase its presence in additional retail channels and further broaden and deepen its product line.

     - Provide Superior Customer Service. The Company strives to achieve high average fill rates in excess of 95% and ensure short turnaround times.

     - Maintain Product Design Leadership. The Company will continue investing in art and design to support a steady supply of fresh ideas and create complex, unique ensembles that appeal to consumers and are difficult to replicate.

     -  Maintain State-of-the-Art Manufacturing and Distribution
       Technology. The Company intends to maintain technologically advanced production and distribution systems in order to enhance product quality, manufacturing efficiency, cost control and customer satisfaction.

     - Pursue Attractive Acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities and the Company intends to pursue acquisition opportunities aggressively.

BUSINESS OPERATIONS

PRODUCT DESIGN

     The Company's 70-person in-house design staff produces and manages the Company's party goods. From the designs and concepts developed by the Company's artists, the Company selects those it believes best to replace approximately one-third of its designed product ensembles each year. For 1997, the Company introduced approximately 50 new ensembles.

PRODUCT LINE

     The categories of products which the Company offers are tableware, accessories and novelties. The percentages of sales for each product category for 1994, 1995 and 1996 are set forth in the following table:

                                                                         1994      1995      1996
                                                                         ----      ----      ----
Tableware...........................................................      58%       60%       59%
Accessories.........................................................      26        24        25
Novelties...........................................................      16        16        16
                                                                         ----      ----      ----
                                                                         100%      100%      100%
                                                                         ====      ====      ====

     Products. The following table sets forth the principal products in each of the three categories:

          TABLEWARE                       ACCESSORIES                       NOVELTIES
-----------------------------    -----------------------------    -----------------------------
Decorated                        Balloons                         Buttons
  Paper Plates                   Cascades                         Cocktail Picks
  Paper Napkins                  Confetti                         Games
  Paper Tablecovers              Banners                          Candles
     Paper Cups                  Crepe                            Mugs
Solid Color                      Cutouts                          Noise Makers
  Paper and Plastic Plates       Decorative Tissues               Party Favors
  Paper Napkins                  Flags                            Party Hats
  Paper and Plastic
     Tablecovers                 Gift Bags                        Pom Poms
  Paper and Plastic Cups         Gift Wrap                        T-shirts
  Plastic Cutlery                Guest Towels
                                 Honeycomb Centerpieces
                                 Invitations and Notes
                                 Ribbons and Bows
                                 Signs

     Occasions. The Company supplies party goods for the following types of occasions:

          SEASONAL                         EVERYDAY                          THEMES
-----------------------------    -----------------------------    -----------------------------
New Year's                       Anniversaries                    Fall
Valentine's Day                  Birthdays                        Fiesta
St. Patrick's Day                Graduations                      Fifties Rock-and-Roll
Easter                           Retirements                      Hawaiian Luau
Passover                         Showers                          Mardi Gras
Fourth of July                   Weddings                         Patriotic
Halloween                        Bar Mitzvahs                     Religious
Thanksgiving                     Christenings                     Sports
Hanukkah                         First Communions                 Summer Fun
Christmas                        Confirmations

     Tableware. The Company believes that tableware products are the initial focus of consumers in planning a party, since these items are necessary in connection with the consumption of food and beverages. To distinguish its tableware from that of its competitors, the Company seeks to create a broad range of unique designs for its products. In addition, the Company's tableware products are priced competitively and affordably, having suggested retail prices (based upon quantity and product) ranging between $1.70 and $10.00.

     Accessories and Novelty Items. The Company believes that consumers are attracted to Amscan tableware due to the breadth and array of accessory and novelty items. Unified displays of complete ensembles in retail stores are designed to enhance the appeal of the Company's tableware and encourage the impulse buying of accessories and novelties. The Company believes that by offering a broad product line, it increases the number of products sold per customer transaction.

MANUFACTURED PRODUCTS

     Items manufactured by the Company accounted for approximately 50% of the Company's sales in 1996. State-of-the-art printing, forming, folding and packaging equipment support the Company's manufacturing operations. Company facilities in Kentucky, New York, Rhode Island and California produce paper and plastic plates, napkins, cups and other party and novelty items. This vertically integrated manufacturing capability for many of its key products allows the Company the opportunity to better control costs and monitor product quality, manage inventory investment and provide efficiency in order fulfillment.

     Given its size and sales volume, the Company is generally able to operate its manufacturing equipment on the basis of at least two shifts per day thus lowering its production costs. In addition, the Company manufactures products for third parties allowing the Company to maintain a satisfactory level of equipment utilization.

PURCHASED PRODUCTS

     The Company sources the remainder of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has long-standing relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.

RAW MATERIALS

     The principal raw material used by the Company in its products is paper. The Company has historically been able to change its product prices in response to changes in raw material costs. While the Company currently purchases such raw material from a relatively small number of sources, paper is available from a number of sources. The Company believes its current suppliers could be replaced by the Company without adversely affecting its operations in any material respect.

SALES AND MARKETING

     The Company's principal sales and marketing efforts are conducted through a domestic direct employee sales force of approximately 60 professionals servicing over 5,000 retail accounts. These professionals have, on average, been affiliated with the Company for approximately five years. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces three separate product catalogues annually, two for seasonal products and one for everyday products.

     From 1991 to 1996, the Company significantly reduced selling, general and administrative expenses as a percentage of sales, largely because of a proportionate decrease in selling expenses.

                   SG&A AND ADJUSTED EBITDA AS % OF REVENUES

     The Company's practice of including party goods retailers in all facets of the Company's product development is a key element of the Company's sales and marketing efforts. The Company targets important consumer preferences by integrating its own market research with the input of party goods retailers in the creation of its designs and products. In addition, the sales organization assists customers in the actual set-up and layout of displays of the Company's products, and, from time to time, the Company also provides customers with promotional displays.

DISTRIBUTION AND SYSTEMS

     The Company ships its products from distribution warehouses which employ computer assisted systems. Nonseasonal products are shipped either from California or New York to provide fast delivery of goods to party goods retailers at economical freight costs. In order to better control inventory investment, seasonal products are shipped out of a central warehouse located in New York. Products for foreign markets are shipped from the Company's distribution warehouses in Canada, Mexico, England and Australia.

     Many of the Company's sales orders are generated electronically through hand-held units with which the sales force and many customers are equipped. Specifically, orders are entered into the hand-held units and then transmitted over telephone lines to the Company's mainframe computer, where they are processed for shipment. This electronic order entry expedites the order processing which in turn improves the Company's ability to fill customer merchandise needs accurately and quickly.

CUSTOMERS

     The Company's customers are principally party goods superstores, independent card and party retailers, mass merchandisers and other distributors. In the aggregate, Amscan supplies more than 20,000 retail outlets both domestically and internationally. The Company is a leading supplier to the party superstore channel, which has been experiencing significant growth.

                      REVENUE BREAKDOWN BY RETAIL CHANNEL

                         1996 REVENUE OF $192.7 MILLION

                         [REVENUE BREAKDOWN PIE CHARTS]

     The Company has a diverse customer base. Only one customer, Party City, accounted for more than 10% of the Company's sales in 1996. Sales to Party City accounted for 11% and 15% of the Company's sales in 1995 and 1996, respectively. Although the Company believes its relationship with Party City is good, if it were to significantly reduce its volume of purchases from the Company, the Company's financial condition and results of operations could be adversely affected.

FUTURE ACQUISITIONS

     The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities. As of the date of this Prospectus, the Company has not entered into any agreements to acquire other companies or businesses; however, the Company intends to pursue acquisition opportunities aggressively.

COMPETITION

     The Company competes on the basis of diversity and quality of its product designs, breadth of product line, product availability, price, reputation and customer service. The Company has many competitors with respect to one or more of its products but believes that there are few competitors which manufacture and distribute products with the complexity of design and breadth of product offerings that the Company does. Furthermore, the Company believes that its design and manufacturing processes create an efficiency in manufacturing that few of its competitors achieve in the production of numerous coordinated products in multiple design types.

     Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 1,100 employees, none of whom is represented by a labor union. The Company considers its relationship with its employees to be good.

FACILITIES

     The Company maintains its corporate headquarters in Elmsford, New York and conducts its principal design, manufacturing and distribution operations at the following facilities:

                                                                                                OWNED OR LEASED
        LOCATION                  PRINCIPAL ACTIVITY                SQUARE FEET             (WITH EXPIRATION DATE)
-------------------------    -----------------------------     ---------------------     -----------------------------
Elmsford, New York(1)        Executive Offices; design and        50,000 square feet     Leased (expiration date:
                             art production of paper party                               December 16, 2007)
                             products and decorations
Harriman, New York           Manufacture of paper napkins         75,000 square feet     Leased (expiration date:
                             and cups                                                    March 31, 1999)
Providence, Rhode Island     Manufacture and distribution         51,000 square feet     Leased (expiration date: June
                             of plastic plates, cups and                                 30, 2008)
                             bowls
Louisville, Kentucky         Manufacture and distribution        183,000 square feet     Leased (expiration date:
                             of paper plates                                             March 31, 1999)
Anaheim, California          Manufacture of novelty items         25,000 square feet     Leased (expiration date:
                                                                                         February 28, 1999)
Newburgh, New York           Manufacture and distribution        167,000 square feet     Leased (expiration date:
                             of party products                                           November 30, 1999)
Temecula, California(2)      Distribution of party               212,000 square feet     Leased (expiration date:
                             products and decorations                                    February 28, 2000)
Goshen, New York             Distribution of party               130,000 square feet     Leased (expiration date:
                             products and decorations                                    December 31, 1998)
Chester, New York(3)         Distribution of party               287,000 square feet     Owned
                             products and decorations
Montreal, Canada(4)          Distribution of party               124,000 square feet     Owned
                             products and decorations
Milton Keynes, England       Distribution of party               110,000 square feet     Leased (expiration date: June
                             products and decorations                                    30, 2017)
                             throughout United Kingdom and
                             Europe
Melbourne, Australia         Distribution of party                10,000 square feet     Owned
                             products and decorations in
                             Australia and Asia

------------------

(1) Prior to December 16, 1997, this property was leased by the Company from a limited liability company which is 79%-owned by a trust established for benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. In July 1997, such limited liability company entered into a purchase and sale agreement pursuant to which the Elmsford property was sold on December 16, 1997. See "Management -- Certain Relationships and Related Transactions".

(2) Property leased by the Company from the Estate. See "Management -- Certain Relationships and Related Transactions".

(3) Property subject to a ten-year mortgage securing a loan in the original principal amount of $5,925,000 bearing interest at a rate of 8.51%. Such loan matures in September 2004. The principal amount outstanding as of September 30, 1997 was approximately $4,147,500.

(4) Property subject to a mortgage securing a loan in the original principal amount of $2,088,000 bearing interest at a rate of the lower of Hong Kong Bank of Canada's Cost of Funds plus 1.6% or Canadian Prime plus 0.5%. The principal amount outstanding as of September 30, 1997 was approximately $1,924,000.

     The Company believes that its properties have been adequately maintained, are in generally good condition and are suitable for the Company's business as presently conducted. The Company believes its existing facilities provide sufficient production capacity for its present needs and for its anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of the Company's products, the Company generally uses such capacity for the manufacture of products for others pursuant to terminable contracts. All properties generally are used on a basis of two shifts per day. The Company also believes that upon the expiration of its current leases, it either will be able to secure renewal terms or enter into leases for alternative locations at market terms.

COMPANY ORGANIZATION

     The business of Amscan Inc. was founded by John Svenningsen and his family in 1947, and in December 1996, the Company completed its initial public offering. Amscan Holdings, Inc. was organized on October 3, 1996 to become the holding company for the businesses previously conducted by the Company's principal subsidiary, Amscan Inc. and certain affiliated companies. These affiliated companies include Trisar, Inc., which manufactures and distributes certain of the Company's products, Amscan Distributors (Canada) Ltd. and Amscan Svenska AB, each of which distributes the Company's products, JCS Realty Corp. and SSY Realty Corp., each of which owns certain real estate leased to the Company, Am-Source, Inc., the Company's supplier of plastic plates, cups and bowls, and certain companies located in Great Britain, Australia, Germany and Mexico which distribute the Company's products. The Company operates in a single industry segment.

     The principal executive offices of the Company are located at 80 Grasslands Road, Elmsford, New York 10523 and the telephone number at such address is (914) 345-2020.

INTELLECTUAL PROPERTY AND LICENSES

     The Company owns copyrights on the designs created by the Company and used on its products. The Company owns trademarks in the words and designs used on or in connection with its products. It is the practice of the Company to register its copyrights with the United States Copyright Office to the extent it deems reasonable. The Company does not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on the business of the Company.

     The Company does not depend on licenses to any material degree in its business and, therefore, does not incur any material licensing expenses.

LEGAL PROCEEDINGS

     Neither the Company nor any of its Subsidiaries is a party to any material pending legal proceedings. A lawsuit relating to the Transaction filed against the Company, MergerCo, GSCP II and certain of the Company's then-directors was voluntarily withdrawn on December 15, 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions with the Company of the persons who are currently serving as directors and executive officers of the Company.

        NAME              AGE                            POSITION
---------------------     ----     -----------------------------------------------------
Terence M. O'Toole         39      Director, Chairman of the Board
Sanjeev K. Mehra           38      Director
Joseph P. DiSabato         31      Director
Gerald C. Rittenberg       45      Chief Executive Officer
James M. Harrison          46      President, Chief Financial Officer and Treasurer
William S. Wilkey          41      Senior Vice President -- Sales and Marketing

     Terence M. O'Toole is a Managing Director of Goldman, Sachs & Co. in the Principal Investment Area. He joined Goldman Sachs in 1983. He is a member of Goldman Sachs' Investment Committee. Mr. O'Toole serves on the Board of Directors of AMF Bowling, Inc., Insilco Corporation, 21st Century Newspapers, Inc., Western Wireless Corporation and several other privately held companies on behalf of Goldman Sachs. He holds a B.S. degree from Villanova University and an M.B.A. from the Stanford Graduate School of Business.

     Sanjeev K. Mehra is a Managing Director of Goldman, Sachs & Co. in the Principal Investment Area. He joined Goldman Sachs in 1986. He is a Director of the Stone Street and Bridge Street Funds, private equity funds affiliated with Goldman Sachs for the benefit of its employees. Mr. Mehra serves on the Board of Directors of Great Plains Software, Inc. and several other privately held companies on behalf of Goldman Sachs. He holds an A.B. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

     Joseph P. DiSabato is an Associate of Goldman, Sachs & Co. in the Principal Investment Area. He joined Goldman Sachs in 1988, worked as a Financial Analyst until 1991, and returned in 1994 as an Associate. He holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Anderson Graduate School of Management.

     Gerald C. Rittenberg became Chief Executive Officer upon consummation of the Transaction. Prior to that time, Mr. Rittenberg served as the President of the predecessor to the Company, Amscan Inc., since April 1996, and served as President of the Company from the time of its formation in October 1996. From May 1997 until December 1997, Mr. Rittenberg served as Acting Chairman of the Board. From 1991 to April 1996, he was Executive Vice President -- Product Development of Amscan Inc. and from 1990 to 1991 he was Vice President -- Product Development of Amscan Inc. Prior to joining Amscan Inc., Mr. Rittenberg was Senior Vice President of Different Looks, a division of Berwick Industries, Incorporated which manufactures and distributes gift wrap and related products. Previously, Mr. Rittenberg was Director of Operations for the packaging division of Philip Morris Companies Inc.

     James M. Harrison became President, Chief Financial Officer and Treasurer upon consummation of the Transaction. Prior to that time, Mr. Harrison served as the Chief Financial Officer of the predecessor to the Company, Amscan Inc., since August 1996 and served as Chief Financial Officer and Secretary of the Company since February 1997. From 1993 to 1995, Mr. Harrison was the Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a member of the Board of Directors of The C.R. Gibson Company, a manufacturer and distributor of paper gift products. From 1988 to 1993, Mr. Harrison was the Chief Financial Officer of The C.R. Gibson Company.

     William S. Wilkey has served as the Senior Vice President -- Sales and Marketing of Amscan Inc. since 1992 and as Vice President -- Marketing and Field Sales from 1990 to 1992. From 1988 to

1990, Mr. Wilkey was employed by Paper Art, a manufacturer and distributor of party goods (currently called Creative Expressions Group, Inc.), where he served as National Sales Manager.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation earned for the past two years for the Company's former and current Chief Executive Officer and each other executive officer of the Company as of December 31, 1996 whose aggregate salary and bonus for 1996 exceeded $100,000. The amounts shown include compensation for services in all capacities that were provided to the Company or its Subsidiaries. Unless otherwise indicated, amounts shown were paid by the Company's principal Subsidiary, Amscan Inc. Information with respect to Company Common Stock relates to the Company Common Stock prior to the consummation of the Transaction.

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                            ANNUAL COMPENSATION        SECURITIES
                                          ------------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY        BONUS(A)      OPTIONS(B)     COMPENSATION(C)
-----------------------------   ----      --------      ----------    ------------    ---------------
John A. Svenningsen             1996      $315,609      $        0(d)                     $ 5,939
  Former CEO and Chairman       1995       289,399               0(d)                      10,614
Gerald C. Rittenberg            1996       211,000       2,800,000(e)                       1,895
  Chief Executive Officer       1995       200,269       1,682,000(e)                       4,317
William S. Wilkey               1996       181,000       1,036,000(f)    100,000           21,679
  Senior Vice President --      1995       172,500         757,000(f)                       4,317
  Sales and Marketing
James M. Harrison               1996(g)     62,500          50,000        50,000                0
  President, Chief Financial
  Officer and Treasurer

---------------

(a) Represents amounts earned with respect to the years indicated, whether paid or accrued.

(b) Reflects stock options on shares of Company Common Stock ("Company Stock Options") granted pursuant to the 1996 Stock Option Plan for Key Employees (the "Prior Stock Plan") at an exercise price equal to the fair market value on the date of grant.

(c) Represents contributions by the Company under the Profit Sharing & Savings Plan maintained by the Company's principal Subsidiary, Amscan Inc., and under the ESOP, as well as insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

(d) Prior to the IPO, which was consummated in December 1996, certain entities which are now Subsidiaries of the Company elected to be taxed as S corporations under the Code. Mr. Svenningsen received $11,009,000 and $15,841,000 from such entities in 1995 and 1996, respectively. Such amounts represented distributions to him as an S corporation shareholder and, with respect to 1996, additional distributions of accumulated capital and previously-taxed earnings in conjunction with the IPO.

(e) Represents bonuses earned by Mr. Rittenberg pursuant to his prior employment agreement with Amscan Inc. which terminated in December 1996 in connection with the IPO.

(f) Represents bonuses earned by Mr. Wilkey pursuant to an employment agreement with Amscan Inc. which expired on December 31, 1996.

(g) Mr. Harrison became an employee and Chief Financial Officer of Amscan Inc. on August 1, 1996.

  OPTION GRANTS TABLE

     The following table sets forth information concerning stock options which were granted during 1996 to the executive officers named in the Summary Compensation Table. The options were granted pursuant to the Prior Stock Plan. Information with respect to options relates to options on the Company Common Stock prior to the consummation of the Transaction.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL
                                                                                         REALIZABLE
                                     % OF                                             VALUE AT ASSUMED
                                 TOTAL OPTIONS                                        ANNUAL RATES OF
                                  GRANTED TO                                            STOCK PRICE
                                   EMPLOYEES                                            APPRECIATION
                                      IN                         EXPIRATION           FOR OPTION TERM
                    OPTIONS         FISCAL        EXERCISE          DATE           ----------------------
NAME               GRANTED(1)        YEAR          PRICE         OF OPTIONS           5%          10%
----------------   ----------    -------------    --------    -----------------    --------    ----------
William S.
  Wilkey........     100,000          23.5%         $ 12      December 19, 2006    $754,673    $1,912,491
James W.
  Harrison......      50,000          11.8            12      December 19, 2006     377,337       956,245

(1) All Company Stock Options listed in this column were exercisable ratably over four years beginning one year from the date of grant, and were scheduled to expire ten years after the date of grant. To the extent permitted under the Code, such options were incentive stock options.

                       FISCAL 1996 YEAR END OPTION VALUES

                                                                                  NUMBER OF
                                                                                 UNEXERCISED
                                                                                  OPTIONS AT
                                                                                 FISCAL 1996
                                                                                   YEAR END
                                                                                (EXERCISABLE/
                                                                               NON-EXERCISABLE)
                                                                               ----------------
  William S. Wilkey........................................................         100,000
  James M. Harrison........................................................          50,000

     At December 31, 1996, the market price of the Company Common Stock was $12 per share, an amount equal to the exercise price of each of the Company Stock Options granted to Mr. Wilkey and Mr. Harrison. As a result, none of such Company Stock Options was "in the money" at December 31, 1996. No Company Stock Options were exercised in the most recent fiscal year.

     At the Effective Time, the Company Stock Options listed in the foregoing table were converted pursuant to the New Employment Arrangements into options on the common stock of the Company following the Transaction and a cash bonus payment. For a description of such conversion and a description of additional options granted to certain employees of the Company in connection with the Transaction, see "-- New Employment Arrangements".

NEW EMPLOYMENT ARRANGEMENTS

     Concurrent with the execution of the Transaction Agreement, MergerCo entered into the New Employment Arrangements with certain employees of the Company relating, for certain of such employees, to their employment with the Company following the Effective Time and relating to their ownership of Company Common Stock and options to purchase shares of Company Common Stock following the Transaction, as more fully described below. At the Effective Time, certain of the

New Employment Arrangements replaced and superseded former employment agreements for such employees and became obligations of the Company, as the surviving company in the Transaction.

     Employment Agreement with Gerald C. Rittenberg. Under the Employment Agreement between the Company and Gerald C. Rittenberg, dated as of August 10, 1997 (the "Rittenberg Employment Agreement"), Mr. Rittenberg serves as Chief Executive Officer of the Company for a three-year period commencing at the Effective Time (an "Initial Term"), which term will be extended automatically for successive additional one-year periods (each an "Additional Term"), unless either the Company gives Mr. Rittenberg, or Mr. Rittenberg gives the Company, written notice of the intention not to extend the term no less than twelve months prior to the end of the Initial Term or Additional Term, whichever is then in effect. Mr. Rittenberg will receive during the Initial Term an annual base salary of $295,000 which will be increased by 5% at the beginning of each Additional Term. During Mr. Rittenberg's Initial Term and any Additional Term, Mr. Rittenberg will be eligible for an annual bonus for each calendar year comprised of (i) a non-discretionary bonus equal to 50% of his annual base salary if certain operational and financial targets determined by the Board of Directors in consultation with Mr. Rittenberg are attained, and (ii) a discretionary bonus awarded in the sole discretion of the Board of Directors. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans, and expense reimbursement.

     Under the Rittenberg Employment Agreement, if Mr. Rittenberg's employment were to be terminated by the Company other than for Cause (as defined below), death or Disability (as defined below), the Company would be obligated to pay Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid bonus for any prior year, any deferred compensation and accrued but unpaid vacation pay (collectively, "Accrued Obligations") plus (2) severance pay equal to his annual base salary, provided, however, that in connection with a termination by the Company other than for Cause following a Sale Event (as defined below), such severance pay will be equal to Mr. Rittenberg's annual base salary multiplied by the number of years the Company elects as the Restriction Period (as defined below) in connection with the non-competition provisions. Upon termination of Mr. Rittenberg's employment by the Company for Cause, death, Disability or if he terminates his employment, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations. Additionally, upon termination of Mr. Rittenberg's employment during his Initial Term or any Additional Term (1) by the Company other than for Cause or (2) by reason of his death or Disability, or if the Initial Term or any Additional Term is not renewed at its expiration (other than for Cause), the Rittenberg Employment Agreement provides for payment of a prorated portion of the bonus to which Mr. Rittenberg would otherwise have been entitled.

     As used in the Rittenberg Employment Agreement: (a) "Cause" means (1) conviction of a felony (excluding felonies under the Motor Vehicle Code referred to therein); (2) any act of intentional fraud against the Company; (3) any act of gross negligence or willful misconduct with respect to Mr. Rittenberg's duties under the Rittenberg Employment Agreement; and (4) any act of willful disobedience in violation of specific reasonable directions of the Board of Directors consistent with Mr. Rittenberg's duties, and (b) "Disability" means that Mr. Rittenberg has been unable, for a period of (i) 180 consecutive days or
(ii) an aggregate of 210 days in a period of 365 consecutive days, to perform his duties under the Rittenberg Employment Agreement, as a result of physical or mental illness or injury.

     The Rittenberg Employment Agreement also provides that during his Initial Term, any Additional Term and during the three-year period following any termination of his employment (the "Restriction Period"), Mr. Rittenberg shall not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business which is in competition with the business of the Company, or any of its Subsidiaries or controlled affiliates, in any country in which the Company or any of its Subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business (a "Competitor"), provided, however, that if Mr. Rittenberg's employment is terminated by the Company other than for Cause following a Sale Event, the Restriction Period will be instead a one, two or three-year period at the election of the Company. For purposes of the Rittenberg Employment Agreement, "Sale Event" means either (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is a Competitor (as defined in the Rittenberg Employment Agreement), other than GSCP and its affiliates, of a majority of the outstanding voting stock of the Company or (2) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person or group of persons that is a Competitor, provided, however, that an underwritten initial public offering of shares of Company Common Stock pursuant to a registration statement under the Securities Act will not constitute a Sale Event. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with business relationships with the Company and (b) inducing any employee of the Company to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

     Pursuant to the Rittenberg Employment Agreement, Mr. Rittenberg contributed to MergerCo immediately prior to the Effective Time, 272,728 shares of Company Common Stock in exchange for 60.0 shares of MergerCo Common Stock, having an aggregate value equal to 272,728 times the Cash Consideration of $16.50 per share, or approximately $4.5 million, which shares of MergerCo Common Stock were valued at the purchase price for which GSCP purchased common shares of MergerCo immediately prior to the Effective Time (the "New Purchase Price"). At the Effective Time, such shares of MergerCo Common Stock were converted into 60.0 shares of Company Common Stock as the surviving company in the Transaction (as converted, the "Rollover Stock").

     Also pursuant to the Rittenberg Employment Agreement, following the Effective Time, Mr. Rittenberg was granted options ("New Options") to purchase
16.648 shares of Company Common Stock. The New Options were granted pursuant to a new stock incentive plan and related option agreement (together, the "Option Documents"), which were adopted by the Company following the Effective Time and are more fully described below. Such New Options vest in equal annual installments over a five-year period and are subject to forfeiture upon termination of Mr. Rittenberg's employment if not vested and exercised within certain time periods specified in the Option Documents. Unless sooner exercised or forfeited as provided in the Option Documents, the New Options will expire on the tenth anniversary of the Effective Time.

     Mr. Rittenberg is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, shares of Rollover Stock or shares of Company Common Stock acquired upon exercise of the New Options, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of Rollover Stock and shares of Company Common Stock acquired upon exercise of the New Options are subject to the terms of the Stockholders' Agreement.

     At the Effective Time, the Rittenberg Employment Agreement replaced and superseded Mr. Rittenberg's former employment agreement with the Company.

     Employment Agreement with James M. Harrison. Under the Employment Agreement, dated August 10, 1997, by and between the Company and James M. Harrison (the "Harrison Employment Agreement"), Mr. Harrison serves as President of the Company for a three-year Initial Term at an annual base salary of $275,000. The Harrison Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement, with the exception of the provision for an election by the Company of a one, two or three-year Restriction Period following a Sale Event; under the Harrison Employment Agreement, the Restriction Period is fixed at three years and severance pay is fixed at one year's annual base salary. In addition, the

Harrison Employment Agreement provides that Mr. Harrison's bonus for the 1997 calendar year will be equal to the bonus that would have been payable to him in accordance with the relevant terms of his current employment agreement with the Company, without taking into account any incremental financing or transaction costs attributable to the Transaction as determined in good faith by the Board. The Harrison Employment Agreement also provides that Mr. Harrison will receive a bonus payment of $105,000 on March 15, 1998, in addition to any other bonus payable.

     Pursuant to the Harrison Employment Agreement, following the Effective Time, Mr. Harrison was granted New Options to purchase 13.874 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, under the Harrison Employment Agreement, Mr. Harrison converted, as of the Effective Time, his Company Stock Options to purchase 50,000 shares of Company Common Stock into options ("Rollover Options") to purchase 2.394 shares of Company Common Stock. The Rollover Options have an exercise price per share (the "Rollover Exercise Price") equal to $54,545. Mr. Harrison also received at the Effective Time a cash bonus equal to $176,041 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.

     Pursuant to the Harrison Employment Agreement, Mr. Harrison was granted immediately prior to the Effective Time, 15.0 shares of MergerCo Common Stock (the "Restricted Stock"), having an aggregate value of $1,125,000, based on the New Purchase Price, which shares were converted in the Transaction into 15.0 shares of Company Common Stock. During the Stock Restricted Period (as defined below), the Restricted Stock will be forfeitable and may not be sold, assigned, transferred, pledged or otherwise encumbered by Mr. Harrison. For purposes of the Harrison Employment Agreement, the "Stock Restricted Period" means the period beginning on the date of grant of the Restricted Stock and ending on the earliest of (i) the occurrence of an IPO (as such term is defined in the Stockholders' Agreement); (ii) immediately prior to the consummation of a transaction or series of transactions, approved by the Board of Directors, pursuant to which a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Goldman Sachs or any of its affiliates, acquires a majority of the outstanding voting stock of the Company; and (iii) the termination of Mr. Harrison's employment with the Company, (1) because of his death, (2) by the Company without Cause, (3) by Mr. Harrison because of the Company's material breach of its obligations under the Harrison Employment Agreement, (4) by Mr. Harrison if the Company imposes on him duties or work conditions materially burdensome to him which are inconsistent with his prior duties and work conditions or (5) because of Mr. Harrison's Disability; provided, however, that the Stock Restricted Period ended with respect to 25% of the shares of Restricted Stock on January 1, 1998 and with respect to the remaining 75%, in equal installments on January 1 of each of the years 1999 through 2007. Pursuant to the Harrison Employment Agreement, upon the voluntary or involuntary termination of Mr. Harrison's employment during the Stock Restricted Period for any reason other than a reason listed in clause (iii) of the preceding sentence, all shares of Restricted Stock (with respect to which the Stock Restricted Period has not then ended) will be forfeited and returned to the Company without payment.

     Mr. Harrison is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of Restricted Stock or shares of Company Common Stock acquired upon exercise of the New Options or Rollover Options (in either case, "Option Shares"), except as provided in the Stockholders' Agreement and the Option Documents, and the shares of Restricted Stock and Option Shares will be subject to the terms of the Stockholders' Agreement.

     At the Effective Time, the Harrison Employment Agreement replaced and superseded Mr. Harrison's former employment agreement with the Company, dated as of February 1, 1997 (the "Prior Harrison Employment Agreement"). At that time, in consideration and in full satisfaction, and in lieu of the payment of any Bonus (other than as set forth above) or Sale Bonus (as such terms are defined in the Prior Harrison Employment Agreement), the Company paid to Mr. Harrison, immediately after the Effective Time, $270,000 in cash. The Harrison Employment Agreement also provides that none of the Transaction or other transactions and arrangements contemplated by the Transaction Agreement, the Stockholders' Agreement, the Voting Agreement and the Harrison Employment Agreement would be or result in or give rise to any change of control or potential change of control under or constitute good reason for Mr. Harrison terminating the Prior Harrison Employment Agreement.

     Stock and Option Agreement with William S. Wilkey. Pursuant to a Stock and Option Agreement, dated as of August 10, 1997, by and between the Company and William S. Wilkey (the "Wilkey Agreement"), Mr. Wilkey contributed to the Company immediately after the Effective Time $500,000 in cash in exchange for
6.6666667 shares of Company Common Stock ("New Stock") valued at the New Cost Per Share. Mr. Wilkey made payment to the Company for the New Stock immediately after the Effective Time and borrowed the funds for such payment from the Company. Such borrowing is evidenced by a personal full recourse note maturing on March 15, 2001, accruing interest at 6.65%, compounded annually, and payable in annual payments of principal and interest equal to one-quarter of any bonus Mr. Wilkey receives from the Company (provided, that the first such payment will be made from any bonus corresponding to the 1998 calendar year), with any portion of the note remaining at maturity payable at maturity. Mr. Wilkey also entered into a related stock pledge agreement with the Company.

     Also pursuant to the Wilkey Agreement, following the Effective Time, Mr. Wilkey was granted New Options to purchase 11.654 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Mr. Wilkey converted, as of the Effective Time, his Company Stock Options to purchase 100,000 shares of Company Common Stock into Rollover Options to purchase 4.787 shares of Company Common Stock. The Rollover Options have a Rollover Exercise Price equal to $54,545. Mr. Wilkey also received at the Effective Time a cash bonus equal to $352,082 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.

     Mr. Wilkey is not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of New Stock and Option Shares are subject to the terms of the Stockholders' Agreement.

     The Wilkey Agreement is not intended to, and does not, supersede, amend, modify or replace Mr. Wilkey's employment agreement with the Company, dated as of October 4, 1996 (the "Wilkey Employment Agreement"), which, except for certain provisions thereof relating to option grants under the Prior Stock Plan, which plan was terminated at the Effective Time (and which provisions therefore are no longer operative), will remain in full force and effect.

     Under the terms of the Wilkey Employment Agreement, which commenced on January 1, 1997, Mr. Wilkey is employed as Senior Vice President -- Sales and Marketing of the Company for a period of five years. Mr. Wilkey received an initial base salary of $200,000 for 1997, which will be increased by 5% each successive year during the term of the agreement. In addition, Mr. Wilkey is entitled to receive an annual bonus which will be determined by a formula which takes into account the amount by which sales and profits are increased on a year to year basis. Mr. Wilkey's agreement also provides that upon termination of employment he may not for a period of three years be employed by, or associated in any manner with, any business which is competitive with the Company. The Wilkey Employment Agreement may be terminated by the Company upon the death or permanent disability of Mr. Wilkey or for "cause".

     Employment Agreement with Diane D. Spaar. Under the Employment Agreement, dated August 10, 1997, by and between the Company and Diane D. Spaar (the "Spaar Employment

Agreement"), Ms. Spaar serves as Senior Vice President of Creative Development of the Company for a three-year Initial Term at an annual base salary of $200,000. The Spaar Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Harrison Employment Agreement. In addition, the Spaar Employment Agreement provides that Ms. Spaar's bonus for the 1997 calendar year will be equal to the bonus that would have been payable to her in accordance with the relevant terms of her current employment agreement with the Company, without taking into account any incremental financing or transaction costs attributable to the Transaction as determined in good faith by the Board.

     Pursuant to the Spaar Employment Agreement, Ms. Spaar contributed to the Company immediately after the Effective Time $100,000 in cash in exchange for
1.3333333 shares of New Stock valued at the New Cost Per Share. Ms. Spaar made payment to the Company for the New Stock immediately after the Effective Time and borrowed the funds for such payment from the Company. Such borrowing is evidenced by a personal full recourse note maturing in three years, accruing interest at 6.07%, compounded annually, and payable in 36 equal monthly installments of principal and interest. Ms. Spaar also entered into a related stock pledge agreement with the Company.

     Pursuant to the Spaar Employment Agreement, following the Effective Time, Ms. Spaar was granted New Options to purchase 9.434 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Ms. Spaar converted, as of the Effective Time, her Company Stock Options to purchase 50,000 shares of Company Common Stock into Rollover Options to purchase 2.393 shares of Company Common Stock. The Rollover Options have a Rollover Exercise Price equal to $59,659. Ms. Spaar also received at the Effective Time a cash bonus equal to $137,664 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.

     Ms. Spaar is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of New Stock and Option Shares are subject to the terms of the Stockholders' Agreement.

     At the Effective Time, the Spaar Employment Agreement replaced and superseded Ms. Spaar's former employment agreement with the Company. The Spaar Employment Agreement also provides that none of the Transaction or other transactions and arrangements contemplated by the Transaction Agreement, the Stockholders' Agreement, the Voting Agreement or the Spaar Employment Agreement would be or result in or give rise to any change of control under or good reason for Ms. Spaar terminating her current employment agreement.

     Employment Agreement with Katherine A. Kusnierz. Under the Employment Agreement, dated August 10, 1997, by and between the Company and Katherine A. Kusnierz (the "Kusnierz Employment Agreement"), Ms. Kusnierz serves as Vice President of Product Design of the Company for a three-year Initial Term at an annual base salary of $200,000. The Kusnierz Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Harrison Employment Agreement.

     Pursuant to the Kusnierz Employment Agreement, Ms. Kusnierz contributed to the Company immediately after the Effective Time $150,000 in cash in exchange for 2.0 shares of New Stock valued at the New Cost Per Share. Ms. Kusnierz made payment to the Company for the New Stock immediately after the Effective Time and borrowed the funds for such payment from the Company.

Such borrowing is evidenced by a personal full recourse note maturing in three years, accruing interest at 6.07%, compounded annually, and payable in 36 equal monthly installments of principal and interest. Ms. Kusnierz also entered into a related stock pledge agreement with the Company.

     Pursuant to the Kusnierz Employment Agreement, following the Effective Time, Ms. Kusnierz was granted New Options to purchase 11.099 shares of Company Common Stock. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Ms. Kusnierz converted, as of the Effective Time, her Company Stock Options to purchase 10,000 shares of Company Common Stock into Rollover Options to purchase 0.478 shares of Company Common Stock. The Rollover Options have a Rollover Exercise Price equal to $59,659. Ms. Kusnierz also received at the Effective Time a cash bonus equal to $32,042 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options.

     Ms. Kusnierz is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders' Agreement and the Option Documents, and the shares of New Stock and Option Shares are subject to the terms of the Stockholders' Agreement.

     Other Employment Matters. The Company has agreed in the Transaction Agreement that, for a period of at least two years from the Effective Time, subject to applicable law, the Company and its Subsidiaries will provide benefits to their employees as a group (and not necessarily on an individual-by-individual or group-by-group basis) that will, in the aggregate, be similar to those currently provided by the Company and its Subsidiaries to their employees.

AMSCAN HOLDINGS, INC. 1997 STOCK INCENTIVE PLAN

     Following consummation of the Transaction, the Company adopted the Amscan Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan") under which the Company may grant incentive awards in the form of shares of Company Common Stock ("Restricted Stock Awards"), options to purchase shares of Company Common Stock ("Company Stock Options") and stock appreciation rights ("Stock Appreciation Rights") to certain directors, officers, employees and consultants ("Participants") of the Company and its affiliates. The total number of shares of Company Common Stock initially reserved and available for grant under the Stock Incentive Plan is 120 shares. A committee of the Company's board of directors (the "Committee"), or the board itself in the absence of a Committee, is authorized to make grants and various other decisions under the Stock Incentive Plan. Unless otherwise determined by the Committee, any Participant granted an award under the Stock Incentive Plan must become a party to, and agree to be bound by, the Stockholders' Agreement.

     Company Stock Option awards under the Stock Incentive Plan may include incentive stock options, nonqualified stock options, or both types of Company Stock Options, in each case with or without Stock Appreciation Rights. Company Stock Options are nontransferable (except under certain limited circumstances) and, unless otherwise determined by the Committee, have a term of ten years. Upon a Participant's death or when the Participant's employment with the Company or the applicable affiliate of the Company, is terminated for any reason, such Participant's previously unvested Company Stock Options are forfeited and the Participant or his or her legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the Participant's death), exercise any previously vested Company Stock Options. Stock Appreciation Rights may be granted in conjunction with all or part of any Company Stock Option award, and are exercisable, subject to certain limitations, only in connection with the exercise of the related Company Stock Option. Upon termination or exercise of the related Company Stock Option, Stock Appreciation Rights terminate and are no longer exercisable. Stock Appreciation Rights are transferable only with the related Company Stock Options.

     Unless otherwise provided in the related award agreement or, if applicable, the Stockholders' Agreement, immediately prior to certain change of control transactions described in the Stock Incentive Plan, all outstanding Company Stock Options and Stock Appreciation Rights will, subject to certain limitations, become fully exercisable and vested and any restrictions and deferral limitations applicable to any Restricted Stock Awards will lapse.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. The Company's board of directors and the Committee have authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

COMPENSATION OF DIRECTORS

     The Company currently does not compensate its directors other than for expense reimbursement.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Company had no compensation committee. During 1996, Mr. Svenningsen, then Chairman of the Board and Chief Executive Officer of the Company, participated in deliberations concerning executive compensation. During 1997, prior to consummation of the Transaction, the members of the Compensation Committee were Messrs. Rosenberry and Tugwell. See "-- Certain Relationships and Related Transactions". Following the consummation of the Transaction, the Company has no compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Organization and the IPO, Amscan was privately held and its business was conducted through corporations owned principally by Mr. Svenningsen. These corporations entered into a variety of transactions and other arrangements with Mr. Svenningsen and entities under his control, a number of which have already been terminated. The remaining transactions and arrangements are described below.

     During 1996, the Company leased certain of its facilities from Mr. Svenningsen or from entities that Mr. Svenningsen either owned directly or in which he had a direct or indirect beneficial interest. The Company has paid rent and expenses for those facilities on terms which it believes are at least as favorable to the Company as the terms which would have been available for leases negotiated with unaffiliated persons at the inception of each lease.

     In March 1996, the Company began leasing approximately 45,000 square feet for the Company's administrative headquarters in an office building of approximately 90,000 square feet in Elmsford, New York. Prior to December 16, 1997, the building was owned by a limited liability company which is 79%-owned by a trust established for the benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. Rent expense relating to this lease was $752,000 for the year ended December 31, 1996. This lease, as amended, provided for annual rent of $1,003,000 and a term which was scheduled to expire on February 28, 2001. In July 1997, the limited liability company that owns the building entered into a purchase and sale agreement pursuant to which the Elmsford property was sold on December 16, 1997. Prior to March 1996, the Company's headquarters had been in a facility owned by Mr. Svenningsen. Rent expense related to that facility was $196,000 for the year ended December 31, 1996.

     During 1996, the Company leased a 212,000 square foot warehouse in Temecula, California from Mr. Svenningsen. Rent expense related to this warehouse was $1,186,000 for the year ended December 31, 1996. The expiration date of this lease, as amended, is February 28, 2000; however, the Company has options to renew at market rental for two additional five-year periods.

     During 1996, the aggregate rent paid to Mr. Svenningsen or the entities owned directly or indirectly by him was $2,134,000. Future minimum lease payments for 1997, 1998, 1999, 2000 and 2001 are $2,246,000, $2,309,000,
$2,374,000, $1,239,000 and $167,000, respectively.

     The Company and Mr. Svenningsen entered into an agreement pursuant to which the Company agreed to provide Mr. Svenningsen with the right to seek reimbursement from the Company for any income tax obligation attributable to any period prior to the organization of the Company in December 1996 (including any gross-up for additional taxes), but only to the extent that such tax is attributable to income that was not distributed to Mr. Svenningsen. Alternatively, in the event that the status of Amscan Inc. and certain other Subsidiaries of the Company, including Am-Source, Inc., JCS Realty Corp. or SSY Realty Corp. as a S corporation is not respected, the Company was provided the right to seek reimbursement from Mr. Svenningsen, but only to the extent that Mr. Svenningsen is entitled to a tax refund attributable to amounts he previously included in income in his capacity as a stockholder of such corporations. In connection with the Transaction, the Company and the Svenningsen Stockholders have entered into the Tax Indemnification Agreement, pursuant to which the parties have agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain Subsidiaries of the Company to have been treated and operated as S corporations under the Code. See "The Transaction -- Tax Indemnification Agreement".

     During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from a customer into an equity interest. The Company subsequently transferred this interest to the Estate for
(i) a cash payment of $1.0 million, (ii) satisfaction of approximately $2.0 million of certain debts and future lease obligations owed to the Estate, and
(iii) substantially all of the assets of Ya Otta Pinata ("Ya Otta"), a California corporation 100% owned by the Estate, at a valuation of approximately $1.0 million. Ya Otta manufactures pinatas which historically had been sold by the Company's sales force with no commissions charged to Ya Otta. After the Organization, the Company's sales force continued to sell pinatas manufactured by Ya Otta and on any sales after the Organization, the Company receives a 5% sales commission. For the year ended December 31, 1996, sales by Ya Otta were approximately $3,650,000.

     Nupaq-Group, Inc., a California corporation which is 100% owned by the Estate ("Nupaq"), provides packaging services for the Company's novelty item manufacturing operations. For the year ended December 31, 1996, the Company paid Nupaq approximately $260,000 for such services.

     During 1996, the Company amended its revolving credit agreement with several banks, including Fleet Bank N.A. ("Fleet"). At the time such credit agreement was entered into, Mr. Tugwell was President and Chief Executive Officer of Fleet. Such revolving credit agreement has since been replaced by a new credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     Under the Transaction Agreement, the Company has agreed to indemnify for six years after the Effective Time all former directors, officers, employees and agents of the Company, to the fullest extent currently provided in the Company's Certificate of Incorporation and By-laws consistent with applicable law, for acts or omissions occurring prior to the Effective Time to the extent such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its prior directors' and officers' liability insurance.

     Goldman Sachs and its affiliates have certain interests in the Transaction and in the Company in addition to being the Initial Purchaser of the Notes. Messrs. O'Toole and Mehra are Managing Directors of Goldman Sachs, Mr. DiSabato is an Associate of Goldman Sachs and each of them is a director of the Company. GSCP currently owns approximately 81.7% of the outstanding shares of Company Common Stock. Accordingly, the general and managing partners of each of the GSCP Fund Partners (as defined herein), which are affiliates of Goldman Sachs and The Goldman Sachs Group, will each be deemed to be an "affiliate" of GSCP and the Company. See "Ownership of

Capital Stock". Goldman Sachs received an underwriting discount of approximately $3.3 million in connection with its purchase and resale of the Notes.

     Goldman Sachs also served as financial advisor to MergerCo in connection with the Transaction and received a fee equal to 1% of the aggregate consideration paid in the Transaction plus reimbursement of certain expenses from MergerCo upon consummation of the Transaction. Goldman Sachs may from time to time receive customary fees for services rendered to the Company.

     In connection with the Bank Credit Facilities, GS Credit Partners acted as Syndication Agent, Documentation Agent and Arranger, and Fleet is acting as Administrative Agent. Goldman Sachs received a fee of approximately $2.7 million plus reimbursement of certain expenses in connection with such services.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth certain information concerning ownership of shares of Company Common Stock by: (i) persons who are known by the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock;
(ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.

                                                             SHARES OF COMPANY
                                                               COMMON STOCK           PERCENTAGE
                                                               BENEFICIALLY            OF CLASS
                NAME OF BENEFICIAL OWNER                           OWNED            OUTSTANDING(A)
--------------------------------------------------------     -----------------      --------------
Gerald C. Rittenberg....................................            60.0                  5.9%
James M. Harrison.......................................            15.0                  1.5
William S. Wilkey.......................................             6.7                    *
Katherine A. Kusnierz...................................             2.0                    *
Diane D. Spaar..........................................             1.3                    *
Terence M. O'Toole(b)...................................              --                   --
Sanjeev K. Mehra(c).....................................              --                   --
Joseph P. DiSabato(d)...................................              --                   --
Estate of John A. Svenningsen...........................           100.0                  9.9
  c/o Kurzman & Eisenberg LLP
  One North Broadway, Suite 1004
  White Plains, New York 10601
GS Capital Partners II, L.P(e)..........................           825.0                 81.7
  and other GSCP funds
  85 Broad Street
  New York, New York 10004
All directors and executive officers as group (8                    85.0                  8.4
  persons)..............................................

---------------

(a) The amounts and percentage of Company Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest. The percentage of Company Common Stock outstanding is based on the 1,010 shares of Company Common Stock outstanding as of the date of this Prospectus.

(b) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that will be owned by GSCP and its affiliates after the Effective Time.

(c) Mr. Mehra, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that will be owned by GSCP and its affiliates after the Effective Time.

(d) Mr. DiSabato, who is an Associate of Goldman Sachs, disclaims beneficial ownership of the shares of Company Common Stock that will be owned by GSCP and its affiliates after the Effective Time.

(e) Of the 825.0 shares of Company Common Stock beneficially owned by GSCP and its affiliates, approximately 517.6 shares are owned by GSCP II, approximately 205.8 shares will be owned by GS Capital Partners II Offshore, L.P., approximately 19.1 shares are owned by Goldman, Sachs & Co. Verwaltungs GmbH as nominee for GS Capital Partners II (Germany) C.L.P., approximately 55.5 shares are owned by Stone Street Fund 1997, L.P. and approximately 27.0 shares are owned by Bridge Street Fund 1997, L.P. Each of the GSCP funds are investment partnerships that are managed by Goldman Sachs or its affiliates, which has full dispositive power with respect to the holdings of such partnerships.

 *  Less than 1%

  STOCKHOLDERS' AGREEMENT

     As of the Effective Time, the Company entered into the Stockholders' Agreement with GSCP and the Estate and certain employees of the Company listed as parties thereto (including the Estate, the "Non-GSCP Investors"). The following discussion summarizes the terms of the Stockholders' Agreement which the Company believes are material to an investor in the Notes or the Exchange Notes. This summary is qualified in its entirety by reference to the full text of the Stockholders' Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Propsectus is a part, and is incorporated by reference herein. The Stockholders' Agreement provides, among other things, for (i) the right of the Non-GSCP Investors to participate in, and the right of GSCP to require the Non-GSCP Investors to participate in, certain sales of Company Common Stock by GSCP, (ii) prior to an initial public offering of the stock of the Company (as defined in the Stockholders' Agreement), certain rights of the Company to purchase, and certain rights of the Non-GSCP Investors (other than the Estate) to require the Company to purchase (except in the case of termination of employment by such Non-GSCP Investors) all, but not less than all, of the shares of Company Common Stock owned by a Non-GSCP Investor (other than the Estate) upon the termination of employment or death of such Non-GSCP Investor, at prices determined in accordance with the Stockholders' Agreement and (iii) certain additional restrictions on the rights of the Non-GSCP Investors to transfer shares of Company Common Stock. The Stockholders' Agreement also contains certain provisions granting GSCP and the Non-GSCP Investors certain rights in connection with registrations of Company Common Stock in certain offerings and provides for indemnification and certain other rights, restrictions and obligations in connection with such registrations. The Stockholders' Agreement will terminate (i) with respect to the rights and obligations of and restrictions on GSCP and the Non-GSCP Investors in connection with certain restrictions on the transfer of shares of Company Common Stock, when GSCP and its affiliates no longer hold at least 40% of the outstanding shares of Company Common Stock, on a fully diluted basis; provided that the Stockholders' Agreement will terminate in such respect in any event if the Company enters into certain transactions resulting in GSCP, its affiliates, the Non-GSCP Investors, and each of their respective permitted transferees, owning less than a majority of the outstanding voting power of the entity surviving such transaction; and (ii) with respect to the registration of Company Common Stock in certain offerings, with certain exceptions, on the earlier of (1) the date on which there are no longer any registrable securities outstanding (as determined under the Stockholders' Agreement) and (2) the twentieth anniversary of the Stockholders' Agreement.

                           DESCRIPTION OF SENIOR DEBT

     In order to fund a portion of the payment of the cash portion of the Transaction Consideration, to refinance certain existing outstanding indebtedness of the Company, to pay transaction costs incurred in connection with the Transaction, and for general corporate purposes the Company issued the Notes and entered into the Revolving Credit Agreement and the AXEL Credit Agreement providing for the Revolving Credit Facility and the Term Loan, respectively, (together, the "Bank Credit Facilities"). The execution of the Bank Credit Facilities, the borrowings necessary to complete the Transaction and the delivery of required documentation thereunder, occurred at the time of closing of the Transaction.

     The following summary of the material provisions of the Revolving Credit Agreement and the AXEL Credit Agreement does not purport to be complete, and is qualified by reference to the full text of such agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Term Loan will mature seven years after funding and will provide for amortization (in quarterly installments) of one percent of the principal amount thereof per year for the first five years and 32.3% and 62.7% of the principal amount thereof in the sixth and seventh years, respectively. The Term Loan will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.375% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.375% per annum. The Company will be required to make scheduled amortization payments on the Term Loan as follows:

                      FOR THE YEAR ENDING:                        AMORTIZATION      % AMORTIZED
    ---------------------------------------------------------     ------------      -----------
    December 31, 1998........................................     $  1,170,000           1.0%
    December 31, 1999........................................        1,170,000           1.0
    December 31, 2000........................................        1,170,000           1.0
    December 31, 2001........................................        1,170,000           1.0
    December 31, 2002........................................        1,170,000           1.0
    December 31, 2003........................................       37,787,500          32.3
    December 31, 2004........................................       73,362,500          62.7
                                                                  ------------        ------
           Total.............................................     $117,000,000         100.0%
                                                                  ============        ======

     The Company is obligated to obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to GS Credit Partners, with respect to a notional amount of not less than half of the aggregate amount outstanding under the Term Loan as of the Effective Time, which protection must remain in effect for not less than three years after the Effective Time.

     In addition, the Company will be required to make prepayments on the Bank Credit Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities, subject to certain exceptions. The Company will also be required to make prepayments on the Bank Credit Facilities in an amount equal to 75% (to be reduced to 50% for any fiscal year in which the Company's Consolidated Leverage Ratio (as defined in the Bank Credit Agreements) is less than 3.75 to 1.0) of the Company's Excess Cash Flow (as defined in the Bank Credit Agreements) for each fiscal year, commencing with the fiscal year ending December 31, 1998. Such mandatory prepayments will be applied to prepay the Term Loan first (on a pro rata basis) and thereafter to prepay the Revolving Credit Facility and to reduce the commitments thereunder. Subject to certain call protection provisions applicable for 18 months from the Effective Time, the Company may prepay, in whole or in part, borrowings under the Term Loan. Call protection provisions also apply to mandatory prepayments of borrowings under the Term Loan except for

\mandatory prepayments from Excess Cash Flow. The Company may prepay borrowings under or reduce commitments for the Revolving Credit Facility, in whole or in part, without penalty.

     The Revolving Credit Facility has a term of five years and will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.25% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.25% per annum. Interest on balances out standing under the Revolving Credit Facility are subject to adjustment in the future based on the Company's performance. Amounts drawn on the Revolving Credit Facility for working capital purposes are also subject to an agreed upon borrowing base and periodic reduction of outstanding balances. All borrowings under the Revolving Credit Facility are subject to mandatory prepayments upon the occurrence of certain events as described above.

     The Bank Credit Facilities are guaranteed by the Guarantors. Subject to certain exceptions, all extensions of credit to the Company and all guarantees are secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all of the stock of all Subsidiaries owned by the Company or any of the Guarantors and first priority liens on after-acquired real property fee and leasehold interests of the Company and the Guarantors.

     The Bank Credit Facilities contain certain financial covenants, as well as additional affirmative and negative covenants, constraining the Company. The Company must maintain a minimum Consolidated Adjusted EBITDA (as defined in the Bank Credit Agreements) of not less than an amount ranging from $35 million for the four Fiscal Quarter (as defined in the Bank Credit Agreements) period ending March 31, 1998 to $48.5 million for the four Fiscal Quarter period ending December 31, 2002. The Company is required to maintain a Fixed Charge Coverage Ratio (defined in the Bank Credit Agreements as the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges (as defined in the Bank Credit Agreements)) of not less than a ratio of 1.00 to 1.00 for the four-Fiscal Quarter period ending March 31, 1998 to a ratio of 1.20 to 1.00 for the four-Fiscal Quarter period ending December 31, 2002. The Company must not permit the ratio of Consolidated Total Debt (as defined in the Bank Credit Agreements) to Consolidated Adjusted EBITDA on the last day of any four Fiscal Quarter period to exceed a ratio ranging from 6.60 to 1.00 for such period ending March 31, 1998 to 3.70 to 1.00 for such period ending December 31, 2002.

     Borrowings under the Revolving Credit Facilities are subject to customary affirmative and negative covenants, including but not limited to limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary for financings of this type, including exceptions and baskets.

     The Revolving Credit Agreement permits business acquisitions in the same line of business as the Company and its Subsidiaries subject to certain restrictions, and permits borrowings thereunder to finance such acquisitions of up to $25 million in the aggregate. As a condition to any such acquisitions in excess of $10 million in the aggregate, the pro forma ratio of total indebtedness to EBITDA at the time of any such acquisition must not exceed a ratio of 5.5:1.0 through the last fiscal quarter of 1999 and lower ratios thereafter decreasing to 3.7:1.0 for the four Fiscal Quarter period ending December 31, 2002. Any such acquisitions in excess of $25 million in the aggregate must be funded from either equity or a combination of equity and subordinated debt or equity and additional term loans in accordance with certain specified ratios.

     Borrowings under the Revolving Credit Facility are subject to customary events of default (with customary grace periods), including without limitation failure to make payments when due, defaults under other indebtedness, noncompliance with covenants, breach of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guarantees, impairment of security interests in collateral and "changes of control".

     Borrowings under the Term Loan are subject to affirmative covenants identical to those set forth above with respect to borrowings under the Revolving Credit Facility and negative covenants substantially as set forth in the Notes, including limitations on the incurrence of indebtedness, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), mergers, sales of assets, transactions with affiliates and other provisions customary for financings of this type. The Term Loan also contains a negative covenant restricting liens similar to the lien covenant in the Revolving Credit Facility.

     Borrowings under the Term Loan are subject to events of default substantially as set forth in the Notes and the Exchange Notes; provided that there is (i) an immediate default for principal payment defaults, (ii) a three-day grace period for interest payment defaults, (iii) a cross default to the Revolving Credit Facility and other debt with an aggregate principal amount of $5 million or more in the event such default is not cured within twenty business days and (iv) an immediate default if (1) prior to a Qualified Public Offering (as defined in the Bank Credit Agreements), GSCP II and its affiliates cease to own and control 51% or more of the voting power of the Company's securities, (2) after a Qualified Public Offering, a person or group acquires beneficial ownership of the Company's securities representing greater voting power than GSCP II and its affiliates or (3) a Change of Control as defined in the Indenture occurs.

     The Indenture permits the Bank Credit Agreement to be amended, modified, renewed, refunded, refinanced or replaced (in whole or in part) from time to time.

OTHER SENIOR DEBT

     As of the Effective Time, the Company had approximately $10.8 million in outstanding indebtedness and capital leases outstanding, relating primarily to mortgages of real property. The Company's distribution center in Chester, New York, is subject to a ten-year mortgage securing a loan in the original principal amount of $5,925,000 bearing interest at a rate of 8.51%. Such mortgage loan matures in September 2004. The principal amount outstanding as of September 30, 1997 was approximately $4,147,500. The Company's distribution center in Montreal, Canada is subject to a mortgage securing a loan in the original principal amount of $2,088,000. Such mortgage loan bears interest at a rate of the lower of Hong Kong Bank of Canada's Cost of Funds plus 1.6% or Canadian Prime plus 0.5%. The principal amount outstanding as of September 30, 1997 was approximately $1,924,000. The remaining amounts of indebtedness outstanding relate to capital leases for the Company's machinery and equipment and will be due and payable at scheduled maturities through 2003. The mortgages and capital leases described above are Senior Debt.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued by the Company pursuant to the same Indenture (the "Indenture") among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), under which the Notes were issued. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The discussion below summarizes the terms of the Exchange Notes that the Company believes are material to an investor in the Exchange Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements underlying this discussion, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein. The definitions of certain terms used in the following summary are set forth below under the caption " -- Certain Definitions".

     On December 19, 1997, the Company issued $110.0 million aggregate principal amount of Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Notes. Any Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Notes and Exchange Notes then outstanding.

     As of December 19, 1997, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes are general unsecured obligations of the Company, limited in aggregate principal amount, together with any outstanding Notes, to $200 million, of which $110 million was issued in the Note Offering and, assuming all Holders of Notes exchange their Notes, will be issued in the Exchange Offer. Notes or Exchange Notes issued thereafter ("Additional Notes") may be issued in one or more series from time to time, subject to compliance with the covenants contained in the Indenture, provided, that no Additional Note may be issued at a price that would cause such Additional Note to have "original issue discount" within the meaning of Section 1273 of the Code. Any Additional Notes will have the same terms, including interest rate, maturity and redemption provisions, as the Exchange Notes initially being issued hereunder.

     The Exchange Notes will mature on December 15, 2007. Interest on the Exchange Notes will accrue at the rate of 9 7/8% per annum and will be payable in cash semi-annually in arrears on June 15 and December 15, commencing on June 15, 1998, to Holders of record on the immediately preceding June 1 and December
1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 19, 1997, the date of original issuance of the Notes. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Principal, premium, if any, and interest on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided, however, that all payments with respect to Global Exchange Notes and definitive Exchange Notes the Holders of which have given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

SETTLEMENT AND PAYMENT

     Payments by the Company in respect of the Exchange Notes (including principal, premium, if any, and interest) will be made in immediately available funds as provided above. The Exchange Notes are expected to trade in the Depository's settlement system, and any secondary market trading activity will, therefore, be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Exchange Notes.

     Because of time-zone differences, the securities account of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Exchange Note from a Participant (as defined herein) that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depository Trust Company ("DTC") settlement date. Transactions in interests in a Global Exchange Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Exchange Note by or through a Member Organization to a Participant that is not a Member Organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement in DTC.

SUBORDINATION

     The Exchange Notes will be unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company. The payment of all Obligations in respect of the Exchange Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     The Indenture provides that, upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the documents relating to the applicable Senior Debt, whether or not the claim for such interest is allowed as a claim in such proceeding), or provision will be made for payment in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, before the Holders of Exchange Notes will be entitled to receive any Securities Payment (other than payments in Permitted Junior Securities) and until all Obligations with respect to Senior Debt are paid in full, or provision is made for payment in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, any Securities Payment (other than any payments in Permitted Junior Securities) to which the Holders of Exchange Notes would be entitled will be made to the holders of Senior Debt (except that Holders of Exchange Notes may receive payments made from the trust described under " -- Legal Defeasance and Covenant Defeasance").

     The Indenture also provides that the Company may not make any Securities Payment (other than payments in Permitted Junior Securities) upon or in respect of the Exchange Notes (except from the trust described under " -- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing, or any judicial proceeding is pending to determine whether any such default has occurred, or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or would permit, with the passage of time or the giving of notice or both, holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Securities Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived or shall have ceased to exist, unless another default, event of default or other event that would prohibit such payment shall have occurred and be continuing, or all Obligations in respect of such Designated Senior Debt shall have been discharged or paid in full and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the first day of effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been subsequently cured or waived for a period of not less than 180 days. In the event that, notwithstanding the foregoing, the Company makes any Securities Payment (other than payments in Permitted Junior Securities) to the Trustee or any Holder of an Exchange Note prohibited by the subordination provisions, then and in such event such Securities Payment will be required to be paid over and delivered forthwith to the holders of Senior Debt.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors". On a pro forma basis, after giving effect to the Transaction and the Transaction Financings and the application of the proceeds therefrom, the principal amount of Senior Debt outstanding at September 30, 1997 would have been approximately $128 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock".

     "Bank Debt" means all Obligations in respect of the Indebtedness outstanding under the Bank Credit Agreement together with any amendment, modification, renewal, refunding, refinancing or replacement (in whole or part) from time to time of such Indebtedness.

     "Bank Hedging Obligations" means all present and future Hedging Obligations of the Company, whether existing now or in the future, that are secured by the Bank Credit Agreement (or other agreement evidencing Bank Debt or other Senior Debt) or any of the collateral documents executed from time to time in connection therewith.

     "Designated Senior Debt" means (i) so long as the Bank Debt is outstanding, the Bank Debt, (ii) the Bank Hedging Obligations and (iii) any Senior Debt permitted under the Indenture the principal amount of which is $15 million or more and that has been designated by the Company as "Designated Senior Debt" and as to which the Trustee has been given written notice of such designation.

     "Permitted Junior Securities" means, with respect to any payment or distribution of any kind, equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Debt that may at the time be outstanding to at least the same extent as the Exchange Notes are so subordinated as provided in the Indenture.

     "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Indebtedness subordinated to the Exchange Notes) on account of the principal of (and premium, if any) or interest on the Exchange Notes or on account of the purchase or redemption or other acquisition of or satisfaction of obligations with respect to Exchange Notes by the Company or any Subsidiary of the Company.

     "Senior Debt" means (i) the Bank Debt, (ii) the Bank Hedging Obligations and (iii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates (other than Goldman, Sachs & Co. and its Affiliates, including Goldman Sachs Credit Partners L.P.), (3) any trade payables, (4) that portion of any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, Guarantee or obligation of the Company which is contractually subordinate in right of payment to any other Indebtedness, Guarantee or obligation of the Company; provided, however, that this clause (6) does not apply to the subordination of liens or security interests covering particular properties or types of assets securing Senior Debt, (7) Indebtedness evidenced by the Notes or the Exchange Notes and (8) Capital Stock.

SENIOR SUBORDINATED GUARANTEES

     The Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed on a senior subordinated basis (the "Senior Subordinated Guarantees") by each Restricted Subsidiary of the Company (other than a Restricted Subsidiary organized under the laws of a country other than the United States) and each other Subsidiary of the Company that becomes a guarantor under the Bank Credit Agreement. The obligations of each Guarantor under its Senior Subordinated Guarantee will be subordinated to its Guarantee of all Obligations under the Bank Credit Agreement (the "Senior Guarantees") and will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance".

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock". The Indenture provides that the foregoing will not prevent the merger, consolidation or sale of assets between Guarantors or between the Company and any Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (including, without limitation, by foreclosure) of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise (including, without limitation, by foreclosure), of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Senior Subordinated Guarantee; provided that the Net Proceeds of such sale or other disposition are applied, as and if required, in accordance with the applicable provisions of the Indenture. In addition, if any Guarantor is released and relieved of all obligations it may have as a guarantor under the Bank Credit Agreement, then such Guarantor will also be automatically released and relieved of any obligations under its Senior Subordinated Guarantee. See "-- Repurchase at the Option of Holders -- Asset Sales".

     Certain of the operations of the Company, including a substantial portion of its operations outside the United States, are conducted through Subsidiaries that are not Guarantors. The Company is dependent upon the cash flow of those Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. The Exchange Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables and capital lease obligations) of the Company's Subsidiaries that are not Guarantors, which were approximately $3 million (excluding inter-company payables to the Company) at September 30, 1997. Any right of the Company to receive assets of any of such Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Exchange Notes to participate in those assets) will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company or a Guarantor is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company or a Guarantor. See "Risk Factors -- Holding Company Structure".

OPTIONAL REDEMPTION

     Except as described below, the Exchange Notes are not redeemable at the Company's option prior to December 15, 2002. From and after December 15, 2002, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

                                                                      PERCENTAGE OF
                                                                        PRINCIPAL
                                     YEAR                                AMOUNT
            ------------------------------------------------------    -------------
            2002..................................................       104.937%
            2003..................................................       103.292
            2004..................................................       101.646
            2005 and thereafter...................................       100.000

     Prior to December 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 35% of the principal amount of Exchange Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of public or private sales of common stock of, or contributions to the common equity capital of, the Company; provided that at least $65 million in aggregate principal amount of Notes and Exchange Notes (or if Additional Notes have been issued, a correspondingly higher amount) remains outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption shall occur within 120 days of the date of the closing of the related sale of common stock of, or capital contribution to, the Company.

     In addition, at any time on or prior to December 15, 2002, upon the occurrence of a Change of Control, the Company may redeem the Exchange Notes, in whole but not in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the Exchange Notes pursuant to this paragraph shall be mailed to holders of the Exchange Notes not more than 30 days following the occurrence of a Change of Control.

     "Applicable Premium" means, with respect to an Exchange Note, the greater of (i) 1.0% of the then outstanding principal amount of such Exchange Note and
(ii)(a) the present value of all remaining required interest and principal payments due on such Exchange Note and all premium payments relating thereto assuming a redemption date of December 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus (b) the then outstanding principal amount of such Exchange Note minus (c) accrued interest thereon paid on the redemption date.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to December 15, 2002; provided, however, that if the then remaining term to December 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to December 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

     If less than all of the Exchange Notes are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that the unredeemed portion of any Exchange Note redeemed in part shall equal $1,000 or an integral multiple thereof.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, unless the Company defaults in payment of the redemption price, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION; SINKING FUND PAYMENTS

     Except as set below under "-- Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, including Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     On a date that is no earlier than 30 days nor later than 60 days from the date that the Company mails notice of the Change of Control to the Holders (the "Change of Control Payment Date"), the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee for cancellation the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions there of being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction. Such a transaction could occur, and could have an effect on the Exchange Notes, without constituting a Change of Control.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

     The existence of a Holder's right to require the Company to repurchase such Holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any Excludable Current Liabilities, and (z) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale (or in the case of an Asset Sale involving the Specified Real Estate, by the later of (i) June 30, 1999 and (ii) the date 365 days after receipt of such Net Proceeds) the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently repay or reduce Obligations under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or other Senior Debt, (ii) to secure Letter of Credit Obligations to the extent related letters of credit have not been drawn or been returned undrawn, and/or (iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Principal Business; provided, that such Net Proceeds may, at the Company's option, be deemed to have been applied pursuant to this clause (iii) to the extent of any expenditures by the Company made to invest in, acquire or construct businesses, properties or assets used in a Principal Business within one year preceding the date of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The Indenture provides that any Net Proceeds from the Asset Sale that are not used as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds".

     When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make offers to all Holders of Exchange Notes and to the holders of any other Senior Subordinated Indebtedness the terms of which so require (each an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes and such other Senior Subordinated Indebtedness, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof (or 100% of the accreted value thereof, in case of Senior Subordinated Indebtedness issued at a discount), plus accrued and unpaid interest thereon to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Excess Proceeds shall be allocated to the respective Asset Sale Offers for the Exchange Notes and such other Senior Subordinated Indebtedness in proportion to their relative principal amounts (or accreted value, as applicable). The Indenture provides that the Company may, in lieu of making an Asset Sale Offer for other Senior Subordinated Indebtedness, satisfy its obligation under the governing agreement with respect thereto by applying the Excess Proceeds allocated thereto to the prepayment, redemption or public or private repurchase of such Senior Subordinated Indebtedness.

     The Company will commence any required Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that the aggregate amount of Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Exchange Notes (and such other Senior Subordinated Indebtedness) tendered pursuant to any required Asset Sale Offer is less than the Excess Proceeds allocated thereto, the Company may use any remaining Excess Proceeds (x) to offer to redeem or purchase other Senior Subordinated Indebtedness or Subordinated Indebtedness (a "Subordinated Asset Sale Offer") in accordance with the provisions of the indenture or other agreement governing such other Senior Subordinated Indebtedness or Subordinated Indebtedness or (y) for any other purpose not prohibited by the Indenture. If the aggregate principal amount of Exchange Notes tendered pursuant to any Asset Sale Offer exceeds the amount of Excess Proceeds allocated thereto, the Exchange Notes so tendered shall be purchased on a pro rata basis, based upon the principal amount tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes and Exchange Notes as a result of an Asset Sale.

     The Bank Credit Agreement prohibits the Company from purchasing any Exchange Notes, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or an Asset Sale Offer is required to be made at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, while the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture, the subordination provisions of the Indenture would likely have the practical effect of restricting payments to the Holders of the Exchange Notes.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except for a payment of principal or interest at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clause (i) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company from the issue or sale since the date of the Indenture of Equity Interests (including Retired Capital Stock (as defined below)) of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amounts contributed to the common equity capital of the Company since the date of the Indenture, plus (iv) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (x) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries since the date of the Indenture or (y) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to the Company or any Subsidiary from the proceeds of such sale, plus (v) 100% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, plus
     (vi) $10 million.

     The foregoing provisions will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary (the "Retired Capital Stock") or any Subordinated Indebtedness, in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock");

          (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (iv) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $5 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the immediately preceding paragraph;

          (v) Investments in Unrestricted Subsidiaries or in Joint Ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at that time outstanding, not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date (as defined herein) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (vi) repurchases of Equity Interests deemed to occur upon exercise or conversion of stock options, warrants, convertible securities or other similar Equity Interests if such Equity Interests represent a portion of the exercise or conversion price of such options, warrants, convertible securities or other similar Equity Interests;

          (vii) the making and consummation of a Subordinated Asset Sale Offer in accordance with the provisions described under the caption entitled "-- Repurchase at the Option of Holders -- Asset Sales"; and

          (viii) any dividend or distribution payable on or in respect of any class of Equity Interests issued by a Restricted Subsidiary of the Company; provided that such dividend or distribution is paid on a pro rata basis to all of the holders of such Equity Interests in accordance with their respective holdings of such Equity Interests;

provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v) or (vii) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     As of December 19, 1997, all of the Company's Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount equal to the book value of such Investment at the time of such designation. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company for the most recent four full fiscal quarters for which internal financial statements are available at the time of such incurrence would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (a) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness under the Bank Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder, assuming compliance with all conditions for drawing) up to an aggregate principal amount of $167 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Bank Credit Agreement (in each case, other than in connection with an amendment, refinancing, refunding, replacement, renewal or modification) made after the date of the Indenture;

          (b) the incurrence by the Company or any of its Restricted Subsidiaries of any Existing Indebtedness;

          (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by the Notes and the Exchange Notes (other than any Additional Notes);

          (d) Indebtedness (including Acquired Debt) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date;

          (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (f) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and Guarantees by the Company of Indebtedness of any Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company of Indebtedness of any other Restricted Subsidiary of the Company or the Company;

          (g) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate or currency exchange rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any purchases or sales of goods or other transactions or expenditures made or to be made in the ordinary course of business and consistent with past practices as to which the payment therefor or proceeds therefrom, as the case may be, are denominated in a currency other than U.S. dollars;

          (h) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (i) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (j) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

          (k) the incurrence by the Company of additional Indebtedness (including pursuant to the Bank Credit Agreement) not otherwise permitted hereunder in an amount under this clause (k) not to exceed $25 million in aggregate principal amount (or accreted value, as applicable) outstanding at any one time.

     For purposes of calculating the Fixed Charge Coverage Ratio, the Indenture permits, among other things, the Company to give pro forma effect to acquisitions, and the cost savings expected to be realized in connection with such acquisitions, that have occurred or are occurring since the beginning of the applicable four-quarter reference period (or during the immediately preceding four quarters). These adjustments and the other adjustments permitted under the definition of Fixed Charge Coverage Ratio will be in addition to the pro forma adjustments permitted to be included in pro forma financial statements prepared in accordance with GAAP or Article 11 of Regulation S-X under the Exchange Act.

  ANTI-LAYERING PROVISION

     The Indenture provides that (i) the Company will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes and
(ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Guarantees and senior in any respect in right of payment to the Senior Subordinated Guarantees.

     Except for the limitations on the incurrence of debt described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Indenture does not limit the amount of debt that is pari passu with the Exchange Notes.

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Senior Subordinated Indebtedness or Subordinated Indebtedness, unless the Exchange Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Subordinated Indebtedness, such Lien is subordinated to the Lien securing the Exchange Notes to the same extent that such Subordinated Indebtedness is subordinated to the Exchange Notes.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the Bank Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive taken as a whole with respect to such dividend and other payment restrictions than those terms included in the Bank Credit Agreement on the date of the Indenture, (c) the Indenture and the Exchange Notes, (d) applicable law,
(e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment or net worth provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any Mortgage Financing or Mortgage Refinancing that imposes restrictions on the real property securing such Indebtedness, (j) any Permitted Investment, (k) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or (l) customary provisions in joint venture agreements and other similar agreements.

  MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock". Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (if there are any disinterested members of the Board of Directors) that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, or with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments or Permitted Investments permitted by the provisions of the Indenture described above under "-- Restricted Payments"; (iii) the payment of all fees, expenses and other amounts relating to the Transaction; (iv) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company; (v) the transfer or provision of inventory, goods or services by the Company or any Restricted Subsidiary of the Company in the ordinary course of business to any Affiliate of the Company on terms that are customary in the industry or consistent with past practices, including with respect to price and volume discounts; (vi) the execution of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any financial advisory, financing, underwriting or placement agreement or any other agreement relating to investment banking or financing activities with Goldman, Sachs & Co. or any of its Affiliates including, without limitation, in connection with acquisitions or divestitures, in each case to the extent that such agreement was approved by a majority of the disinterested members of the Board of Directors in good faith; (vii) payments, advances or loans to employees that are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;
(viii) the performance of any agreement as in effect as of the date of the Indenture or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Exchange Notes in any material respect); (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Exchange Notes in any material respect; (x) transactions permitted by, and complying with, the provisions of the covenant described under "-- Merger, Consolidation, or Sale of All or Substantially All Assets"; and (xi) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of a majority of the disinterested members of the Board of Directors of the

Company or an executive officer thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

  ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness unless such Restricted Subsidiary either
(i) is a Guarantor, or (ii) simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of all Obligations with respect to the Exchange Notes by such Restricted Subsidiary, which Guarantee shall be senior to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Subordinated Indebtedness and subordinated to such Restricted Subsidiary's Guarantee of or pledge to secure any other Indebtedness that constitutes Senior Debt to the same extent as the Exchange Notes are subordinated to Senior Debt. In addition, the Indenture provides that (x) if the Company shall, after the date of the Indenture, create or acquire any new Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a country other than the United States), then such newly created or acquired Restricted Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture, and (y) if the Company shall (whether before or after the date of the Indenture) create or acquire any other new Subsidiary that becomes a guarantor under the Bank Credit Agreement, then such newly created or acquired Subsidiary shall execute a Senior Subordinated Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture. Notwithstanding the foregoing, any such Senior Subordinated Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon certain mergers, consolidations, sales and other dispositions (including, without limitation, by foreclosure) pursuant to the terms of the Indenture. In addition, if any Guarantor is released and relieved of all obligations it may have as a guarantor under the Bank Credit Agreement, then such Guarantor will also be automatically released and relieved of any obligations under its Senior Subordinated Guarantee. See "-- Senior Subordinated Guarantees". The form of such Senior Subordinated Guarantee is attached as an exhibit to the Indenture.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will, commencing after consummation of the Transaction, furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, following the consummation of the Transaction, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes or Exchange Notes remain outstanding, they will furnish to the Holders of the Notes and/or Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A (d)(4) under the Securities Act.

  EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of Default with respect to the Exchange Notes: (i) default for 30 days in the payment when due of interest, including Liquidated Damages, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes to comply with the provisions described under "-- Change of Control", "-- Restricted Payments", "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Merger, Consolidation, or Sale of All or Substantially All Assets"; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $15 million or more;
(vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries;
(viii) except as permitted by the Indenture, any Senior Subordinated Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except by its terms) or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Senior Subordinated Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Upon such declaration the principal, interest, premium, if any, and Liquidated Damages, if any, shall be due and payable immediately; provided, however, that so long as Senior Debt or any commitment therefor is outstanding under the Bank Credit Agreement, any such notice or declaration shall not be effective until the earlier of (a) five Business Days after such notice is delivered to the Representative for the Bank Debt or (b) the acceleration of any Indebtedness under the Bank Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to December 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to December 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of and premium, if any, on, the Exchange Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Exchange Notes, the Senior Subordinated Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all obligations of the Company and the Guarantors discharged with respect to the outstanding Exchange Notes and the Senior Subordinated Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of and premium, if any, and interest on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture and the Senior Subordinated Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes and the Senior Subordinated Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Notes and the Senior Subordinated Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Guarantors must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company or the Guarantors must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the Trustee an opinion of counsel in the

United States reasonably acceptable to the Trustee confirming that (A) the Company or the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company or the Guarantors shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company or the Guarantors must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company or the Guarantors must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company or the Guarantors, as applicable, with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and (viii) the Company or the Guarantors must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially issued in exchange for the Notes generally will be represented by one or more fully-registered global notes (collectively, the "Global Exchange Note"). Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for Exchange Notes in certificated form, as discussed below. The Global Exchange Note will be deposited upon issuance with the Depository and registered in the name of the Depository or a nominee of the Depository (the "Global Exchange Note Registered Owner"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository, (i) upon deposit of the Global Exchange Note, the Depository will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the Global Exchange Note and (ii) ownership of such interests in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes is limited to that extent. For certain other restrictions on the transferability of the Exchange Notes, see "Risk Factors -- Restrictions on Transfer".

     Except as described below, owners of interests in the Global Exchange Note will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the principal of and premium, if any, and interest on any Exchange Notes registered in the name of the Global Exchange Note Registered Owner will be payable by the Trustee to the Global Exchange Note Registered Owner in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Global Exchange Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants. The Company believes, however, that it is the current practice of the Depository, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), to credit the accounts of the relevant Participants with the payment on the payment date, in the amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instruction from the Global Exchange Note Registered Owner for all purposes.

     The Global Exchange Note is exchangeable for definitive Exchange Notes if
(i) the Depository notifies the Company that it is unwilling or unable to continue as Depository of the Global Exchange Note and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in definitive registered form, (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Exchange Notes or (iv) as provided in the following paragraph. Such definitive Exchange Notes shall be registered in the names of the owners of the beneficial interests in the Global Exchange Note as provided by the Participants. Exchange Notes issued in definitive form will be in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples thereof. Upon issuance of Exchange Notes in definitive form, the Trustee is required to register the Exchange Notes in the name of, and cause the Exchange Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depository shall direct.

     Subject to the restrictions on the transferability of the Exchange Notes described in "Risk Factors -- Restrictions on Transfer," an Exchange Note in definitive form will be issued (i) in the Exchange Offer solely in exchange for certificated Notes or (ii) following the Exchange Offer, upon the resale, pledge or other transfer of any Exchange Note or interest therein to any person or entity that does not participate in the Depository. The exchange of certificated notes in the Exchange Offer may be made only by presentation of the Notes, duly endorsed, together with a duly completed Letter of Transmittal and other required documentation as described under "The Exchange Offer -- Procedures for Tendering" and "-- Guaranteed Delivery Procedures". Transfers of certificated Exchange Notes may be made only by presentation of Exchange Notes, duly endorsed, to the Trustee for registration of transfer on the Note Register maintained by the Trustee for such purposes.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes evidenced by registered, definitive certificates ("Certificated Securities") under the Indenture, then, upon surrender by the Global Exchange Note Holder of its Global Exchange Notes, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depository identify as being the beneficial owner of the related Exchange Note.

     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depository in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depository for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement on December 19, 1997 (the "Closing Date"). Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission on or prior to 45 days after the Closing Date the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the

Company and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company on or prior to the 20th Business Day following consummation of the Exchange Offer that it alone or together with Holders who hold in the aggregate at least $1.0 million in principal amount of Notes (A) is prohibited by law or Commission policy from participating in the Exchange Offer or (B) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will use their best efforts to file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective by the Commission as described below. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement and (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, the Company and the Guarantors may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Company, and the Company notifies the Holders within a certain period of time after the Board of Directors makes such determination or (ii) the prospectus contained in the Shelf Registration Statement or the Shelf Registration Statement contains an untrue statement of a material fact required to be stated therein or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

     The Registration Rights Agreement provides that (i) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 105 days after the date on which such Exchange Offer Registration Statement is filed with the Commission, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will commence the Exchange Offer and use their best efforts to issue on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 105 days after the date such filing is required. If (a) the Company and the Guarantors fail to file either of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) either of such

Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),
(c) the Company and the Guarantors fail to consummate the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then, subject to the last sentence of the preceding paragraph, the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company in cash on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder (and any Holder of Certificated Securities who has given wire transfer instructions to the Company at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and will be provided an opportunity to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.

CONSENT OF HOLDERS; SINGLE CLASS

     Except as described below under "-- Amendment, Supplement and Waiver", and as otherwise described herein or in the Indenture, the Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Repurchase Offers, and for purposes of this "Description of Exchange Notes" (except under the caption, "-- Registration Rights; Liquidated Damages") all reference herein to "Exchange Notes" shall be deemed to refer collectively to the Notes and any Exchange Notes, unless the context otherwise requires.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture and the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Exchange Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a nonconsenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest, including Liquidated Damages, if any, on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest, including Liquidated Damages, if any, on the Exchange Notes,
(vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means:

          (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

     in each case, other than:

             (a) a disposition of Cash Equivalents or goods held for sale in the ordinary course of business or obsolete equipment or other obsolete assets in the ordinary course of business consistent with past practices of the Company;

             (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under the covenant entitled "-- Merger, Consolidation, or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

             (c) any disposition that is a Restricted Payment or Permitted Investment that is permitted under the covenant described above under "-- Restricted Payments";

             (d) any individual disposition, or series of related dispositions, of assets with an aggregate fair market value of less than $2.5 million;

             (e) any sale of an Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

             (f) foreclosures on assets.

     "Asset Sale Offer" has the meaning set forth under the caption "-- Repurchase at the Option of Holders -- Asset Sales".

     "Bank Credit Agreement" means one or more credit agreements to be entered into by and among the Company and the financial institutions party thereto providing a portion of the financing for the Transaction, as well as financing for the Company's ongoing requirements, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, refinanced or replaced (in whole or in part) from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding customary employee incentive or bonus arrangements, and customary earn-out provisions granted in connection with acquisition transactions and providing for aggregate payouts not in excess of $5 million per year).

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" (or the equivalent rating under a substantially similar ratings system if Keefe Bank Watch Ratings are no longer published) or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation (or in their absence, an equivalent rating from another nationally recognized securities rating agency) and in each case maturing within one year after the date of acquisition.

     "Change of Control" means the occurrence of any of the following:

          (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders and their Related Parties;

          (ii) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders or any of their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the aggregate voting power of the Voting Stock of the Company, and such Person or group beneficially owns Voting Stock having greater aggregate voting power than the Permitted Holders and their Related Parties; or

          (iii) a majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash operating expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) cash outlays that were made by such Person or any of its Restricted Subsidiaries during such period in respect of any item that was reflected as a non-cash charge in a prior period, provided that such non-cash charge was added to Consolidated Net Income in determining Consolidated Cash Flow for such prior period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holders or their Affiliates or was nominated by the Permitted Holders or their Affiliates or any designees of the Permitted Holders or their Affiliates on the Board of Directors.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Exchange Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Excludable Current Liabilities" means, with respect to the consideration received by the Company in connection with any Asset Sale, (i) each trade payable incurred in the ordinary course of business of the Company or any Restricted Subsidiary, (ii) each current liability that is in an amount less than $50,000 on an individual basis, and (iii) each liability due within 90 days of the date of consummation of such Asset Sale, in the case of each of clauses
(i) through (iii), that is assumed by the transferee of the assets that are subject to such Asset Sale pursuant to customary assumption provisions.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In calculating the Fixed Charge Coverage Ratio, acquisitions will be given pro forma effect as follows:

     (i) (A) acquisitions that have been made or are being made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including through mergers or consolidations and including any related financing transactions) shall be deemed to have occurred on the first day of the four-quarter reference period, and

        (B) for purposes of determining the pro forma effects of any such acquisition, Consolidated Cash Flow shall be increased to reflect the annualized amount of any cost savings expected by the Company to be realized in connection with such acquisition (from steps to be taken not later than the first anniversary of such acquisition, and without reduction for any non-recurring charges expected in connection with such acquisition), as set forth in an Officers' Certificate signed by the Company's chief executive and chief financial officers (which shall be determinative of such matters) which states (x) the amount of such increase, (y) that such increase is based on the reasonable beliefs of the officers executing such Officers' Certificate at the time of such execution (and that estimates of cost savings from prior acquisitions have been reevaluated and updated) and (z) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

     (ii) Consolidated Cash Flow shall be further increased to reflect the annualized amount of any cost savings expected by the Company but not yet realized in respect of any acquisition made by the Company during the four fiscal quarters immediately preceding the four-quarter reference period prior to the Calculation Date, to the extent such cost savings are (x) expected to result from steps taken not later than the first anniversary of the relevant acquisition and (y) determined and certified as set forth in clause (i) above.

In addition, in calculating the Fixed Charge Coverage Ratio, discontinued operations will be given pro forma effect as follows:

     (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and

     (2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) paid to any Person other than the Company or a Restricted Subsidiary on any series of Preferred Stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person paying the dividend, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each Subsidiary of the Company that executes a Senior Subordinated Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns, while such Senior Subordinated Guarantee is outstanding.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Holder" means a holder of any of the Notes or the Exchange Notes.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is not an Affiliate of the Company and that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than cash advances made to suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities (directly from the issuer thereof or from third parties) together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Equity Interests of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Joint Ventures" means all corporations, partnerships, associations or other business entities (i) that are engaged in a Principal Business and (ii) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries of the Company (or a combination thereof).

     "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit issued pursuant to the Bank Credit Agreement, which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mortgage Financing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary of the Company after the date of the Indenture.

     "Mortgage Refinancing" means the incurrence by the Company or a Restricted Subsidiary of the Company of any Indebtedness secured by a mortgage or other Lien on real property subject to a mortgage or other Lien existing on the date of the Indenture or created or incurred subsequent to the date of the Indenture as permitted by the terms of the Indenture and owned by the Company or any Restricted Subsidiary of the Company.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Bank Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Guarantor Subsidiary" means each Subsidiary of the Company that is not a Guarantor.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness of the Company or any of its Restricted Subsidiaries or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Company, by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

     "Permitted Holders" means Goldman, Sachs & Co. and any of its Affiliates.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company (including the acquisition of any Equity Interest in a Restricted Subsidiary) (b) any investment in cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of consideration not constituting cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any Investment existing on the date of the Indenture; (f) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (g) advances to employees not in excess of $2.5 million outstanding at any one time;
(h) any Investment acquired by the Company or any of its Restricted Subsidiaries
(A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (i) Hedging Obligations; (j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (k) Investments the payment for which consists exclusively of Equity Interests (exclusive of Disqualified Stock) of the Company; and (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed $15 million plus 5% of the increase in Total Assets since the Closing Date at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries in whole or in part; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Exchange Notes, and is subordinated in right of payment to the Exchange Notes, on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

     "Principal Business" means (i) the design, manufacture and distribution of party goods and related products, including, but not limited to, tableware (such as plates, cups, cutlery, napkins and table covers), decorations, banners, balloons, novelties, horns, party hats, party favors, stationery, invitations, greeting cards, gift wrap, ribbons, gift boxes, gift bags, giftware, costumes, masks and makeup, and (ii) any activity or business incidental, directly related or similar to those set forth in clause (i) of this definition, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Related Parties" means any Person controlled by the Permitted Holders, including any partnership of which any of the Permitted Holders or their Affiliates is a general partner.

     "Repurchase Offer" means an offer made by the Company to purchase all or any portion of the Exchange Notes pursuant to the provisions described under the covenants entitled " -- Repurchase at the Option of Holders -- Change of Control" or " -- Repurchase at the Option of Holders -- Asset Sales".

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Senior Guarantees" means the Guarantees by the Guarantors of Obligations under the Bank Credit Agreement.

     "Senior Subordinated Guarantees" means the Guarantees by the Guarantors of the Obligations under the Indenture and the Exchange Notes.

     "Senior Subordinated Indebtedness" means the Exchange Notes and any other indebtedness which ranks pari passu in right of payment to the Exchange Notes.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

     "Specified Real Estate" means the real properties owned by the Company or its Subsidiaries as of the date of the Indenture, comprising the distribution facilities in Chester, New York, Montreal, Quebec, Canada, and Melbourne, Australia.

     "Stated Maturity"means, with respect to any installment of interest or principal on, or any other payments with respect to, any series of Indebtedness, the date on which such payment of interest or principal or other payment (including any sinking fund payment) was scheduled, or required to be paid, but shall not include any acceleration of such payment or any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Asset Sale Offer" has the meaning set forth under the caption " -- Repurchase at the Option of Holders -- Asset Sales".

     "Subordinated Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries which is expressly by its terms subordinated in right of payment to any other Senior Subordinated Indebtedness.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means any Subsidiary (other than the Guarantors or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed and does not otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under "Certain Covenants -- Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and, so long as such Unrestricted Subsidiary remains a Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under " -- Incurrence of Indebtedness and Issuance of Disqualified Stock', the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock", and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX
              CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Notes by holders who acquire the Exchange Notes in the Exchange Offer. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to such a prospective holder of the Exchange Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Exchange Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code. This summary also does not describe any tax consequences under state, local, or foreign tax laws.

     The discussion is based upon the Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes which are different from those discussed herein.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) a domestic corporation or domestic partnership; (iii) an estate other than a "foreign estate" as defined in Section 7701(a)(31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Taxation of Stated Interest. In general, U.S. Holders of the Exchange Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Effect of Optional Redemption and Repurchase. Under certain circumstances the Company may be entitled to redeem a portion of the Exchange Notes. In addition, under certain circumstances, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. The Company does not believe that these rules should apply to either the Company's right to redeem Exchange Notes or to the holders' rights to require the Company to repurchase Exchange

Notes. Therefore, the Company has no present intention of treating such redemption and repurchase provisions of the Exchange Notes as affecting the computation of the yield to maturity or maturity date of the Exchange Notes.

     Sale or other Taxable Disposition of the Exchange Notes. The sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Exchange Note.

     A U.S. Holder's basis in an Exchange Note acquired in exchange for a Note pursuant to the terms set forth in this Prospectus should be the same as such U.S. Holder's basis in the Notes exchanged therefor. See "Certain Federal Income Tax Consequences of the Exchange Offer", above. Otherwise, a U.S. Holder's initial tax basis in an Exchange Note purchased by such Holder will be equal to the price paid for the Exchange Note.

     Any gain or loss on the sale or other taxable disposition of an Exchange Note generally will be capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     Backup Withholding. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Exchange Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Exchange Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest on an Exchange Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

MARKET DISCOUNT AND PREMIUM

     If a U.S. Holder of an Exchange Note has a tax basis in the Exchange Note that is less than its "stated redemption price at maturity," the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of any accured market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the term of a debt instrument remaining after the acquisition. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Exchange Note (or the Note for which the Exchange Note was exchanged, as the case may be). A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     If a U.S. Holder purchases an Exchange Note (or purchased the Note for which the Exchange Note was exchanged, as the case may be) for an amount greater than the sum of all amounts payable on the Exchange Note (or Note) after the purchase date, other than stated interest, such holder will be considered to have purchased such Exchange Note (or such Note) with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Exchange Note in such year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Exchange Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     This section discusses special rules applicable to a Non-U.S. Holder of Exchange Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. For purposes hereof, a "Non-U.S. Holder" is any person who is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business.

     Interest. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001.

     Interest that is paid to a Non-U.S. Holder on an Exchange Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest". Generally, interest on the Exchange Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes; (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Exchange Note provides the Company or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Exchange Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Note or a qualifying intermediary and furnishes the payor a copy thereof.

     Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments made after December 31, 1998, will provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Withholding Regulations also will require, in the case of Exchange Notes held by a foreign partnership, that (x) the certification described in clause (iv) above be provided by the partners and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     Sale, Exchange or Retirement of Exchange Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Exchange Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

     U.S. Information Reporting and Backup Withholding Tax. Back-up withholding generally will not apply to an Exchange Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "Certain Federal Income Tax Consequences to Non-U.S. Holders -- Interest", provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

     If payments of principal and interest are made to the beneficial owner of an Exchange Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Exchange Notes are paid to the beneficial owner of an Exchange Note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or, effective after December 31, 1998, by a foreign office of certain other persons; unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 195 days after the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May
  , 1998 (90 days after commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.


     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 195 days after the Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer.

                                    EXPERTS

     The financial statements and schedule of the Company as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996, included in this Prospectus, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the Exchange Notes will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
Audited Financial Statements and Schedule:
  Report of Independent Auditors.......................................................    F-2
  Consolidated Balance Sheets -- December 31, 1996 and 1995............................    F-3
  Consolidated Statements of Income -- For the Years Ended December 31,
     1996, 1995 and 1994...............................................................    F-4
  Consolidated Statements of Stockholders' Equity -- For the Years Ended
     December 31, 1996, 1995 and 1994..................................................    F-5
  Consolidated Statements of Cash Flows -- For the Years Ended
     December 31, 1996, 1995 and 1994..................................................    F-6
  Notes to Consolidated Financial Statements...........................................    F-8
  Schedule -- Valuation and Qualifying Accounts........................................   F-31
Unaudited Financial Statements:
  Consolidated Balance Sheets -- September 30, 1997 and December 31, 1996..............   F-32
  Consolidated Statements of Income -- For the Nine Months Ended
     September 30, 1997 and 1996.......................................................   F-33
  Consolidated Statement of Stockholders' Equity -- For the Nine Months Ended
     September 30, 1997................................................................   F-34
  Consolidated Statements of Cash Flows -- For the Nine Months Ended
     September 30, 1997 and 1996.......................................................   F-35
  Notes to Consolidated Financial Statements...........................................   F-36

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AMSCAN HOLDINGS, INC.:

     We have audited the accompanying consolidated financial statements of Amscan Holdings, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amscan Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

February 14, 1997, except for Notes 16 and 18
which are as of December 19, 1997
Stamford, Connecticut

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                         1996          1995
                                                                       --------      --------
                                           ASSETS
Current assets:
  Cash and cash equivalents.......................................     $  1,589      $  2,492
  Accounts receivable, net of allowances of $4,138 and $2,505,
     respectively.................................................       37,378        31,880
  Inventories.....................................................       45,693        45,013
  Deposits and other..............................................       11,360         2,920
                                                                       --------      --------
     Total current assets.........................................       96,020        82,305
Property, plant and equipment, net................................       34,663        29,173
Intangible assets, net............................................        7,443           350
Other assets, net.................................................        2,148         2,773
                                                                       --------      --------
     Total assets.................................................     $140,274      $114,601
                                                                       =========     =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable.........................................     $ 29,328      $ 37,849
  Subordinated debt and other to stockholders.....................        1,393        18,453
  Accounts payable................................................        7,128         5,855
  Accrued expenses................................................       10,225         9,526
  Current installments of long-term indebtedness..................        2,541         2,239
                                                                       --------      --------
     Total current liabilities....................................       50,615        73,922
Long-term indebtedness, excluding current installments............       15,085        12,284
Deferred tax liabilities..........................................        5,662            --
Other.............................................................          963         1,190
                                                                       --------      --------
     Total liabilities............................................       72,325        87,396
Stockholders' equity:
  Preferred stock.................................................           --            --
  Common stock....................................................        2,070           393
  Additional paid-in capital......................................       61,503         9,090
  Retained earnings...............................................        4,748        18,462
  Foreign currency translation adjustment.........................         (372)         (653)
  Treasury stock, at cost.........................................           --           (87)
                                                                       --------      --------
     Total stockholders' equity...................................       67,949        27,205
                                                                       --------      --------
     Total liabilities and stockholders' equity...................     $140,274      $114,601
                                                                       =========     =========

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                        -------------------------------------
                                                          1996           1995          1994
                                                        ---------      --------      --------
Net sales..........................................     $ 192,705      $167,403      $132,029
Cost of sales......................................       123,913       108,654        86,748
                                                         --------      --------      --------
     Gross profit..................................        68,792        58,749        45,281
Operating expenses:
  Selling..........................................        11,838        12,241        11,309
  General and administrative.......................        19,266        15,002        14,460
  Art and development..............................         5,173         4,256         2,796
  Non-recurring compensation in connection with the
     IPO...........................................        15,535
  Special bonuses..................................         4,222         2,581         2,200
                                                         --------      --------      --------
     Total operating expenses......................        56,034        34,080        30,765
                                                         --------      --------      --------
     Income from operations........................        12,758        24,669        14,516
Interest expense, net..............................         6,691         5,772         3,843
Other expense (income), net........................           335          (309)           82
                                                         --------      --------      --------
Income before income taxes and minority
  interests........................................         5,732        19,206        10,591
Income taxes.......................................         1,952           731           464
Minority interests.................................         1,653         1,041           160
                                                         --------      --------      --------
     Net income....................................     $   2,127      $ 17,434      $  9,967
                                                         ========      ========      ========
Pro forma data (unaudited) (note (16)):
  Income before income taxes.......................     $   4,079      $ 18,165      $ 10,431
  Pro forma income tax expense.....................         1,827         7,403         4,238
                                                         --------      --------      --------
     Pro forma net income..........................     $   2,252      $ 10,762      $  6,193
                                                         ========      ========      ========
     Pro forma net income used for pro forma net
       income per share calculation................     $  12,010
     Pro forma net income per share................     $  11,891
     Pro forma weighted average common shares
       outstanding.................................         1,010

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                         FOREIGN
                                               ADDITIONAL                CURRENCY
                                     COMMON     PAID-IN     RETAINED    TRANSLATION  TREASURY
                                      STOCK     CAPITAL     EARNINGS    ADJUSTMENT    STOCK       TOTAL
                                     -------   ----------   ---------   ----------   --------   ---------
Balance as of December 31, 1993..... $  393     $  9,090    $   9,520     $ (420)     $  (87)   $  18,496
Net income..........................                            9,967                               9,967
Subchapter S distributions and
  other.............................                           (7,450)                             (7,450)
Net change in cumulative translation
  adjustment........................                                        (193)                    (193)
                                     ------      -------     --------      -----        ----     --------
Balance as of December 31, 1994.....    393        9,090       12,037       (613)        (87)      20,820
Net income..........................                           17,434                              17,434
Subchapter S distributions and
  other.............................                          (11,009)                            (11,009)
Net change in cumulative translation
  adjustment........................                                         (40)                     (40)
                                     ------      -------     --------      -----        ----     --------
Balance as of December 31, 1995.....    393        9,090       18,462       (653)        (87)      27,205
Net income..........................                            2,127                               2,127
Net adjustment for exchange of
  shares issued in the
  Organization......................  1,123       (1,210)                                 87           --
Subchapter S distributions and
  other.............................              (7,583)     (15,841)                            (23,424)
Net proceeds from IPO...............    400       42,940                                           43,340
Shares issued to officer............     66        7,854                                            7,920
Shares issued for acquisition.......     63        7,437                                            7,500
Contribution to ESOP and stock
  bonuses...........................     25        2,975                                            3,000
Net change in cumulative translation
  adjustment........................                              281                    281
                                     ------      -------     --------      -----        ----     --------
Balance as of December 31, 1996..... $2,070     $ 61,503    $   4,748     $ (372)     $   --    $  67,949
                                     ======      =======     ========      =====        ====     ========

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------
                                                                       1996           1995           1994
                                                                     ---------      ---------      --------
Cash flows from operating activities:
  Net income....................................................     $   2,127      $  17,434      $  9,967
  Adjustments to reconcile net income to net cash provided by operating activities:
    Stock compensation expenses in connection with the IPO......        10,920
    Depreciation and amortization...............................         5,137          4,332         3,672
    Loss (gain) on disposal of property and equipment...........           660             (5)           35
    Provision for doubtful accounts.............................         2,350          1,581         2,676
    Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable.......................................        (7,848)        (9,614)       (5,041)
      Inventories...............................................          (680)       (10,548)       (5,682)
      Deposits and other, net...................................        (3,048)          (101)         (155)
      Other assets..............................................           683         (1,172)       (1,265)
      Accounts payable and accrued expenses.....................         1,972          2,814           912
                                                                     ---------      ---------      --------
      Net cash provided by operating activities.................        12,273          4,721         5,119
Cash flows from investing activities:
  Capital expenditures..........................................        (7,613)        (4,522)       (7,392)
  Proceeds from disposal of property and equipment..............                            9            98
                                                                     ---------      ---------      --------
      Net cash used in investing activities.....................        (7,613)        (4,513)       (7,294)
Cash flows from financing activities:
  Net proceeds from IPO.........................................        43,340
  Proceeds from loans, notes payable and long-term
    indebtedness................................................         3,273         42,311         6,324
  Repayment of loans, notes payable and long-term indebtedness..       (11,968)       (32,313)       (2,434)
  Proceeds from loans, notes payable and subordinated
    indebtedness to Principal Stockholder.......................                        4,000         6,316
  Repayment of loans, notes payable and subordinated
    indebtedness to Principal Stockholder.......................       (17,179)        (2,842)
  Subchapter S distributions and other..........................       (23,424)       (11,009)       (7,450)
                                                                     ---------      ---------      --------
      Net cash (used in) provided by financing activities.......        (5,958)           147         2,756
  Effect of exchange rate changes on cash.......................           395            (92)          270
                                                                     ---------      ---------      --------
      Net increase (decrease) in cash and cash equivalents......          (903)           263           851
Cash and cash equivalents at beginning of year..................         2,492          2,229         1,378
                                                                     ---------      ---------      --------
Cash and cash equivalents at end of year........................     $   1,589      $   2,492      $  2,229
                                                                     =========      =========      ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest......................................................     $   7,826      $   4,486      $  4,025
  Taxes.........................................................         1,085            601           112

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL INFORMATION ON NONCASH ACTIVITIES:

     Capital lease obligations of $3,395 and $648 were incurred in 1996 and 1994 respectively. There were no capital lease obligations incurred in 1995.

     In conjunction with the IPO, John A. Svenningsen (the "Principal Stockholder") and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliated entities for 15,024,616 and 138,461 shares, respectively, in the Company.

     In conjunction with the IPO, the Company entered into an agreement to purchase an additional 50% of Am-Source, Inc. The Am-Source, Inc. stockholders exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500.

     In conjunction with the IPO, the Company incurred stock compensation expense of $7,920 for the issuance of stock to an officer and $3,000 for the establishment of the ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of common stock ("IPO") involving the sale of 4,000,000 shares of its common stock at $12.00 per share. The IPO was completed on December 18, 1996 pursuant to which the Principal Stockholder and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliates for 15,024,616 and 138,461 shares, respectively, in Amscan Holdings (the "Organization") and in the case of the Principal Stockholder, $133,000 in cash. Prior to the IPO, certain subsidiaries of Amscan Holdings were operated as Subchapter S corporations for federal and, where available, for state income tax purposes. In connection with the IPO, such subsidiaries declared a dividend representing distributions of accumulated Subchapter S corporation profits and a return of capital. These amounts were reflected as subordinated debt and repaid from the net proceeds of the IPO.

     Amscan Holdings and its subsidiaries (collectively the "Company") design, manufacture, contract for manufacture and distribute party and novelty goods principally in the United States, Canada and Europe.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Amscan Holdings and its majority-owned subsidiaries (or with respect to less than majority-owned subsidiaries, on the equity basis). In connection with the IPO, there was a transfer of ownership between the former stockholders of Amscan Inc. and certain of its affiliates and Amscan Holdings whereby Amscan Holdings became the holding company for the business conducted by Amscan Inc. and certain of its affiliates. Such transfer of ownership was accounted for in a manner similar to a pooling of interests and resulted in Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. being taxed as Subchapter C corporations under federal and certain state income tax requirements. All material intercompany balances and transactions have been eliminated in consolidation. For periods prior to December 18, 1996, financial statements are presented on a combined basis. The name, Amscan Holdings' ownership and a brief description of the principal business activity of each consolidated subsidiary is presented below.

             SUBSIDIARY                OWNERSHIP                 PRINCIPAL ACTIVITY
------------------------------------   ---------    ---------------------------------------------
Amscan Inc..........................      100%      Manufacturer -- paper tableware; and
                                                    distributor -- worldwide
Am-Source, Inc......................      100       Manufacturer -- plastic products
Trisar, Inc.........................      100       Manufacturer -- gift products
Amscan Distributors (Canada) Ltd....      100       Distributor -- Canada
Amscan Holdings Limited.............       75       Distributor -- United Kingdom
Amscan (Asia-Pacific) Pty. Ltd......       85       Distributor -- Australia and Asia
Amscan Partyartikel GmbH............       95       Distributor -- Germany
Amscan Svenska AB...................      100       Distributor -- Sweden
Amscan de Mexico, S.A. de C.V.......       50       Distributor -- Mexico
JCS Realty Corp.....................      100       Real estate -- Canada
SSY Realty Corp.....................      100       Real estate -- United States

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  ACQUISITIONS

     In conjunction with the IPO, the Company entered into an agreement to acquire an additional 50% of Am-Source, Inc. The stockholders of Am-Source, Inc. exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500,000. The acquisition has been accounted for as a purchase and the excess purchase price over the fair value of the net assets acquired of $7,443,000 is being amortized on a straight-line basis over thirty years.

     The results of operations for the acquisition of the 50% balance of Am-Source, Inc. are included in the accompanying financial statements from the date of acquisition. The results of operations for this acquisition for the years ended December 31, 1996, 1995 and 1994 had the acquisition occurred at the beginning of 1994, are not significant.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH EQUIVALENTS

     Highly liquid investments with a maturity of three months or less when purchased are considered to be equivalents.

  INVENTORIES

     Substantially all inventories of the Company are valued at the lower cost or market (principally on the first-in, first-out method).

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment are stated at cost. Machinery and equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  INTANGIBLE ASSETS

     Intangible assets are comprised of $7,443,000 and $350,000 at December 31, 1996 and 1995 respectively, of goodwill, net of amortization, which represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over periods ranging from three years to thirty years. Accumulated amortization was $1,050,000 and $700,000 as of December 31, 1996 and 1995, respectively.

     The Company adopted Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). Such adoption had no impact on the Company's financial statements. In accordance with SFAS No. 121, the Company systematically reviews the recoverability of its intangible and other long-lived assets by comparing their unamortized carrying value to their related anticipated undiscounted future cash flows. Any impairment related to long-lived assets is measured by reference to the assets' fair market value, and any impairment related to goodwill is measured against discounted cash flows. Impairments are charged to expense when such determination is made.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  REVENUE RECOGNITION

     The Company recognizes revenue from product sales when the goods are shipped to the customers. Product returns and warranty costs are immaterial.

  CATALOGUE COSTS

     The Company expenses costs associated with the production of annual catalogues when incurred.

  ART AND DEVELOPMENT COSTS

     Art and development costs are primarily internal costs that are not easily associated with specific designs which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

  INCOME TAXES

     Prior to the IPO, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. were operated as Subchapter S corporations for federal income and, where available, for state income tax purposes. As a result, these corporations did not record or pay any federal or state income taxes except in states which do not recognize Subchapter S corporation status.

     Since December 18, 1996, the Company has been taxed as a Subchapter C corporation, and as a result, the Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under the asset and liability method of SFAS 109, certain income and expense items are reported differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  NON-RECURRING COMPENSATION EXPENSES

     In conjunction with the IPO, the Company has recorded non-recurring compensation expenses of $15,535,000 in 1996 related to stock and cash payments of $12,535,000 to certain executives in connection with the termination of prior employment agreements and $3,000,000 for the establishment of an ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.

  STOCK-BASED COMPENSATION

     The Company has accounted for the distribution of stock and for the issuance of stock options under its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"). As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 (see note (10)).

  FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION

     Realized foreign currency exchange gains or losses, which result from the settlement of receivables or payables in currencies other than U.S. dollars, are credited or charged to operations. Unrealized gains or losses on foreign currency exchanges are insignificant.

     The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are reflected as a separate component of stockholders' equity.

  CONCENTRATION OF CREDIT RISK

     While the Company's customers are geographically disbursed throughout North America, South America, Europe, Asia and Australia, there is a concentration of sales made to and accounts receivable from the stores which operate in the party superstore channel of distribution. At December 31, 1996 and 1995, the Company's two largest customers, with approximately 185 stores, accounted for 21.7% and 12%, respectively, of consolidated accounts receivable. For the years ended December 31, 1996, 1995 and 1994, sales to the Company's two largest customers represented 21.5%, 17% and 10%, respectively, of consolidated net sales. Of such amount, sales to the Company's largest customer represented 14.5%, 11% and 8%, respectively. No other group or combination of customers subjected the Company to a concentration of credit risk.

  RECLASSIFICATIONS

     In connection with the preparation of the accompanying financial statements, the Company has classified printing plates purchased from third party vendors as property, plant and equipment. Previously, the Company classified such printing plates that are used in the Company's manufacturing process as other assets. Prior balances of property, plant and equipment and other assets have been reclassified accordingly.

     Certain other amounts in prior financial statements have been reclassified to conform to the current year presentation.

  USE OF ESTIMATES

     Management has made estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) INVENTORIES

     Inventories at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                      1996         1995
                                                                     -------      -------
    Finished goods..............................................     $42,127      $42,125
    Raw materials...............................................       3,863        2,277
    Work-in-process.............................................       1,388        1,839
                                                                     -------      -------
                                                                      47,378       46,241
    Less: reserve for slow moving and obsolete inventory........      (1,685)      (1,228)
                                                                     -------      -------
                                                                     $45,693      $45,013
                                                                     ========     ========

(4) PROPERTY, PLANT AND EQUIPMENT

     Major classifications of property, plant and equipment at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                                ESTIMATED
                                                     1996          1995        USEFUL LIVES
                                                   --------      --------      ------------
    Machinery and equipment...................     $ 31,621      $ 25,530           3-15
    Buildings.................................       10,153         9,524          31-40
    Data processing equipment.................        9,259         6,123              5
    Leasehold improvements....................        3,449         4,784             25
    Furniture and fixtures....................        3,071         2,370             10
    Land......................................        1,917         1,917             --
                                                   --------      --------
                                                     59,470        50,248
    Less: accumulated depreciation and
      amortization............................      (24,807)      (21,075)
                                                   --------      --------
                                                   $ 34,663      $ 29,173
                                                   =========     =========

     Depreciation and amortization expense was $4,787,000, $3,982,000 and $3,322,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(5) LOANS AND NOTES PAYABLE

     The Company has entered into a revolving credit agreement with several banks which expires on September 20, 2000. Amounts available for borrowing under this agreement, subject to asset availability and other restrictions, are as follows (dollars in thousands):

    September 20, 1996 -- September 19, 1997................................     $55,000
    September 20, 1997 -- September 20, 2000................................      60,000

     Such revolving credit agreement is collateralized by a first lien on certain of the assets of the Company. The revolving credit agreement provides for interest on the borrowings to be based on either a prime borrowing rate or LIBOR plus 0.875%, whichever is lower. Additionally, the revolving credit agreement requires the Company to comply with certain covenants including the maintenance of financial ratios, as defined. At December 31, 1996, the Company was in compliance with all such covenants.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Loans and notes payable outstanding at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                           1996        1995
                                                                          -------     -------
Revolving credit line with interest at LIBOR plus 0.875% (6.75% and
  6.41%, at December 31, 1996 and 1995, respectively).................    $ 5,000     $35,000
Revolving credit line with interest at the prime rate (8.25% and 8.5%,
  at December 31, 1996 and 1995, respectively)........................     23,950       2,060
Revolving credit line denominated in Canadian Dollars with interest at
  the Canadian prime rate (4.75% at December 31, 1996)................        378
Revolving credit line denominated in British Pounds Sterling with interest at the U.K. Base rate plus 2% (8.5% at December 31,
  1995)...............................................................                    789
                                                                          -------     -------
                                                                          $29,328     $37,849
                                                                          =======     =======

     The weighted average interest rates on loans and notes payable outstanding at December 31, 1996 and 1995 were 7.95% and 6.57%, respectively.

     The Company is currently involved in three interest rate swap transactions covering $25,000,000 of its outstanding obligation under the revolving credit agreement. The transactions fix the interest rates as indicated below and entitles the Company to settle with the counterparty on a quarterly basis, the product of the notional amount times the amount, if any, by which the ninety day LIBOR exceeds the fixed rate. Net payments to the counterparty under the swap agreements for the years ended December 31, 1996, 1995 and 1994, which have been recorded as additional interest expense, were as follows (dollars in thousands):

                                                                               ADDITIONAL INTEREST
                                                                                     EXPENSE
                                         NOTIONAL                  FIXED      ---------------------
          DATE OF CONTRACT                AMOUNT        TERM        RATE      1996     1995     1994
-------------------------------------    --------     --------     ------     ----     ----     ---
September 28, 1994...................    $  5,000     10 years      7.945%    $122     $ 94     $34
May 12, 1995.........................      10,000      5 years      6.590      105       42
July 20, 1995........................      10,000     10 years      6.750      122       38
                                                                              ----     ----     ---
                                                                              $349     $174     $34
                                                                              ====     ====     ===

(6) LONG-TERM INDEBTEDNESS

     Long-term indebtedness at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                      1996         1995
                                                                     -------      -------
    Mortgage obligations(a).....................................     $ 6,654      $ 6,956
    Term loans(b)...............................................       5,778        5,152
    Capital lease obligations(c)................................       5,194        2,415
                                                                     -------      -------
      Total long-term indebtedness..............................      17,626       14,523
    Less: current installments..................................      (2,541)      (2,239)
                                                                     -------      -------
    Long-term indebtedness, excluding current installments......     $15,085      $12,284
                                                                     =======      =======

     (a) The Company has mortgage obligations payable to financial institutions relating to certain distribution facilities due through September 13, 2004. The mortgages are

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         collateralized by specific real estate assets of the Company and carry interest rates ranging from the Canadian prime rate plus 0.5% (5.25% and 8.0% as of December 31, 1996 and 1995, respectively) to 8.51%. At December 31, 1996 and 1995, $2,100,000 and $1,800,000 of mortgage obligations, respectively, are denominated in Canadian dollars.

     (b) The Company has various term loans payable to financial institutions due through April 1, 2002. The loans are collateralized by specific assets of the Company and carry interest rates which range from 8.01% to 9.5%.

     (c) The Company has entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.71% to prime rate plus 1.0% (9.25% at December 31, 1996) which extend to 2003.

     At December 31, 1996, principal maturities of long-term indebtedness consisted of the following (dollars in thousands):

                                                                        CAPITAL
                                                       MORTGAGES         LEASE
                                                       AND LOANS      OBLIGATIONS       TOTAL
                                                       ---------      -----------      -------
    1997..........................................      $ 1,682         $ 1,139        $ 2,821
    1998..........................................        1,741           1,243          2,984
    1999..........................................        1,718           1,176          2,894
    2000..........................................        1,682           1,136          2,818
    2001..........................................        1,682           1,281          2,963
    Thereafter....................................        3,927             147          4,074
                                                        -------          ------        -------
                                                         12,432           6,122         18,554
    Amount representing interest..................                         (928)          (928)
                                                        -------          ------        -------
    Long-term indebtedness........................      $12,432         $ 5,194        $17,626
                                                        =======          ======        =======

(7)  DUE TO PRINCIPAL STOCKHOLDER

     At December 31, 1996 and 1995, the Company owed the Principal Stockholder $1,274,000 and $16,000,000, respectively, under a subordinated note with interest payable monthly. This note is subject to a subordination agreement among the Principal Stockholder, Amscan Inc., and the lenders involved with the revolving credit agreement as discussed in note (5). Interest is the prime rate plus 0.5% (8.75% and 9% at December 31, 1996 and 1995, respectively).

     Prior to the IPO, certain subsidiaries of the Company declared a dividend representing distributions of accumulated Subchapter S profits of $15,841,000 and a return of capital of $7,583,000. These amounts and nearly all of the previous balances of subordinated debt were repaid from the net proceeds of the IPO. A waiver was obtained from the banks for the repayment of these amounts due to the Principal Stockholder.

     Further, the Company had unsecured current loans payable to the Principal Stockholder aggregating $2,453,000 at December 31, 1995 at interest rates ranging from 7% to 12%. The loans had different forms of collateral but were generally subordinated to the credit facility discussed in note (5). During 1996, these amounts were converted to subordinated debt.

(8)  EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company maintain a profit-sharing plan for all eligible employees providing for annual discretionary contributions to a trust. As of January 1, 1995, the plan required

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the subsidiaries to match 25% to 50% of the first 6% of an employee's annual salary contributed to the plan. Benefit expense for the years ended December 31, 1996, 1995 and 1994 totaled $731,000, $558,000 and $548,000, respectively.

     In connection with the IPO, the Company established the Employee Stock Ownership Plan (the "ESOP") for the benefit of its domestic employees and authorized the payments of stock bonuses to certain of such employees. There was a special one-time issuance of 250,000 shares of common stock of the Company, valued at $1,898,000 for the establishment of the ESOP and $1,102,000 for payment of stock bonuses.

(9)  SPECIAL BONUSES

     During the periods presented, Amscan Inc. had employment agreements with certain key executives and senior managers which provided for these individuals to receive annual bonuses based upon the pre-tax income of Amscan, Inc. and certain of its affiliates. These bonuses, which amounted to approximately 18% to 20% of pre-tax income, are reflected in the Consolidated Statements of Operations in the caption "Special Bonuses". These individuals will not receive such special bonuses after 1996. At December 31, 1996 and 1995, respectively, $1,584,000 and $2,581,000 were accrued for such bonuses and included in accrued expenses.

(10)  STOCK OPTION PLAN

     In 1996, the Company adopted a stock option plan (the "Plan") pursuant to which a committee of the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 2,000,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price no less than the stock's fair market value at the date of grant. An option may not be exercised within one year of grant and no option will be exercisable after ten years from the date granted. Participants may exercise approximately 25% of the total number of shares granted in each year subsequent to the year of the grant.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the stock option plan. Had the Company's stock option plan been determined based on the fair value of the options granted at the grant date, the compensation cost for 1996 would not have been material.

     Options were issued in connection with the IPO totaling 425,000 shares of common stock at the initial offering price. It has been assumed that the estimated fair value of the options is amortized on a straight line basis to compensation expense over the vesting period of the grant, which is approximately four years. The estimated fair value of each option on the date of grant is $5.22, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 25%; risk-free interest rate of 6.43%; and expected lives of 7 years. All options issued were outstanding and none was exercisable as of December 31, 1996.

(11)  INCOME TAXES

     Prior to the consummation of the IPO, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. elected to be taxed as Subchapter S corporations under the Internal Revenue Code. Accordingly, these companies were not subject to federal and state income taxes, to the extent that states recognize Subchapter S corporation status. Upon the termination of the Subchapter S corporation status in connection with the IPO, the aforementioned companies became subject to federal and state income taxes. The cumulative effect of such tax status change relating to the

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recording of deferred taxes as of December 18, 1996 was $786,000 and has been included in the income tax expense for the year ended December 31, 1996.

     A summary of the domestic and foreign pre-tax income for the years ended December 31, 1996, 1995 and 1994 were as follows (dollars in thousands):

                                                            1996        1995         1994
                                                           ------      -------      -------
    Domestic..........................................     $3,137      $17,750      $10,009
    Foreign...........................................      2,595        1,456          582

     The provision for income taxes consisted of the following (dollars in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1996       1995      1994
                                                                ------      ----      ----
    Current:
      Foreign..............................................     $  992      $731      $464
      State................................................        212
                                                                ------      ----      ----
         Total current provision...........................      1,204       731       464
                                                                ------      ----      ----
    Deferred:
      Change in tax status.................................        786
      Foreign..............................................        100
      Federal..............................................       (113)
      State................................................        (25)
                                                                ------      ----      ----
         Total deferred provision..........................        748        --        --
                                                                ------      ----      ----
    Income tax expense.....................................     $1,952      $731      $464
                                                                ======      ====      ====

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1996, the deferred assets and liabilities consisted of the following (dollars in thousands):

    Current deferred tax assets:
      Provision for doubtful accounts........................................     $1,692
      Accrued liabilities....................................................      1,568
      Inventories............................................................      1,438
      Other..................................................................        175
                                                                                  ------
         Current deferred tax assets.........................................     $4,873
                                                                                  ======
    Non-current deferred tax liabilities:
      Property, plant and equipment..........................................     $4,484
      Future taxable income resulting from a change in accounting method for
         tax purposes........................................................        823
      Other..................................................................        355
                                                                                  ------
    Non-current deferred tax liabilities.....................................     $5,662
                                                                                  ======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

     The difference between the Company's effective tax rate and the federal statutory rate of 35% is reconciled below:

                                                                 YEARS ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1996       1995       1994
                                                                -----      -----      -----
    Provision at federal statutory rate....................      35.0%      35.0%      35.0%
    Effect of Subchapter S income not subject to federal
      income taxes.........................................     (19.1)     (32.3)     (33.1)
    Change in tax status...................................      13.7
    Other..................................................       4.5        1.1        2.5
                                                                -----      -----      -----
    Effective tax rate.....................................      34.1%       3.8%       4.4%
                                                                =====      =====      =====

(12)  STOCKHOLDERS' EQUITY

  INITIAL PUBLIC OFFERING

     On December 18, 1996, the Company completed the IPO in which it sold 4,000,000 shares of its common stock for $12.00 per share. The proceeds, net of underwriter's discount, fees and expenses, of $43,340,000 were used to repay subordinated debt outstanding to stockholders and loans payable to banks.

     At December 31, 1996, the Company's authorized capital stock consisted of 5,000,000 shares of preferred stock, $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of common stock, $0.10 par value, of which 20,698,076 shares were issued and outstanding.

(13)  LEASES

     The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through October 1, 2001 (see also note (6)). At December 31, 1996 and 1995, the amount of machinery and equipment and related accumulated amortization recorded under capital leases and included with property, plant and equipment consisted of the following (dollars in thousands):

                                                                       1996         1995
                                                                      -------      ------
    Machinery and equipment......................................     $ 6,452      $3,174
    Less: accumulated amortization...............................      (1,042)       (564)
                                                                      -------      ------
                                                                      $ 5,410      $2,610
                                                                      =======      ======

     Amortization of assets held under capitalized leases is included with depreciation expense.

     The Company has several noncancelable operating leases with unaffiliated third parties, primarily for office and manufacturing space, showrooms, and warehouse equipment that expire

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

over the next eight years. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

     At December 31, 1996, the Company also had noncancelable operating leases with the Principal Stockholder and real estate entities owned either directly or indirectly by the Principal Stockholder ("Unconsolidated Affiliates") for warehouse and office space that expire over the next five years. Rent due to Unconsolidated Affiliates represents future commitments associated with property leased by the Company from the Principal Stockholder or such entities owned directly or indirectly by the Principal Stockholder.

     At December 31, 1996 future minimum lease payments under all operating leases consisted of the following (dollars in thousands):

                                                                     UNCONSOLIDATED
                                                  THIRD PARTIES        AFFILIATES         TOTAL
                                                  -------------      --------------      -------
    1997.....................................        $ 3,831             $2,246          $ 6,077
    1998.....................................          3,883              2,309            6,192
    1999.....................................          2,713              2,374            5,087
    2000.....................................          1,908              1,239            3,147
    2001.....................................          1,908                167            2,075
    2002-2006................................          6,184                               6,184
    2007-2011................................          4,631                               4,631
    2012-2016................................          4,325                               4,325
    Thereafter...............................            505                                 505
                                                     -------             ------          -------
                                                     $29,888             $8,335          $38,223
                                                     =======             ======          =======

     Rent expense for the years ended December 31, 1996, 1995 and 1994 was $5,300,000, $2,547,000 and $2,245,000, respectively, of which $2,134,000,
$936,000 and $893,000, respectively, related to leases with Unconsolidated Affiliates.

     On April 5, 1996, the Company entered into an operating lease agreement with a third party whereby the Company may lease up to $11,000,000 of machinery and equipment. The agreement provides for equal monthly payments over 12 years, including renewal options. In connection with this agreement, the Company has entered into commitments for equipment with a fair value of approximately $10,800,000 as of December 31, 1996. Assuming the entire lease facility is utilized, future minimum lease payments will be increased as follows (dollars in thousands):

          1997.........................................................     $ 1,305
          1998.........................................................       1,305
          1999.........................................................       1,305
          2000.........................................................       1,305
          2001.........................................................       1,305
          Thereafter...................................................       9,135
                                                                            -------
                                                                            $15,660
                                                                            =======

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14)  SEGMENT INFORMATION

  INDUSTRY SEGMENTS

     The Company operates in one industry segment which involves the design, manufacture, contract for manufacture and distribution of party and novelty goods.

  GEOGRAPHIC SEGMENTS

     The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in the foreign markets of Australia, Canada, Germany, Mexico, Sweden, and the United Kingdom. No one single foreign operation is significant to the Company's consolidated operations. Intersegment sales between geographic areas are made at cost plus a share of operating profit.

     The Company's geographic area data for each of the three fiscal years ended December 31, 1996, 1995 and 1994 were as follows (dollars in thousands):

                                           DOMESTIC      FOREIGN       ELIMINATIONS      CONSOLIDATED
                                           --------      --------      ------------      ------------
1996
Sales to unaffiliated customers.......     $168,165      $ 24,540                          $192,705
Sales between geographic areas........        8,643           116        $ (8,759)               --
                                           --------      --------        --------          --------
Net sales.............................     $176,808      $ 24,656        $ (8,759)         $192,705
                                           ========      ========        ========          ========
Income from operations................     $ 10,643      $  2,115                          $ 12,758
                                           ========      ========
Interest expense, net.................                                                        6,691
Other expense, net....................                                                          335
                                                                                           --------
Income before income taxes and
  minority interests..................                                                     $  5,732
                                                                                           ========
Identifiable assets...................     $127,472      $ 12,802                          $140,274
                                           ========      ========                          ========

1995
Sales to unaffiliated customers.......     $146,198      $ 21,205                          $167,403
Sales between geographic areas........        8,508            60        $ (8,568)               --
                                           --------      --------        --------          --------
Net sales.............................     $154,706      $ 21,265        $ (8,568)         $167,403
                                           ========      ========        ========          ========
Income from operations................     $ 22,782      $  1,887                          $ 24,669
                                           ========      ========
Interest expense, net.................                                                        5,772
Other income, net.....................                                                         (309)
                                                                                           --------
Income before income taxes and
  minority interests..................                                                     $ 19,206
                                                                                           --------
Identifiable assets...................     $ 99,123      $ 15,478                          $114,601
                                           ========      ========                          ========


                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                           DOMESTIC      FOREIGN       ELIMINATIONS      CONSOLIDATED
                                           --------      --------        --------          --------
1994
Sales to unaffiliated customers.......     $115,196      $ 16,833                          $132,029
Sales between geographic areas........        5,645            89        $ (5,734)               --
                                           --------      --------        --------          --------
Net sales.............................     $120,841      $ 16,922        $ (5,734)         $132,029
                                           ========      ========        ========          ========
Income from operations................     $ 13,468      $  1,048                          $ 14,516
Interest expense, net.................                                                        3,843
Other expense, net....................                                                           82
                                           --------      --------        --------          --------
Income before income taxes and
  minority interests..................                                                     $ 10,591
Identifiable assets...................     $ 80,117      $ 13,767                          $ 93,884
                                           ========      ========        ========          ========

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, accounts receivables, deposits and other current assets, loans and notes payable, accounts payable, accrued expenses (non-derivatives) and other current liabilities approximates fair value at December 31, 1996 because of the short term maturity of those instruments or their variable rate of interest.

     The carrying amounts for long term debt approximates fair value at December 31, 1996. Fair value has been estimated by discounting the future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

     The fair value of interest rate swaps is the estimated amount that the bank would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Termination of the swap agreements at December 31, 1996 would require the Company to pay the bank $719,500.

(16)  PRO FORMA DATA (UNAUDITED)

     Pro forma net income for the years ended December 31, 1996, 1995 and 1994 give effect to pro forma income tax provisions at statutory rates (40.5%) assuming Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. had not elected Subchapter S corporation status for those periods.

     For purposes of the pro forma net income per share calculation for the year ended December 31, 1996, net income has been adjusted to give effect to (i) the reduction in compensation expenses ($14,173,000) paid to an officer assuming the officer was a stockholder as of the beginning of the period presented, (ii) the reduction in interest expense related to bank debt and subordinated indebtedness due to the Principal Stockholder assuming such debt was repaid from the net proceeds of the IPO as of the beginning of the period presented ($2,228,000), and (iii) additional pro forma income taxes calculated at 40.5% assuming Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. had not elected Subchapter S corporation status ($6,518,000).

     The pro forma weighted average common shares outstanding represents the number of common shares outstanding following the Effective Time (see note
(18)).

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17)  SUBSEQUENT EVENT

     On January 8, 1997, an additional 422,400 shares of common stock were sold at $12.00 per share to cover the over-allotments as provided for in the underwriting agreements between the Company and the underwriters associated with the IPO. The proceeds, net of underwriter's discount, fees and expenses, of $4,588,984 were used to repay borrowings outstanding to banks.

(18)  MERGER TRANSACTION

     On August 10, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti will be merged with and into Amscan Holdings (the "Merger"), with Amscan Holdings as the surviving corporation.

     On December 19, 1997 (the "Effective Time"), the Merger was consummated pursuant to the Merger Agreement. Confetti was merged with and into the Company, with the Company as the surviving corporation. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by Confetti) were converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (A) $16.50 in cash (the "Cash Consideration") or (B) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder (the "Mixed Consideration"), with fractional shares of Company Common Stock paid in cash. The Estate of John A. Svenningsen (the "Estate"), which owned approximately 72% of the outstanding Company Common Stock immediately prior to the Effective Time, elected to retain almost 10% of the outstanding shares of Company Common Stock. No stockholder other than the Estate elected to retain shares. Also pursuant to the Merger Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of Confetti ("Confetti Common Stock"), was converted into an equal number of shares of Company Common Stock as surviving corporation in the Merger. Pursuant to certain employment arrangements, certain employees of the Company purchased an aggregate of 10 shares of Company Common Stock following the Effective Time. Accordingly, in the Merger the 825 shares of Confetti Common Stock owned by GSCP immediately prior to the Effective Time were converted into 825 shares of Company Common Stock, representing approximately 81.7% of the 1,010 issued and outstanding shares of the Company immediately following the Effective Time.

     The Merger was financed with an equity contribution of approximately $67.5 million (including contributions of Company Common Stock by certain employee stockholders and including issuances of restricted stock), $117 million from a senior term loan and $110 million from the issuance of senior subordinated notes. The senior subordinated notes are guaranteed jointly and severally, fully and unconditionally, by each of the Company's wholly-owned domestic subsidiaries, which include Amscan Inc., Trisar, Inc., Am-Source, Inc., SSY Realty Corp. and JCS Realty Corp.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Non-guarantor companies include the following:

     -  Amscan Distributors (Canada) Ltd.

     -  Amscan Holdings Limited

     -  Amscan (Asia-Pacific) Pty. Ltd.

     -  Amscan Partyartikel GmbH

     -  Amscan Svenska AB

     -  Amscan de Mexico, S.A. de C.V.

     The following consolidating information presents consolidating balance sheets as of December 31, 1996 and 1995, and the related consolidating statements of income and cash flows for the years ended December 31, 1996, 1995, and 1994 for the combined guarantors and the combined non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                 AMSCAN
                                              HOLDINGS AND     COMBINED
                                                COMBINED         NON-
                                               GUARANTORS     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                              ------------    ----------    ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents................     $    272       $  1,317                       $  1,589
  Accounts receivable, net.................       32,605          4,773                         37,378
  Inventories..............................       40,101          5,592                         45,693
  Deposits and other.......................       10,749            611                         11,360
                                               ---------       --------      ---------       ---------
       Total current assets................       83,727         12,293                         96,020
Property, plant and equipment, net.........       33,387          1,276                         34,663
Intangible assets, net.....................        7,443             --                          7,443
Other assets, net..........................       12,298             --       $(10,150)          2,148
                                               ---------       --------      ---------       ---------
       Total assets........................     $136,855       $ 13,569       $(10,150)       $140,274
                                               =========       ========      =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable..................     $ 28,950       $    378                       $ 29,328
  Subordinated debt and other due to
     stockholders..........................        1,392              1                          1,393
  Accounts payable.........................        6,843            285                          7,128
  Accrued expenses.........................        8,650           1575                         10,225
  Current installments of long-term
     obligations...........................        2,472             69                          2,541
                                               ---------       --------      ---------       ---------
       Total current liabilities...........       48,307          2,308                         50,615
Long-term obligations, excluding current
  portion..................................       14,994             91                         15,085
Deferred tax liabilities...................        5,605             57                          5,662
Other......................................                       4,021       $ (3,058)            963
                                               ---------       --------      ---------       ---------
       Total liabilities...................       68,906          6,477         (3,058)         72,325
Stockholders' equity:
  Preferred Stock..........................
  Common Stock.............................        2,070            339           (339)          2,070
  Additional paid-in capital...............       61,503            158           (158)         61,503
  Retained earnings........................   4,748.....          6,911         (6,911)          4,748
  Foreign currency translation
     adjustment............................         (372)          (316)           316            (372)
                                               ---------       --------      ---------       ---------
       Total stockholders' equity..........       67,949          7,092         (7,092)         67,949
                                               ---------       --------      ---------       ---------
       Total liabilities and stockholders'
          equity...........................     $136,855       $ 13,569       $(10,150)       $140,274
                                               =========       ========      =========       =========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents..............      $  1,593        $    899                         $  2,492
  Accounts receivable, net...............        27,969           3,911                           31,880
  Inventories............................        39,643           5,370                           45,013
  Deposits and other.....................         2,298             622                            2,920
                                               --------         -------         -------         --------
       Total current assets..............        71,503          10,802                           82,305
Property, plant and equipment, net.......        28,059           1,114                           29,173
Intangible assets, net...................           350                                              350
Other assets, net........................         6,047                        $ (3,274)           2,773
                                               --------         -------         -------         --------
       Total assets......................      $105,959        $ 11,916        $ (3,274)        $114,601
                                               ========         =======         =======         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable................      $ 37,060        $    789                         $ 37,849
  Subordinated debt and other due to
     stockholders........................        18,174             279                           18,453
  Accounts payable.......................         4,511           1,344                            5,855
  Accrued expenses.......................         9,526                                            9,526
  Current installments of long-term
     obligations.........................         2,197              42                            2,239
                                               --------         -------         -------         --------
       Total current liabilities.........        71,468           2,454                           73,922
Long-term obligations, excluding current
  portion................................        12,218              66                           12,284
Other....................................           655           3,809        $ (3,274)           1,190
                                               --------         -------         -------         --------
       Total liabilities.................        84,341           6,329          (3,274)          87,396
Stockholders' equity:
  Preferred Stock........................                                                             --
  Common Stock...........................            54             339                              393
  Additional paid-in capital.............         9,082               8                            9,090
  Retained earnings......................        12,636           5,826                           18,462
  Foreign currency translation
     adjustment..........................           (67)           (586)                            (653)
  Treasury stock, at cost................           (87)                                             (87)
                                               --------         -------         -------         --------
  Total stockholders' equity.............        21,618           5,587                           27,205
                                               --------         -------         -------         --------
       Total liabilities and
          stockholders' equity...........      $105,959        $ 11,916        $ (3,274)        $114,601
                                               ========         =======         =======         ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
Net sales................................      $176,808        $ 24,656        $ (8,759)        $192,705
Cost of sales............................       118,244          15,704         (10,035)         123,913
                                               --------         -------       ---------         --------
       Gross profit......................        58,564           8,952           1,276           68,792
Operating expenses:
  Selling expenses.......................         9,723           2,173             (58)          11,838
  General and administrative expenses....        15,718           4,562          (1,014)          19,266
  Art and development....................         5,173                                            5,173
  Non-recurring compensation in
     connection with the IPO.............        15,535                                           15,535
     Special bonuses.....................         4,222                                            4,222
                                               --------         -------       ---------         --------
       Income from operations............         8,193           2,217           2,348           12,758
Interest expense, net....................         6,602               3              86            6,691
Other expense (income), net..............        (5,550)            (38)          5,923              335
                                               --------         -------       ---------         --------
       Income before income taxes and
          minority interests.............         7,141           2,252          (3,661)           5,732
Income taxes.............................         1,035             917                            1,952
Minority interests.......................         1,403             250                            1,653
                                               --------         -------       ---------         --------
       Net income........................      $  4,703        $  1,085        $ (3,661)        $  2,127
                                               ========         =======       =========         ========
Pro forma data (unaudited) (note(16)):
  Income before income taxes.............                                                       $  4,079
  Pro forma income tax expense...........                                                          1,827
                                                                                                --------
       Pro forma net income..............                                                       $  2,252
                                                                                                ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
Net sales................................      $154,706        $ 21,265        $ (8,568)        $167,403
Cost of sales............................       107,009          13,447         (11,802)         108,654
                                             ------------     ----------     ------------     ------------
       Gross profit......................        47,697           7,818           3,234           58,749
Operating expenses:
  Selling expenses.......................        10,273           1,968                           12,241
  General and administrative expenses....        12,188           3,896          (1,082)          15,002
  Art and development....................         4,256                                            4,256
  Special bonuses........................         2,581                                            2,581
                                             ------------     ----------     ------------     ------------
       Income from operations............        18,399           1,954           4,316           24,669
  Interest expense, net..................         5,582             304            (114)           5,772
  Other expense (income), net............        (3,170)           (154)          3,015             (309)
                                             ------------     ----------     ------------     ------------
       Income before income taxes and
          minority interests.............        15,987           1,804           1,415           19,206
Income taxes.............................            83             648                              731
Minority interests.......................           927             114                            1,041
                                             ------------     ----------     ------------     ------------
       Net income........................      $ 14,977        $  1,042        $  1,415         $ 17,434
                                             ==========       =========      ==========       ==========
Pro forma data (unaudited) (note(16)):
  Income before income taxes.............                                                       $ 18,165
  Pro forma income tax expense...........                                                          7,403
                                                                                              ------------
       Pro forma net income..............                                                       $ 10,762
                                                                                              ==========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
Net sales................................      $120,841        $ 16,922        $ (5,734)        $132,029
Cost of sales............................        83,512          10,649          (7,413)          86,748
                                               --------         -------       ---------         --------
       Gross profit......................        37,329           6,273           1,679           45,281
Operating expenses:
  Selling expenses.......................         9,427           1,882                           11,309
  General and administrative expenses        12,528....           3,321          (1,389)          14,460
  Art and development....................         2,474                             322            2,796
  Special bonuses........................         2,200                                            2,200
                                               --------         -------       ---------         --------
       Income from operations............        10,700           1,070           2,746           14,516
Interest expense, net....................         3,775              68                            3,843
Other expense (income), net..............        (2,593)             34           2,641               82
                                               --------         -------       ---------         --------
       Income before income taxes and
          minority interests.............         9,518             968             105           10,591
Income taxes.............................            73             391                              464
Minority interests.......................           103              57                              160
                                               --------         -------       ---------         --------
       Net income........................      $  9,342        $    520        $    105         $  9,967
                                               ========         =======       =========         ========
Pro forma data (unaudited) (note(16)):
  Income before income taxes.............                                                       $ 10,431
  Pro forma income tax expense...........                                                          4,238
                                                                                                --------
       Pro forma net income..............                                                       $  6,193
                                                                                                ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                   AMSCAN
                                                HOLDINGS AND     COMBINED
                                                  COMBINED         NON-
                                                 GUARANTORS     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                                ------------    ----------    ------------    ------------
Cash flows from operating activities:
  Net income.................................    $    4,703      $  1,085      $   (3,661)     $    2,127
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Stock compensation expense in connection
       with the IPO..........................        10,920                                        10,920
     Depreciation and amortization...........         4,764           373                           5,137
     Loss on disposal of property and
       equipment.............................           660                                           660
     Provision for doubtful accounts.........         2,048           302                           2,350
     Changes in operating assets and
       liabilities, net of acquisitions:
          Accounts receivable................        (6,684)       (1,164)                         (7,848)
          Inventories........................        (1,574)         (222)          1,116            (680)
          Deposits and other, net............        (3,544)          496                          (3,048)
          Other assets.......................        (1,670)         (215)          2,568             683
          Accounts payable and accrued
            expenses.........................         1,508           516             (52)          1,972
                                                  ---------      --------        --------       ---------
          Net cash provided by operating
            activities.......................        11,131         1,171             (29)         12,273
Cash flows from investing activities:
  Capital expenditures.......................        (7,076)         (537)                         (7,613)
                                                  ---------      --------        --------       ---------
          Net cash used in investing
            activities.......................        (7,076)         (537)                         (7,613)
Cash flows from financing activities:
  Net proceeds from IPO......................        43,340                                        43,340
  Proceeds from loans, notes payable and
     long-term indebtedness..................         2,777           496                           3,273
  Repayment of loans, notes payable and long-
     term indebtedness.......................       (11,113)         (855)                        (11,968)
  Repayment of loans, notes and subordinated
     indebtedness to Principal Stockholder...       (16,900)         (279)                        (17,179)
  Subchapter S distributions and other.......       (23,574)          150                         (23,424)
                                                  ---------      --------        --------       ---------
          Net cash used in financing
            activities.......................        (5,470)         (488)                         (5,958)
Effect of exchange rate changes on cash......            94           272              29             395
                                                  ---------      --------        --------       ---------
          Net increase (decrease) in cash and
            cash equivalents.................        (1,321)          418              --            (903)
Cash and cash equivalents at beginning of
  year.......................................         1,593           899                           2,492
                                                  ---------      --------        --------       ---------
Cash and cash equivalents at end of year.....    $      272      $  1,317              --      $    1,589
                                                  =========      ========        ========       =========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                      AMSCAN
                                                   HOLDINGS AND      COMBINED
                                                     COMBINED          NON-
                                                    GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                                   ------------     ----------     ------------     ------------
Cash flows from operating activities:
  Net income...................................    14$,977....       $  1,042        $  1,415         $ 17,434
  Adjustments to reconcile net income to net
    cash provided by activities:
    Depreciation and amortization..............    4,029.....             303                            4,332
    Gain on disposal of property and
      equipment................................            (5)                                              (5)
    Provision for doubtful accounts............         1,570              11                            1,581
    Changes in operating assets and
      liabilities:
         Accounts receivable...................        (8,769)           (845)                          (9,614)
         Inventories...........................        (9,055)         (1,493)                         (10,548)
         Deposits and other, net...............           128            (229)                            (101)
         Other assets..........................        (1,282)          1,525          (1,415)          (1,172)
         Accounts payable and accrued
           expenses............................         3,088            (274)                           2,814
                                                     --------         -------         -------         --------
    Net cash provided by operating
      activities...............................         4,681              40              --            4,721
Cash flows from investing activities:
  Capital expenditures.........................        (4,033)           (489)                          (4,522)
  Proceeds from disposal of property and
    equipment..................................             9                                                9
                                                     --------         -------         -------         --------
         Net cash used in investing
           activities..........................        (4,024)           (489)                          (4,513)
Cash flows from financing activities:
  Proceeds from loans, notes payable and
    long-term indebtedness.....................        41,415             896                           42,311
  Repayment of loans, notes payable and
    long-term indebtedness.....................       (32,246)            (67)                         (32,313)
  Proceeds from loans, notes and subordinated
    indebtedness to Principal Stockholder......         4,000                                            4,000
  Repayment of loans, notes and subordinated
    indebtedness to Principal Stockholder......        (2,557)           (285)                          (2,842)
  Subchapter S distributions and other.........       (11,009)                                         (11,009)
                                                     --------         -------         -------         --------
         Net cash (used in) provided by
           financing activities................          (397)            544                              147
Effect of exchange rate changes on cash........           (23)            (69)                             (92)
                                                     --------         -------         -------         --------
         Net increase in cash and cash
           equivalents.........................           237              26                              263
Cash and cash equivalents at beginning of
  year.........................................         1,356             873                            2,229
                                                     --------         -------         -------         --------
Cash and cash equivalents at end of year.......      $  1,593        $    899              --         $  2,492
                                                     ========         =======         =======         ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                  AMSCAN
                                               HOLDINGS AND       COMBINED
                                                 COMBINED           NON-
                                                GUARANTORS       GUARANTORS      ELIMINATIONS      CONSOLIDATED
                                               ------------      ----------      ------------      ------------
Cash flows from operating activities:
  Net income..............................       $  9,342         $    520          $  105           $  9,967
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.........          3,522              150                              3,672
    Loss on disposal of property and
      equipment...........................             35                                                  35
    Provision for doubtful accounts.......          2,676                                               2,676
    Changes in operating assets and
      liabilities:
         Accounts receivable..............         (4,495)            (546)                            (5,041)
         Inventories......................         (4,904)            (778)                            (5,682)
         Deposits and other, net..........         (1,126)           1,076            (105)              (155)
         Other assets.....................         (1,280)              15                             (1,265)
         Accounts payable and accrued
           expenses.......................            969              (57)                               912
                                                  -------            -----            ----            -------
         Net cash provided by operating
           activities.....................          4,739              380              --              5,119
Cash flows from investing activities:
  Capital expenditures....................         (7,276)            (116)                            (7,392)
  Proceeds from disposal of property and
    equipment.............................             98                                                  98
                                                  -------            -----            ----            -------
         Net cash used in investing
           activities.....................         (7,178)            (116)                            (7,294)
Cash flows from financing activities:
  Proceeds from loans, notes payable and
    long-term indebtedness................          6,266               58                              6,324
  Repayment of loans, notes payable and
    long-term indebtedness................         (2,434)                                             (2,434)
  Proceeds from loans, notes and
    subordinated indebtedness to Principal
    Stockholder...........................          6,316                                               6,316
  Subchapter S distributions and other....         (7,450)                                             (7,450)
                                                  -------            -----            ----            -------
         Net cash provided by financing
           activities.....................          2,698               58                              2,756
Effect of exchange rate changes on cash...            403             (133)                               270
                                                  -------            -----            ----            -------
         Net increase in cash and cash
           equivalents....................            662              189                                851
Cash and cash equivalents at beginning of
  year....................................            694              684                              1,378
                                                  -------            -----            ----            -------
Cash and cash equivalents at end of
  year....................................       $  1,356         $    873              --           $  2,229
                                                  =======            =====            ====            =======

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                             (DOLLARS IN THOUSANDS)

                                                  BEGINNING                                     ENDING
                                                   BALANCE       WRITE-OFFS      ADDITIONS      BALANCE
                                                  ---------      ----------      ---------      -------
Allowance for Doubtful Accounts:
  For the year ended:
     December 31, 1994.......................      $ 1,104         $1,855         $ 2,676       $ 1,925
     December 31, 1995.......................        1,925          1,001           1,581         2,505
     December 31, 1996.......................        2,505            717           2,350         4,138

                                                  BEGINNING                                     ENDING
                                                   BALANCE       WRITE-OFFS      ADDITIONS      BALANCE
                                                  ---------      ----------      ---------      -------
Inventory Reserves
  For the year ended:
     December 31, 1994.......................      $   609         $  375         $   600       $   834
     December 31, 1995.......................          834            406             800         1,228
     December 31, 1996.......................        1,228            731           1,188         1,685

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                     DECEMBER 31,
                                                                                         1996
                                                                  SEPTEMBER 30,      ------------
                                                                      1997           (NOTE)
                                                                  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................................       $     684          $  1,589
  Accounts receivable, net of allowances.....................          56,276            37,378
  Inventories................................................          48,736            45,693
  Deposits and other current assets..........................           9,680            11,360
                                                                     --------          --------
       Total current assets..................................         115,376            96,020
Property, plant and equipment, net...........................          37,157            34,663
Intangible assets, net.......................................           7,540             7,443
Other assets, net............................................           2,687             2,148
                                                                     --------          --------
       Total assets..........................................       $ 162,760          $140,274
                                                                     ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable....................................       $  10,020          $ 29,328
  Subordinated and other indebtedness due to stockholders....                             1,393
  Accounts payable...........................................          11,153             7,128
  Accrued expenses...........................................           7,317             9,403
  Income taxes payable.......................................           6,458               822
  Current portion of long-term obligations...................           5,556             2,541
                                                                     --------          --------
       Total current liabilities.............................          40,504            50,615
Long-term obligations, excluding current portion.............          24,828            15,085
Deferred tax liabilities.....................................           5,585             5,662
Other........................................................           2,841               963
                                                                     --------          --------
       Total liabilities.....................................          73,758            72,325
Stockholders' equity:
Preferred Stock ($0.10 par value; 5,000,000 shares
  authorized; none issued and outstanding) Common stock
  ($0.10 par value; 50,000,000 shares authorized; 21,120,476
  and 20,698,076 shares issued, respectively)................           2,112             2,070
Additional paid-in-capital...................................          65,985            61,503
Retained earnings............................................          21,649             4,748
Foreign currency translation adjustment......................            (454)             (372)
Treasury stock, at cost (21,691 shares)......................            (290)
                                                                     --------          --------
       Total stockholders' equity............................          89,002            67,949
                                                                     --------          --------
          Total liabilities and stockholders' equity.........       $ 162,760          $140,274
                                                                     ========          ========

Note: The balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FOR THE NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                                        1996
                                                                                      ---------
                                                                        1997           (NOTE)
                                                                     -----------
                                                                     (UNAUDITED)
Net sales.......................................................     $   161,286      $ 147,008
Cost of sales...................................................         103,460         92,861
                                                                      ----------       --------
Gross profit....................................................          57,826         54,147
Operating expenses:
  Selling expenses..............................................           9,598          8,691
  General and administrative expenses...........................          13,225         14,113
  Art and development costs.....................................           3,891          3,671
  Special bonuses...............................................                          3,300
                                                                      ----------       --------
       Total operating expenses.................................          26,714         29,775
                                                                      ----------       --------
       Income from operations...................................          31,112         24,372
Interest expense, net...........................................           2,654          4,569
Other (income) expense, net.....................................            (219)          (301)
                                                                      ----------       --------
       Income before income taxes and minority interests........          28,677         20,104
Income taxes....................................................          11,627            767
Minority interests..............................................             149          1,242
                                                                      ----------       --------
       Net income...............................................     $    16,901      $  18,095
                                                                      ==========       ========
       Pro forma net income per common share (Note (5)).........     $    16,734
                                                                      ==========
       Pro forma weighted average common shares outstanding
          (Note (5))............................................           1,010
                                                                      ==========
Pro forma data (Note(6)):
  Income before income taxes....................................                      $  18,862
  Pro forma income tax expense..................................                          7,888
                                                                                       --------
  Pro forma net income..........................................                      $  10,974
                                                                                       ========

Note: The statement of income for the nine months ended September 30, 1996 has been derived from the audited consolidated financial statements at that date.

           See accompany notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                          FOREIGN
                                               ADDITIONAL                 CURRENCY
                                     COMMON     PAID-IN      RETAINED    TRANSLATION   TREASURY
                                     STOCK      CAPITAL      EARNINGS    ADJUSTMENT     STOCK       TOTAL
                                     ------    ----------    --------    ----------    --------    -------
                                                            (DOLLARS IN THOUSANDS)
Balance as of December 31, 1996...   $2,070     $ 61,503     $  4,748      $ (372)                 $67,949
Net income........................                             16,901                               16,901
Net proceeds from sale of Common
  Stock (Note 3)..................      42         4,482                                             4,524
Payments to acquire treasury
  stock...........................                                                      $ (290)       (290)
Net change in translation
  adjustment......................                                            (82)                     (82)
                                     ------    ----------    --------    ----------    --------    -------
Balance as of September 30, 1997..   $2,112     $ 65,985     $ 21,649      $ (454)      $ (290)    $89,002
                                     =======    ========     ========    =========     =======     ========

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                      FOR THE NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                      --------------------------
                                                                                         1996
                                                                                       ---------
                                                                         1997           (NOTE)
                                                                      -----------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................      $  16,901       $  18,095
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................          4,505           3,579
     Provision for doubtful accounts.............................          1,423             963
     Gain on disposal of equipment...............................            (29)
     Changes in operating assets and liabilities:
     Increase in accounts receivable.............................        (24,310)        (20,442)
     Increase in inventories.....................................         (3,043)            (61)
     Decrease in deposits and other current assets...............          2,469             262
     Increase in accounts payable, accrued expenses and income
       taxes payable.............................................          7,575          (1,029)
  Other, net.....................................................          2,988             195
                                                                         -------         -------
          Net cash provided by operating activities..............          8,479           1,562
Cash flows from investing activities:
  Capital expenditures...........................................         (6,895)         (5,574)
  Proceeds from disposal of equipment............................            140
                                                                         -------
          Net cash used in investing activities..................         (6,755)         (5,574)
Cash flows from financing activities:
  Net proceeds from sale of Common Stock.........................          4,524
  Proceeds from loans, notes payable and long-term obligations...         15,620          10,242
  Repayment of loans, notes payable and long-term obligations....        (22,208)         (2,003)
  Repayment of subordinated and other indebtedness due to
     stockholders................................................           (182)         (3,220)
  Payments to acquire treasury stock.............................           (290)             --
                                                                         -------         -------
          Net cash (used in) provided by financing activities....         (2,536)          5,019
  Effect of exchange rate changes on cash and cash equivalents...            (93)             31
                                                                         -------         -------
  Net (decrease) increase in cash and cash equivalents...........           (905)          1,038
  Cash and cash equivalents at beginning of period...............          1,589           2,492
                                                                         -------         -------
  Cash and cash equivalents at end of period.....................      $     684       $   3,530
                                                                         =======         =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid..................................................      $   2,622       $   4,970
  Taxes paid.....................................................      $   6,612       $     546

     Supplemental information on non-cash activities:

     Capital lease obligations of $59 and $2,074 were incurred during the nine months ended September 30, 1997 and 1996, respectively.

     During September 1996, the Company declared the distribution of $7,600 of previously provided capital and $13,067 of previously undistributed earnings. Such amounts were included in subordinated and other indebtedness to stockholders.

Note: The statement of cash flows for the nine months ended September 30, 1996 has been derived from the audited consolidated financial statements at that date.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

NOTE (1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities (the "Affiliated Group"). An initial public offering of 4,000,000 shares of the Company's Common Stock at $12.00 per share (the "IPO") was completed on December 18, 1996 pursuant to which the principal stockholder (the "Principal Stockholder") and certain affiliates of the Principal Stockholder exchanged shares in the Affiliated Group for 15,024,616 and 138,461 shares, respectively, in Amscan Holdings (the "Organization") and in the case of the Principal Stockholder, $133,000 in cash. Prior to the IPO, certain members of the Affiliated Group were operated as Subchapter S corporations for federal and, where available, state income tax purposes. In connection with the IPO, such members declared dividends representing distributions of accumulated Subchapter S corporation profits and a return of capital. These amounts were reflected as subordinated debt and repaid from the net proceeds of the IPO.

     Amscan Holdings and its subsidiaries (collectively the "Company") design, manufacture, contract for manufacture and distribute paper and plastic party goods, accessories and novelty items principally in the United States, Canada and Europe.

NOTE (2)  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Amscan Holdings and its majority-owned subsidiaries. Investments in less than majority-owned subsidiaries are accounted for on an equity basis. As a result of the transfer of ownership between the former stockholders of the Affiliated Group and Amscan Holdings, certain members of the Affiliated Group terminated their Subchapter S election on December 18, 1996 and are being taxed as Subchapter C corporations under federal and certain state income tax requirements. Such transfer of ownership was accounted for in a manner similar to a pooling of interests. For the period prior to December 18, 1996, financial statements are presented on a combined basis. Certain reclassifications have been made to conform to the current year's presentation.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The results of operations may be affected by seasonal factors such as the timing of holidays or industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the financial statements and footnotes thereto included in the Amscan Holdings annual report on Form 10-K for the year ended December 31, 1996.

NOTE (3)  COMMON STOCK

     On January 8, 1997, an additional 422,400 shares of the Company's Common Stock were sold at $12.00 per share to cover the over-allotment option as provided for in the underwriting agreement between the Company and the underwriters associated with the IPO. The proceeds, net of

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
underwriters' discount, fees and expenses, of $4,523,984 were used to repay outstanding bank borrowings.

NOTE (4)  INVENTORIES

     Inventories consisted of the following:

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                  1997               1996
                                                              -------------      ------------
                                                              (IN THOUSANDS)
    Finished goods.......................................        $45,357           $ 42,127
    Raw materials........................................          3,408              3,863
    Work-in-process......................................          1,708              1,388
                                                                 -------            -------
                                                                  50,473             47,378
    Less: reserve for slow moving and obsolete
      inventory..........................................         (1,737)            (1,685)
                                                                 -------            -------
                                                                 $48,736           $ 45,693
                                                                 =======            =======

     Substantially all inventories are valued at the lower of cost, determined on a first in-first out basis, or market.

NOTE (5)  PRO FORMA NET INCOME PER COMMON SHARE

     Pro forma net income per common share is computed by dividing net income by the number of common shares outstanding following the Effective Time (see Note
(7)).

NOTE (6)  INCOME TAXES

     The consolidated income tax provision for the nine months ended September 30, 1997 was determined based upon an estimate of the Company's consolidated effective income tax rates for the year ending December 31, 1997. The differences between the consolidated effective income tax rate and the U.S. Federal statutory rate are primarily attributable to state income taxes and the effects of foreign operations.

     The amounts shown as income taxes for the nine months ended September 30, 1996 consisted principally of foreign income taxes as most of the members of the Affiliated Group had elected Subchapter S Corporation status for such period. Pro forma net income for the nine months ended September 30, 1996 gives effect to pro forma income tax provisions at an estimated effective tax rate (40.5%) assuming those members of the Affiliated Group had not elected Subchapter S corporation status for such periods.

NOTE (7)  MERGER TRANSACTION

     On August 10, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti will be merged with and into Amscan Holdings (the "Merger"), with Amscan Holdings as the surviving corporation.

     On December 19, 1997 (the "Effective Time"), the Merger was consummated pursuant to the Merger Agreement. Confetti was merged with and into the Company, with the Company as the

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
surviving corporation. At the Effective Time, each share of the Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned, directly or indirectly, by the Company or by Confetti) were converted, at the election of each of the Company's stockholders, into the right to receive from the Company either (A) $16.50 in cash (the "Cash Consideration") or (B) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares held by such stockholder (the "Mixed Consideration"), with fractional shares of Company Common Stock paid in cash. The Estate of John A. Svenningsen (the "Estate"), which owned approximately 72% of the outstanding Company Common Stock immediately prior to the Effective Time, elected to retain almost 10% of the outstanding shares of Company Common Stock. No stockholder other than the Estate elected to retain shares. Also pursuant to the Merger Agreement, at the Effective Time each outstanding share of Common Stock, par value $0.10 per share, of Confetti ("Confetti Common Stock"), was converted into an equal number of shares of Company Common Stock as surviving corporation in the Merger. Pursuant to certain employment arrangements, certain employees of the Company purchased an aggregate of 10 shares of Company Common Stock following the Effective Time. Accordingly, in the Merger the 825 shares of Confetti Common Stock owned by GSCP immediately prior to the Effective Time were converted into 825 shares of Company Common Stock, representing approximately 81.7% of the 1,010 issued and outstanding shares of the Company immediately following the Effective Time.

     The Merger was financed with an equity contribution of approximately $67.5 million (including contributions of Company Common Stock by certain employee stockholders and including issuances of restricted stock), $117 million from a senior term loan and $110 million from the issuance of senior subordinated notes. The senior subordinated notes are guaranteed jointly and severally, fully and unconditionally, by each of the Company's wholly-owned domestic subsidiaries, which include Amscan Inc., Trisar, Inc., Am-Source, Inc., SSY Realty Corp. and JCS Realty Corp.

     Non-guarantor companies include the following:

     -  Amscan Distributors (Canada) Ltd.

     -  Amscan Holdings Limited

     -  Amscan (Asia-Pacific) Pty. Ltd.

     -  Amscan Partyartikel GmbH

     -  Amscan Svenska AB

     -  Amscan de Mexico, S.A. de C.V.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The following consolidating information presents consolidating balance sheets as of September 30, 1997, and the related consolidating statements of income and cash flows for the nine-month periods ended September 30, 1997 and 1996 for the combined guarantors and the combined non-guarantors and the elimination entries necessary to consolidate the entities comprising the combined companies.

                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                      AMSCAN
                                                   HOLDINGS AND      COMBINED
                                                     COMBINED          NON-
                                                    GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                                   ------------     ----------     ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................     $    111        $    573                         $    684
  Accounts receivable, net......................       50,253           6,023                           56,276
  Inventories...................................       40,396           8,340                           48,736
  Deposits and other current assets.............        8,697             983                            9,680
                                                       ------          ------          ------           ------
      Total current assets......................       99,457          15,919                          115,376
  Property, plant and equipment, net............       35,470           1,687                           37,157
  Intangible assets, net........................        7,254             286                            7,540
  Other assets, net.............................       14,490                        $(11,803)           2,687
                                                       ------          ------          ------           ------
      Total assets..............................     $156,671        $ 17,892        $(11,803)        $162,760
                                                       ======          ======          ======           ======
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable                            $  9,550        $    470                         $ 10,020
  Accounts payable..............................       10,471             682                           11,153
  Accrued expenses..............................        5,872           1,445                            7,317
  Income taxes payable..........................        5,953             505                            6,458
  Current portion of long-term obligations......        5,489              67                            5,556
                                                       ------          ------          ------           ------
      Total current liabilities.................       37,335           3,169                           40,504
Long-term obligations excluding current
  portion.......................................       24,749              79                           24,828
Deferred tax liabilities........................        5,585                                            5,585
Other...........................................                        6,915        $ (4,074)           2,841
                                                       ------          ------          ------           ------
      Total liabilities.........................       67,669          10,163          (4,074)          73,758
Stockholders' equity:
  Preferred Stock...............................                                                            --
  Common Stock..................................        2,112             339            (339)           2,112
  Additional paid-in capital....................       65,985             458            (458)          65,985
  Retained earnings.............................       21,649           7,322          (7,322)          21,649
  Foreign currency translation adjustment.......         (454)           (390)            390             (454)
  Treasury stock, at cost.......................         (290)                                            (290)
                                                       ------          ------          ------           ------
      Total stockholders' equity................       89,002           7,729          (7,729)          89,002
                                                       ------          ------          ------           ------
         Total liabilities and stockholders'
           equity...............................     $156,671        $ 17,892        $(11,803)        $162,760
                                                       ======          ======          ======           ======

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
Net sales................................      $151,378        $ 19,054        $ (9,146)        $161,286
Cost of sales............................       100,485          12,803          (9,828)         103,460
                                               --------         -------         -------         --------
  Gross profit...........................        50,893           6,251             682           57,826
Operating expenses:
  Selling expenses.......................         7,257           2,341                            9,598
  General and administrative expenses....        10,654           3,045            (474)          13,225
  Art and development costs..............         3,891                                            3,891
                                               --------         -------         -------         --------
       Total operating expenses..........        21,802           5,386            (474)          26,714
                                               --------         -------         -------         --------
          Income from operations.........        29,091             865           1,156           31,112
Interest expense, net....................         2,615              39                            2,654
Other income, net........................        (1,312)             (6)          1,099             (219)
                                               --------         -------         -------         --------
          Income before income taxes and
            minority interests...........        27,788             832              57           28,677
Income taxes.............................        11,308             273              46           11,627
Minority interests.......................                           149                              149
                                               --------         -------         -------         --------
          Net income.....................      $ 16,480        $    410        $     11         $ 16,901
                                               ========         =======         =======         ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                AMSCAN
                                             HOLDINGS AND      COMBINED
                                               COMBINED          NON-
                                              GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                             ------------     ----------     ------------     ------------
Net sales................................      $136,816        $ 17,198        $ (7,006)        $147,008
Cost of sales............................        88,326          10,644          (6,109)          92,861
                                               --------         -------         -------         --------
  Gross profit...........................        48,490           6,554            (897)          54,147
Operating expenses:
  Selling expenses.......................         7,168           1,523                            8,691
  General and administrative expenses....        11,025           3,628            (540)          14,113
  Art and development costs..............         3,671                                            3,671
  Special bonuses........................         3,300                                            3,300
                                               --------         -------         -------         --------
          Total operating expenses.......        25,164           5,151            (540)          29,775
                                               --------         -------         -------         --------
          Income from operations.........        23,326           1,403            (357)          24,372
Interest expense, net....................         4,528              41                            4,569
Other income, net........................        (1,348)            (22)          1,069             (301)
                                               --------         -------         -------         --------
          Income before income taxes and
            minority interests...........        20,146           1,384          (1,426)          20,104
Income taxes.............................           268             499                              767
Minority interests.......................         1,138             104                            1,242
                                               --------         -------         -------         --------
          Net income.....................      $ 18,740        $    781        $ (1,426)        $ 18,095
                                               ========         =======         =======         ========

Pro forma data (Note (6)):
  Income before income taxes.............                                                       $ 18,862
  Pro forma income tax expense...........                                                          7,888
                                                                                                --------
          Pro forma net income...........                                                       $ 10,974
                                                                                                ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                      AMSCAN
                                                   HOLDINGS AND      COMBINED
                                                     COMBINED          NON-
                                                    GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                                   ------------     ----------     ------------     ------------
Cash flows from operating activities:
  Net income....................................    $   16,480       $    410         $   11         $   16,901
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
      Depreciation and amortization.............         4,233            272                             4,505
      Provision for doubtful accounts...........         1,116            307                             1,423
      Gain on disposal of property and
         equipment..............................           (29)                                             (29)
      Changes in operating assets and
         liabilities, net of acquisitions:
      Increase in accounts receivable...........       (22,764)        (1,546)                          (24,310)
      Increase in inventories...................          (232)        (2,748)           (63)            (3,043)
      Decrease (increase) in deposits and other
         assets, net............................         2,841           (372)                            2,469
      Increase in accounts payable and accrued
         expenses...............................         6,757            772             46              7,575
Other, net......................................           121          2,880            (13)             2,988
                                                     ---------       --------          -----           --------
      Net cash provided by (used in) operating
         activities.............................         8,523            (25)           (19)             8,479
Cash flows from investing activities:
  Capital expenditures..........................        (6,216)          (679)                           (6,895)
  Proceeds from disposal of equipment...........           140                                              140
                                                     ---------       --------          -----           --------
  Net cash used in investing activities.........        (6,076)          (679)                           (6,755)
                                                     ---------       --------          -----           --------
Cash flows from financing activities:
  Net proceeds from sale of Common Stock........         4,524                                            4,524
  Proceeds from loans, notes payable and long
    term obligations............................        15,480            140                            15,620
  Repayment of loans, notes payable and long
    term obligations............................       (22,154)           (54)                          (22,208)
  Repayment of subordinated and other
    indebtedness to stockholder.................          (181)            (1)                             (182)
  Payments to acquire treasury stock............          (290)                                            (290)
                                                     ---------       --------          -----           --------
      Net cash provided by (used in) financing
         activities.............................        (2,621)            85                            (2,536)
Effect of exchange rate changes on cash.........            13           (125)            19                (93)
                                                     ---------       --------          -----           --------
      Net decrease in cash and cash
         equivalents............................          (161)          (744)            --               (905)
Cash and cash equivalents at beginning of
  period........................................           272          1,317                             1,589
                                                     ---------       --------          -----           --------
Cash and cash equivalents at end of period......    $      111       $    573             --         $      684
                                                     =========       ========          =====           ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                      AMSCAN
                                                   HOLDINGS AND      COMBINED
                                                     COMBINED          NON-
                                                    GUARANTORS      GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                                   ------------     ----------     ------------     ------------
Cash flows from operating activities:
  Net income....................................    $   18,740       $    781        $ (1,426)       $   18,095
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
  Depreciation and amortization.................         3,313            266                             3,579
  Provision for doubtful accounts...............           808            155                               963
Changes in operating assets and liabilities:
  Increase in accounts receivable...............       (18,826)        (1,616)                          (20,442)
  Increase in inventories.......................          (244)        (1,243)          1,426               (61)
  Decrease (increase) in deposits and other
    current assets..............................           416           (154)                              262
  (Increase) decrease in other assets...........          (263)           969                               706
  (Decrease) increase in accounts payable,
    accrued expenses and income taxes payable...        (1,586)           557                            (1,029)
Other, net......................................          (511)                                            (511)
                                                      --------        -------         -------          --------
      Net cash provided by (used in) operating
         activities.............................         1,847           (285)             --             1,562
Cash flows from investing activities:
  Capital expenditures..........................        (5,166)          (408)                           (5,574)
  Proceeds from disposal of property and
    equipment...................................
                                                      --------        -------         -------          --------
      Net cash used in investing activities.....        (5,166)          (408)                           (5,574)
Cash flows from financing activities:...........
  Proceeds from loans, notes payable and long
    term obligations............................         8,771          1,471                            10,242
  Repayment of loans, notes payable and long
    term obligations............................        (1,819)          (184)                           (2,003)
  Repayment of subordinated and other
    indebtedness to stockholder.................        (2,941)          (279)                           (3,220)
                                                      --------        -------         -------          --------
      Net cash provided by financing
         activities.............................         4,011          1,008                             5,019
Effect of exchange rate changes on cash and cash
  equivalents...................................            15             16                                31
                                                      --------        -------         -------          --------
Net increase in cash and cash equivalents.......           707            331                             1,038
Cash and cash equivalents at beginning of
  period........................................         1,593            899                             2,492
                                                      --------        -------         -------          --------
Cash and cash equivalents at end of period......    $    2,300       $  1,230              --        $    3,530
                                                      ========        =======         =======          ========

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

NOTE (8)  OTHER MATTERS

     On July 7, 1997, a customer accounting for approximately 2% of the Company's consolidated sales for the nine months ended September 30, 1997 and the year ended December 31, 1996, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. According to publicly available documents, the customer is currently operating as a debtor-in-possession and plans to reorganize pursuant to the Bankruptcy Code. At September 30, 1997, amounts receivable from the customer which totaled approximately $1.8 million, have been substantially provided for in the Company's allowance for doubtful accounts. The Company does not believe the potential loss of this customer will have a material adverse effect on the Company's future results of operations or its financial condition.

     During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from a customer into an equity interest. The Company subsequently transferred this interest to the Estate for
(i) a cash payment of $1.0 million, (ii) satisfaction of approximately $2.0 million of certain debts and future lease obligations owed to the Estate, and
(iii) substantially all of the assets of Ya Otta Pinata ("Ya Otta"), a California corporation 100% owned by the Estate, at a valuation of approximately $1.0 million.

=========================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                         ------
Available Information....................     iv
Prospectus Summary.......................      1
Risk Factors.............................     20
The Exchange Offer.......................     27
Certain Federal Income Tax Consequences
  of the Exchange Offer..................     35
The Transaction..........................     36
Capitalization...........................     38
Transaction Pro Forma Consolidated
  Financial Data (Unaudited).............     39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................     52
Business.................................     67
Management...............................     77
Ownership of Capital Stock...............     89
Description of Senior Debt...............     91
Description of Exchange Notes............     94
Description of Certain Federal Income Tax
  Consequences of an Investment in the
  Exchange Notes.........................    129
Plan of Distribution.....................    133
Experts..................................    133
Validity of the Exchange Notes...........    133
Index to Financial Statements............    F-1
Independent Auditors' Report.............    F-2

=========================================================
                       =========================================================

                             AMSCAN HOLDINGS, INC.

                               OFFER TO EXCHANGE

                        9 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                        ($110,000,000 PRINCIPAL AMOUNT)

                                      FOR

                        9 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                  ($110,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                         ------------------------------

                                 [AMSCAN LOGO]
                         ------------------------------
                       =========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity at another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

     Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL also provides that to the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     In accordance with Section 145 of the DGCL, the Registrant's By-laws provide that the Registrant will indemnify, to the maximum extent permitted by applicable law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     The Registrant's By-laws also provide that expenses incurred by an officer or director in defending an action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person seeking indemnification to repay such amount in the event that it shall be ultimately determined that such person is not entitled to be indemnified by the Registrant by law or pursuant to the Registrant's By-laws. The Registrant's By-laws define the term "expenses" to include, without limitation, costs of and expenses incurred in connection with or in preparation for litigation, attorneys' fees, judgments, fines, penalties, amounts paid in settlement, excise taxes in respect of any employee benefit plan of the Registrant, and interest on any of the foregoing.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding certain illegal distributions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides that the personal liability of the Registrant's directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty by such director as a director is limited to the fullest extent permitted by Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


  2.1    Agreement and Plan of Merger, by and among Amscan Holdings, Inc. and Confetti
         Acquisition, Inc., dated as of August 10, 1997.
  3.1    Certificate of Incorporation of Amscan Holdings, Inc.
  3.2    Amended By-Laws of Amscan Holdings, Inc.
  3.3    Certificate of Incorporation of Amscan Inc.
  3.4    By-Laws of Amscan Inc.
  3.5    Restated Articles of Incorporation of Trisar, Inc.
  3.6    By-Laws of Trisar, Inc.
  3.7    Original Articles of Incorporation of Am-Source, Inc.
  3.8    By-Laws of Am-Source Inc.
  3.9    Certificate of Incorporation of SSY Realty Corp.
  3.10   By-Laws of SSY Realty Corp.
  3.11   Certificate of Incorporation of JCS Realty Corp.
  3.12   By-Laws of JCS Realty Corp.
  4.1    Indenture, dated as of December 19, 1997, by and among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company with respect to the Senior
         Subordinated Notes.
  5.1    Opinion of Wachtell, Lipton, Rosen & Katz.
 10.1    Exchange and Registration Rights Agreement, dated as of December 19, 1997, by and among the Company and Goldman, Sachs & Co.
 10.2    Revolving Loan Credit Agreement, dated as of December 19, 1997, among the Company,
         Goldman, Sachs Credit Partners L.P., as Arranger and Syndication Agent, Fleet
         National Bank as Administrative Agent and the respective lenders signatory thereto.*
 10.3    AXEL Credit Agreement, dated as of December 19, 1997, among the Company, Goldman,
         Sachs Credit Partners L.P., as Arranger and Syndication Agent, Fleet National Bank
         as Administrative Agent and the respective lenders signatory thereto.*
 10.4    Stockholders' Agreement, dated as of December 19, 1997, by and among the Company and the Stockholders thereto.
 10.5    Employment Agreement, dated as of August 10, 1997, by and among the Company and
         Gerald C. Rittenberg.

 10.6    Employment Agreement, dated as of August 10, 1997, by and among the Company and
         James M. Harrison.
 10.7    Amscan Holdings, Inc. 1997 Stock Incentive Plan (contained in Exhibit 10.4).
 12.1    Statement re computation of ratios.
 21.1    Subsidiaries of the Company.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).
 24.1    Powers of Attorney.
 25.1    Statement of Eligibility and Qualification of Trustee on Form T-1 of IBJ Schroder
         Bank & Trust Company under the Trust Indenture Act of 1939.
 99.1    Form of Letter of Transmittal for the 9 7/8% Senior Subordinated Notes due 2007.
 99.2    Form of Notice of Guaranteed Delivery.



ITEM 22.  UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          AMSCAN HOLDINGS, INC.


                                          By:                  *

                                            ------------------------------------
                                          Name: James M. Harrison
                                          Title: President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        Chief Executive Officer
------------------------------------------
           Gerald C. Rittenberg

                    *                        President, Chief Financial Officer and Treasurer
------------------------------------------
            James M. Harrison

                    *                        Secretary and Controller
------------------------------------------
           Michael A. Correale

                    *                        Chairman of the Board and Director
------------------------------------------
            Terence M. O'Toole

                    *                        Director
------------------------------------------
             Sanjeev K. Mehra

                    *                        Director
------------------------------------------
            Joseph P. DiSabato

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          AMSCAN INC.

                                          By:                  *

                                            ------------------------------------
                                          Name: James M. Harrison
                                          Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        President and Director
------------------------------------------
           Gerald C. Rittenberg

                    *                        Treasurer, Secretary and Director
------------------------------------------
            James M. Harrison

                    *                        Director
------------------------------------------
           Michael A. Correale

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          TRISAR, INC.

                                          By:                  *

                                            ------------------------------------
                                          Name: James M. Harrison
                                          Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        President and Director
------------------------------------------
           Gerald C. Rittenberg

                    *                        Treasurer, Secretary and Director
------------------------------------------
            James M. Harrison

                    *                        Director
------------------------------------------
           Michael A. Correale

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          AM-SOURCE, INC.

                                          By:                  *

                                          --------------------------------------
                                          Name: James M. Harrison
                                          Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        President and Director
------------------------------------------
           Gerald C. Rittenberg

                    *                        Treasurer, Secretary and Director
------------------------------------------
            James M. Harrison

                    *                        Director
------------------------------------------
           Michael A. Correale

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          SSY REALTY CORP.

                                          By:                  *

                                            ------------------------------------
                                          Name: James M. Harrison
                                          Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        President and Director
------------------------------------------
           Gerald C. Rittenberg

                    *                        Treasurer, Secretary and Director
------------------------------------------
            James M. Harrison

                    *                        Director
------------------------------------------
           Michael A. Correale

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.


                                          JCS REALTY CORP.

                                          By:                  *

                                            ------------------------------------
                                          Name: James M. Harrison
                                          Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 23, 1998.



                   NAME                                           TITLE
------------------------------------------   ------------------------------------------------

                    *                        President and Director
------------------------------------------
           Gerald C. Rittenberg

                    *                        Treasurer, Secretary and Director
------------------------------------------
            James M. Harrison

                    *                        Director
------------------------------------------
           Michael A. Correale

          /s/ TERENCE M. O'TOOLE
------------------------------------------
            Terence M. O'Toole
             Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
                                                                                       PAGE
                                                                                   ------------
 *2.1    Agreement and Plan of Merger, by and among Amscan Holdings, Inc. and
         Confetti Acquisition, Inc., dated as of August 10, 1997. ...............
 *3.1    Certificate of Incorporation of Amscan Holdings, Inc. ..................
 *3.2    Amended By-Laws of Amscan Holdings, Inc. ...............................
 *3.3    Certificate of Incorporation of Amscan Inc. ............................
 *3.4    By-Laws of Amscan Inc. .................................................
 *3.5    Restated Articles of Incorporation of Trisar, Inc. .....................
 *3.6    By-Laws of Trisar, Inc. ................................................
 *3.7    Original Articles of Incorporation of Am-Source, Inc. ..................
 *3.8    By-Laws of Am-Source Inc. ..............................................
 *3.9    Certificate of Incorporation of SSY Realty Corp. .......................
 *3.10   By-Laws of SSY Realty Corp. ............................................
 *3.11   Certificate of Incorporation of JCS Realty Corp. .......................
 *3.12   By-Laws of JCS Realty Corp. ............................................
 *4.1    Indenture, dated as of December 19, 1997, by and among the Company, the
         Guarantors named therein and IBJ Schroder Bank & Trust Company with respect to the Senior Subordinated Notes. ..............................
 *5.1    Opinion of Wachtell, Lipton, Rosen & Katz. .............................
*10.1    Exchange and Registration Rights Agreement, dated as of December 19,
         1997, by and among the Company and Goldman, Sachs & Co. ................
 10.2    Revolving Loan Credit Agreement, dated as of December 19, 1997, among the Company, Goldman, Sachs Credit Partners L.P., as Arranger and
         Syndication Agent, Fleet National Bank as Administrative Agent and the
         respective lenders signatory thereto.*..................................
 10.3    AXEL Credit Agreement, dated as of December 19, 1997, among the Com-
         pany, Goldman, Sachs Credit Partners L.P., as Arranger and Syndication
         Agent, Fleet National Bank as Administrative Agent and the respective lenders signatory thereto.*.............................................
 10.4    Stockholders' Agreement, dated as of December 19, 1997, by and among the
         Company and the Stockholders thereto. ..................................
*10.5    Employment Agreement, dated as of August 10, 1997, by and among the
         Company and Gerald C. Rittenberg. ......................................
*10.6    Employment Agreement, dated as of August 10, 1997, by and among the
         Company and James M. Harrison. .........................................
*10.7    Amscan Holdings, Inc. 1997 Stock Incentive Plan (contained in Exhibit
         10.4). .................................................................
 12.1    Statement re computation of ratios. ....................................
*21.1    Subsidiaries of the Company. ...........................................
*23.1    Consent of KPMG Peat Marwick LLP. ......................................
*23.2    Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit
         5.1). ..................................................................
*24.1    Powers of Attorney. ....................................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
                                                                                       PAGE
                                                                                   ------------
*25.1    Statement of Eligibility and Qualification of Trustee on Form T-1 of IBJ
         Schroder Bank & Trust Company under the Trust Indenture Act of 1939. ...
 99.1    Form of Letter of Transmittal for the 9 7/8% Senior Subordinated Notes
         due 2007. ..............................................................
 99.2    Form of Notice of Guaranteed Delivery...................................


---------------

 *  Previously filed.